Exhibit 10.7

Certain annexes, schedules and exhibits in this Agreement denoted with “[***]” have been excluded pursuant to Item 601(b)(5) of Regulation S-K and certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF LITHIUM NEVADA VENTURES LLC

Dated as of January 30, 2026

THE UNITS IN THE COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS FROM REGISTRATION. NO UNIT MAY NOT BE OFFERED OR SOLD ABSENT AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE. A UNIT ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation	1
1.3	Coordination With Schedules	2

ARTICLE II THE LIMITED LIABILITY COMPANY		2

2.1	Formation; Ratification	2
2.2	Name	3
2.3	Purposes	3
2.4	The Members	3
2.5	Term	3
2.6	Registered Agent; Offices	3
2.7	Title to Company Assets	3

ARTICLE III CAPITAL CONTRIBUTIONS; INITIAL UNIT ISSUANCES		4

3.1	Initial Capital Contributions; Initial Unit Issuances	4
3.2	Additional Required Capital Contributions	4
3.3	Additional Incremental Capital Contributions	5
3.4	Underfunding of Capital Contribution	6
3.5	Preemptive Rights	7
3.6	Right to Dispute Fair Market Value	8
3.7	Loans by Members to the Company	9
3.8	Return of Contributions	9
3.9	Reserve Accounts; Withdrawal of GM Letters of Credit	9

ARTICLE IV UNITS; MEMBERS		10

4.1	Units	10
4.2	Unit Certificates	10
4.3	Tax Treatment of the JV Warrant	11
4.4	Limited Liability	11
4.5	Meetings; Written Consent	11
4.6	Matters Requiring Additional Approval	12
4.7	No Member Fees	15
4.8	No State Law Partnership	15
4.9	Business Opportunities	15
4.10	No Fiduciary Duties	16

ARTICLE V COMPANY MANAGEMENT		16

5.1	Management	16
5.2	Board of Directors	17
5.3	Officers	20
5.4	Related Party Matters	21
5.5	Company Employees	22
5.6	DOE Board Observer	22

i

ARTICLE VI INDEMNIFICATION		23

6.1	Power to Indemnify in Actions, Suits or Proceedings	23
6.2	Authorization of Indemnification	23
6.3	Expenses Payable in Advance	24
6.4	Non-Exclusivity of Indemnification and Advancement of Expenses	24
6.5	Survival of Indemnification and Advancement of Expenses	24
6.6	Indemnification of Employees and Agents	25
6.7	Severability	25
6.8	Limitation of Liability	25
6.9	Indemnitor of First Resort	26

ARTICLE VII PROGRAMS AND BUDGETS; ADDITIONAL COVENANTS		27

7.1	Initial Approved Program and Budget	27
7.2	Operations Under Programs and Budgets	27
7.3	Presentation of Proposed Programs and Budgets	28
7.4	Sustaining Expense	29
7.5	Amendments	29
7.6	Budget Overruns; Program Changes	29
7.7	Books, Records and Access	30
7.8	Bank Accounts	35
7.9	Compliance Covenants	35
7.10	GM Phase 2 Offtake Agreement	36
7.11	GM Life of Mine Rights	36
7.12	Stakeholder Engagement	36
7.13	Employee Non-Solicit	36
7.14	Employee Incentive Plan	37
7.15	Management Fees	37
7.16	Insurance	40

ARTICLE VIII DEFAULTS AND REMEDIES		40

8.1	Defaults	40
8.2	Notice of Default	41
8.3	Defaulting Member Right to Contest	41
8.4	Rights Upon Default	41
8.5	No Penalty	41
8.6	Suspension of Rights While a Defaulting Member	41

ARTICLE IX DISTRIBUTIONS		42

9.1	Distributions	42
9.2	Liquidating Distributions	43

ARTICLE X TRANSFERS AND ENCUMBRANCES OF UNITS		44

10.1	Restrictions on Transfer	44
10.2	Transfers to Affiliates	45
10.3	Right of First Offer	45
10.4	Drag-Along Right	47
10.5	Tag-Along Rights	49
10.6	GM Put Rights	51

ARTICLE XI DISSOLUTION AND LIQUIDATION		52

11.1	Liquidation	52
11.2	Termination	52

ARTICLE XII REPRESENTATIONS AND WARRANTIES		53

12.1	Member Representations and Warranties	53
12.2	Survival	53

ARTICLE XIII MISCELLANEOUS		54

13.1	Confidentiality	54
13.2	Public Announcements	55
13.3	Notices	55
13.4	Headings	55
13.5	Waiver	55
13.6	Amendment	56
13.7	Severability	56
13.8	Rules of Construction	56
13.9	Governing Law	56
13.10	Independent Expert	56
13.11	Arbitration of Disputes	58
13.12	Waiver of Jury Trial	59
13.13	Further Assurances	59
13.14	Survival	59
13.15	No Third Party Beneficiaries	60
13.16	Entire Agreement	60
13.17	Parties in Interest	60
13.18	Specific Performance	60
13.19	Counterparts	60

Schedule “A” Defined Terms		A-1
Schedule “B” Properties		B-1
Schedule “C” Members		C-1
Schedule “D” Joinder to the Limited Liability Company Agreement		D-1
Schedule “E” Tax Matters		E-1
Schedule “F” Project		F-1
Schedule “G” Initial Approved Program and Budget		G-1
Schedule “H” Compliance Covenants		H-1

1.1	Anti-Bribery and Corruption Compliance	H-1
1.2	Trade and Sanctions Compliance	H-2
1.3	Anti-Money Laundering Compliance	H-3
1.4	Restrictions on Transactions with an FEOC	H-3

Schedule “I” GM Phase 2 Offtake Agreement		I-1
Schedule “J” Dilution Model		J-1

Schedule “K” Life-of-Mine Rights	K-1
Schedule “L” Summary of Finalized Sources & Uses	L-1
Schedule “M” Employee Incentive Plan Summary Terms	M-1
Schedule “N” GM Supply Chain Policy	N-1
Schedule “O” Illustrative Accrued Management Costs Examples	O-1

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LITHIUM NEVADA VENTURES LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Lithium Nevada Ventures LLC, a Delaware limited liability company (the “Company”), dated as of January 30, 2026 (the “Effective Date”), is adopted, executed and agreed to by the Members (as defined below) that are signatories hereto or that execute a Joinder (as defined below) after the Effective Date.

Recitals

A.	The Company was formed as a limited liability company under the Act by filing a certificate of formation with the Secretary of State of the State of Delaware on October 4, 2024 (the “Articles”).

B.

On October 4, 2024, LAC Management LLC, a Nevada limited liability company, entered into the limited liability company agreement of the Company (the “Original Agreement”) as the sole member of the Company.

C.

On December 20, 2024, the Members amended and restated the Original Agreement with that certain Amended and Restated Limited Liability Company Agreement of the Company (as amended by that certain Amendment No. 1 dated as of April 1, 2025, the “Prior Agreement”).

D.

The Parties hereto desire: (a) to enter this Agreement to provide for the governance of the Company as further contemplated by this Agreement, and (b) for this Agreement to supersede and restate the Prior Agreement in its entirety.

In consideration of the covenants and agreements in this Agreement, the Parties to or bound by this Agreement hereby amend and restate the Prior Agreement in its entirety and further agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	Definitions.

As used in this Agreement, capitalized terms have the meanings given in Schedule “A”.

1.2	Interpretation.

In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of similar import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Schedules, and not to any particular Article,

Section, or other subdivision of this Agreement or Schedules to this Agreement, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “preamble,” “recital,” or another subdivision, or to the “Schedule”, are to an Article, Section, preamble, recital or subdivision of this Agreement, or to the “Schedule” of this Agreement, (h) references to any Person include the Person’s respective successors and permitted assigns, (i) references to “dollars” or “$” shall mean the lawful currency of the United States of America, (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days, (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months, (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, and (m) any financial or accounting terms that are not otherwise defined herein shall have the meanings given under U.S. GAAP.

1.3	Coordination With Schedules.

Except as otherwise provided in a Schedule, capitalized terms used in the Schedule that are not defined in the Schedule shall have the meanings given to them in this Agreement. If any provision of a Schedule conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall control.

ARTICLE II

THE LIMITED LIABILITY COMPANY

2.1	Formation; Ratification.

(a)

The Company has been duly organized under the Act by the filing of the Articles on October 4, 2024. The Members agree that their rights and obligations relating to the Company and the administration and termination of the Company shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that also is provided for in the Act.

(b)

The Members hereby ratify any and all acts taken or caused to be taken by LAC or any “authorized person” (within the meaning of the Act) in the name of or on behalf of the Company prior to the Prior Agreement Date solely to the extent necessary to effectuate the Restructuring (as defined in the Investment Agreement), including in relation to the formation of the Company and entry into this Agreement and the transactions contemplated hereby.

2.2	Name.

The name of the Company shall be “Lithium Nevada Ventures LLC”.

2.3	Purposes.

Unless otherwise determined by the Board of Directors subject to Section 4.6, the Company is formed for the purpose of the development, construction, start-up, financing, ownership, operation and monetization of the Project, including the processing, distribution, marketing and sale of lithium products produced by the Project, and the Company is authorized to engage in any activities necessary, appropriate or incidental to any of the foregoing that are permitted by the Act.

2.4	The Members.

The Company shall maintain a register containing the name, business address, and Units of each Member, as well as any Directors appointed by each Member, updated to reflect the admission of additional or substituted Members, changes of address, changes in Units, changes to appointed Directors and other changes in accordance with this Agreement, and shall provide the updated register to any Member promptly upon the written request of the Member.

2.5	Term.

The Company commenced on the date the Articles were filed with the Secretary of State of the State of Delaware and shall continue in existence until it is liquidated or dissolved in accordance with this Agreement and the Act.

2.6	Registered Agent; Offices.

The initial registered office and registered agent of the Company are identified in the Articles. The Board of Directors may from time to time designate a successor registered office and registered agent and may amend the Articles to reflect the change without the approval of the Members. The location of the principal place of business of the Company shall be at such place as the Board of Directors may designate from time to time. The Company may have such other offices as the Board of Directors may determine appropriate.

2.7	Title to Company Assets.

Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company (or a Subsidiary thereof) as an entity, and no Member, Manager, Director, or Officer shall have any ownership interest in such Company assets. Title to any or all of the Company’s assets may be held in the name of the Company or one or more of its Subsidiaries or one or more nominees, as the Board of Directors may determine (which determination, for the avoidance of doubt, shall be subject to Sections 4.6, as applicable, and may be delegated to the Manager). All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III

CAPITAL CONTRIBUTIONS; INITIAL UNIT ISSUANCES

3.1	Initial Capital Contributions; Initial Unit Issuances.

(a)

As of the Effective Date, each Member has made (or has been deemed to have made) the amount of Capital Contributions set forth opposite its name on Schedule “C” under the heading “Initial Capital Contributions” (each, an “Initial Capital Contribution”). Except as set forth in Section 3.2, no Member has any obligation to make any additional Capital Contribution to the Company.

(b)	As of the Effective Date, the Company has issued 164,473,684,211 Units in the aggregate to the Members listed on Schedule “C” in the individual amounts specified under the heading “Units”.

(c)

The Units of the Members (as well as the Proportionate Interests) shall be adjusted (i) upon the funding of any incremental Capital Contributions as provided in Section 3.2 or 3.3 (including, with respect to Capital Contributions required to be made by such Member when required to do so and with respect to the provision of the GM Letters of Credit when required, in each case, pursuant to Section 3.2(a), the requisite adjustments set forth in the Dilution Model), and (ii) upon the Transfer by a Member of any Units under Article X.

3.2	Additional Required Capital Contributions.

(a)

The First Advance Date (as defined in the DOE Loan) occurred on October 20, 2025. GM has delivered the GM Letters of Credit for the Construction Contingency Reserve Account and the Ramp-Up Reserve Account in the amounts required by this Agreement and the DOE Loan. GM shall deliver the GM Letter of Credit for the Sustaining Capex Reserve Account to the Company at least twenty-two (22) Business Days prior to the date of Total Plant Transfer (as defined in the DOE Loan) (the “Delivery Date”); provided, that at and as of the Delivery Date, (i) the DOE Loan, as amended by the DOE Loan Amendment and the Second DOE Loan Amendment, shall remain in full force and effect, and (ii) the Company Group shall have performed or complied with, in all respects, all of their respective obligations, covenants and agreements under the DOE Loan, as amended by the DOE Loan Amendment and the Second DOE Loan Amendment, required to be performed or complied with prior to or at the Delivery Date. The Company shall be permitted to deliver the GM Letter of Credit to be posted against the Sustaining Capex Reserve Account to the DOE at Total Plant Transfer only if at and as of the date of Total Plant Transfer (w) the DOE Loan, as amended by the DOE Loan Amendment and the Second DOE Loan Amendment, shall remain in full force and effect, (x) the Company Group shall have performed or complied with, in all respects, all of their respective obligations, covenants and agreements under the DOE Loan, as amended by the DOE Loan Amendment and the Second DOE Loan Amendment, required to be performed or complied with prior to or at such time of delivery, and (y) all other conditions precedent to Total Plant Transfer (as defined in the DOE Loan) under the DOE Loan, as amended by the DOE Loan Amendment and the Second DOE Loan Amendment, shall have been satisfied or waived. Except as otherwise set forth herein, GM shall be required to deliver and maintain each GM Letter of Credit posted (or to be posted) against (A) the Construction Contingency Reserve Account and the Ramp-Up Reserve Account from the First Advance Date until the Project Completion Date (as defined in the DOE Loan), (B) the Sustaining Capex Reserve Account from Total Plant Transfer until the Release Date (as defined in the DOE Loan), (C) the Debt Service Reserve Account from the earlier of (i) the Project Completion Date and (ii) the First Principal Payment Date, until the Release Date, and (D) the O&M Reserve Account from the Project Completion Date until the Release Date. Upon the Release Date, in the event there are still any outstanding GM Letters of Credit, the Company shall promptly, and in any event within two (2) Business Days of the Release Date, notify GM in writing. Unless earlier withdrawn as set forth herein (including pursuant to this Section 3.2(a) or Section 3.9), upon the receipt of written notice of the Release Date, GM shall be entitled to withdraw the outstanding GM Letters of Credit, if any, and the Company shall cause the Subsidiary Borrower to withdraw such outstanding GM Letters of Credit in accordance with the terms and obligations set forth in the DOE Loan, the DOE ASA and the Accounts Agreement. Each beneficiary of any such GM Letter of Credit, as identified in such GM Letter of Credit, shall be permitted to seek recourse under such GM Letter of Credit. LAC shall make a Capital Contribution for the purpose of funding the DSCR Shortfall Reserve Account and the Care and Maintenance Reserve Account in the amounts required to be funded in accordance with Sections 2.21 and 2.22 of the Accounts Agreement, Section 2.03(a) of the Affiliate Support Agreement (as defined in the DOE Loan) and Section 8(f) of the Second DOE Loan Amendment (such Capital Contribution, the “Reserve Account Capital Contribution”). For the avoidance of doubt, LAC shall receive Units in respect of the Reserve Account Capital Contribution based on the Final FMV of a Unit for such Capital Contribution.

(b)

Attached hereto as Schedule “J” is an illustrative example of dilution (the “Dilution Model”). In the event that GM fails to deliver the GM Letters of Credit when required to do so pursuant to Section 3.2(a), such Member shall forfeit the number of Units prescribed in the Dilution Model (and for the avoidance of doubt, shall not receive any consideration in exchange for such forfeited Units) and the other Members shall have the right to be a Contributing Member with respect to such Units pursuant to Sections 3.4(a) and (b) based on the price per Unit as set forth in the Dilution Model.

3.3	Additional Incremental Capital Contributions.

At such time when the Board of Directors determines additional capital is needed for an Approved Program and Budget (in accordance with Section 4.6, to the extent applicable, and subject to Section 7.6) or the Manager determines additional capital is needed for a Sustaining Expense in accordance with the Management Services Agreement, the Board of Directors or the Manager shall submit to each Member a notice setting forth the amount each Member should contribute, based on the Members’ Proportionate Interests at such time, and the proposed Fair

Market Value of a Unit (including Non-Voting Units, if applicable) for such Capital Contribution (a “Contribution Notice”). The Members shall have the right, but not the obligation, to contribute the amounts set forth in such notification within fifteen (15) Business Days after the later to occur of (i) the date such written notification is given and (ii) the determination of Final FMV of a Unit (including Non-Voting Units, if applicable) in respect of such Capital Contribution; provided that LAC and its Permitted Transferees shall be permitted to make such Capital Contributions in advance of the determination of Final FMV, and the other Members shall have the right to participate and make Capital Contributions on a pro rata basis promptly following the determination of Final FMV (and in any event, such Capital Contributions, if applicable, shall be made within five (5) Business Days of such determination). Subject to Section 3.6 and Section 7.15, each Member shall receive Units in respect of each additional Capital Contribution contemplated by this Section 3.3 based on the Final FMV of a Unit (including Non-Voting Units, if applicable) for such Capital Contribution; provided that, with respect to any Proportionate Interests of a Member attributable to such Member’s Non-Voting Units, such Member shall only be entitled to purchase additional Non-Voting Units in accordance with this Section 3.3; provided further, that if a Member holds both Units that are Non-Voting Units as well as other Units, with respect to any Proportionate Interests of a Member that are not attributable to such Member’s Non-Voting Units, such Member may elect, in its sole discretion, the allocation of each type of Unit that it shall receive in respect of its Capital Contribution.

3.4	Underfunding of Capital Contribution.

(a)

If LAC fails to contribute the entire amount of the Reserve Account Capital Contribution or if GM fails to provide the GM Letters of Credit, in each case required to be provided pursuant to Section 3.2(a), or if a Member fails to contribute the entire amount of capital allocated to such Member as provided in a Contribution Notice delivered pursuant to Section 3.3, then such Member shall be a “Non-Contributing Member”. The aggregate amount the Non-Contributing Members failed to contribute is referred to as the “Underfunded Amount”. A Member that contributed its proportionate share of the Reserve Account Capital Contribution pursuant to Section 3.2(a), the GM Letters of Credit pursuant to Section 3.2(a) or the capital call provided in its Contribution Notice delivered pursuant to Section 3.3, as applicable, shall be referred to as a “Contributing Member”.

(b)

The Manager shall deliver a notice to the Contributing Members identifying the amount of the capital call which the Non-Contributing Members failed to contribute (a “Non-Contribution Notice”). A Contributing Member shall have the right (but not the obligation) to elect by notice to the Board of Directors delivered within ten (10) days after its receipt of the Non-Contribution Notice, to contribute an amount up to its respective Proportionate Interest (as between Contributing Members only and for the avoidance of doubt, excluding Non-Voting Units from the calculation of Proportionate Interest) (an “Excess Contribution”) of the Underfunded Amount. If a Contributing Member elects to make an Excess Contribution, then it shall be treated as a Capital Contribution, in which case the Contributing Member shall receive Units corresponding to the amount of such Excess Contribution based on the Dilution Model, in respect of contributions pursuant to Section 3.2(a) or in substitution of the GM Letters of Credit, or the Final FMV of a Unit, in respect of a contribution pursuant to Section 3.3 (and Schedule “C” shall be adjusted accordingly). Notwithstanding the foregoing, a Member that holds only Non-Voting Units (and no other Units) shall not be permitted to make an Excess Contribution.

3.5	Preemptive Rights.

(a)

Except for any issuance pursuant to Sections 3.1, 3.2, 3.3 and 3.4 (or pursuant to the JV Warrant), the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any Equity Securities of the Company to any Person (other than a Restricted Party) or (ii) any debt securities of the Company to any Member (collectively, the “Preemptive Securities”) unless, in each case, the Company shall have first offered to sell to each Member who is a Non-Defaulting Member (each, a “Preemptive Holder”) such Preemptive Holder’s pro rata share of the Preemptive Securities, at a price and on such other terms as shall have been specified by the Company in writing delivered to each such Preemptive Holder (the “Preemptive Offer”), which Preemptive Offer shall by its terms remain open and irrevocable for a period of at least ten (10) calendar days from the date it is delivered by the Company (the “Preemptive Offer Period”). Each Preemptive Holder may elect to purchase all or any portion of such Preemptive Holder’s pro rata share of the Preemptive Securities as specified in the Preemptive Offer at the price and upon the terms specified therein by delivering written notice of such election to the Company as soon as practical but in any event within the Preemptive Offer Period.

(b)

Each Preemptive Holder’s “pro rata share” of Preemptive Securities shall be determined as follows: the total number of Preemptive Securities, multiplied by its Proportionate Interest. To the extent a Preemptive Holder elects to purchase less than its full pro rata share of the Preemptive Securities, each other Preemptive Holder shall have an additional option to purchase all or any portion of the balance of any such remaining Preemptive Securities on the terms specified in the Preemptive Offer by delivering written notice to the Company within ten (10) calendar days of the expiration of the applicable Preemptive Offer Period of its election to exercise such option.

(c)

Notwithstanding anything to the contrary herein, to the extent any Preemptive Holder holds Non-Voting Units, such Preemptive Holder shall only be permitted to purchase additional Non-Voting Units in lieu of the applicable Preemptive Securities with respect to the portion of such Preemptive Holder’s pro rata share of the Preemptive Securities attributable to the Non-Voting Units that it holds. Such Preemptive Holder may elect to purchase up to the number of Non-Voting Units necessary in order to maintain the portion of its Proportionate Interest attributable to the Non-Voting Units that it holds immediately prior to the effectiveness of the sale or exchange of the Preemptive Securities. For the avoidance of doubt, in the event that a Preemptive Holder holding Non-Voting Units elects to purchase less than its full share of additional Non-Voting Units, the other Preemptive Holders shall not have the option to purchase all or any portion of the balance of any such remaining Non-Voting Units.

(d)

In lieu of complying with the timing of the Preemptive Offer set forth in Section 3.5(a), the Company may elect to deliver a Preemptive Offer to each Preemptive Holder within thirty (30) days after the issuance of the Preemptive Securities if the proceeds of such issuance are, in the reasonable determination of the Board of Directors, necessary to be raised prior to the completion of the process described in Section 3.5(a). Any such delayed Preemptive Offer shall also describe the type, price, and terms of the Preemptive Securities. Each Preemptive Holder shall have ten (10) calendar days from the date notice is given to elect to purchase up to the relevant percentage with respect to such issuance as provided in Section 3.5(a).

3.6	Right to Dispute Fair Market Value.

(a)

For so long as the DOE is (i) a Member or (ii) the Holder (as defined under the JV Warrant), in connection with any issuance or sale of any Units or any calculation pursuant to Section 7.15 regarding the issuance or other reallocation of Units to any Person at Fair Market Value, the Company shall deliver written notice to the DOE (an “Issuance Notice”) within fifteen (15) Business Days following the determination of Final FMV applicable to such issuance, which Issuance Notice shall set forth (i) the Final FMV at which such Units are to be issued and sold, (ii) the Company’s calculation of the Fair Market Value, with reasonable supporting detail, and (iii) whether any Member disputed the proposed Fair Market Value (and if applicable, reasonable supporting detail regarding the determination of Final FMV). Unless the DOE properly delivers to the Company a FMV Dispute Notice within the Dispute Notification Period as set forth in Section 3.6(b), the Final FMV set forth in such Issuance Notice shall be deemed to be final and binding for all purposes upon the expiration of the Dispute Notification Period.

(b)

Upon receipt of an Issuance Notice, the DOE shall have the right to dispute the Final FMV of a Unit to be issued pursuant to this Agreement if the DOE believes, in good faith, that the Fair Market Value should be more than ten percent (10%) greater than the Final FMV in such Issuance Notice by delivering written notice to the Company within twenty (20) Business Days of receipt of the Issuance Notice (the “Dispute Notification Period”) setting forth (x) the Fair Market Value of such Unit as determined by the DOE and (y) the DOE’s calculation of the Fair Market Value, with reasonable supporting detail (such written notice, an “FMV Dispute Notice”); provided, however, that if the Final FMV was determined pursuant to Section 13.10, then the DOE shall not have the right to dispute such Final FMV under this Section 3.6. If no FMV Dispute Notice is delivered by the DOE, the DOE shall be deemed to have accepted and agreed to such Final FMV.

(c)

If the DOE delivers a FMV Dispute Notice pursuant to Section 3.6(b), the DOE and the Company shall attempt in good faith to reach an agreement as to the matter in dispute. If the Company and the DOE have failed to resolve any such dispute within ten (10) Business Days after receipt of timely notice of such objection (or such longer period mutually agreed to by the DOE and the Company), then the Company shall engage an Independent Expert to determine the Fair Market Value applicable to the issued Units in accordance with Section 13.10, as if the DOE were the disputing “Member” thereunder; provided that, (i) the DOE and the Company shall submit the Fair Market Value set forth in the FMV Dispute Notice and the Issuance Notice, respectively, to the Independent Expert and the Independent Expert shall only be permitted to pick a value that is between such proposed values, and (ii) notwithstanding Section 13.10(f), the fees and expenses of the Independent Expert shall be paid 50% by the Company and 50% by the DOE; provided further that the Company shall pay the DOE’s share of such fees and expenses to the Independent Expert and such amount shall be deemed as an advance on any future amounts payable to the holder of Non-Voting Units pursuant to Section 9.1(a)(iv).

3.7	Loans by Members to the Company.

Any loan by a Member to the Company made with the required consent of the Board of Directors and/or Members shall be separately entered on the books of the Company as a loan to the Company and not as a Capital Contribution and shall be evidenced by appropriate documentation approved by the Members in accordance with the provisions of this Agreement.

3.8	Return of Contributions.

Except as expressly set forth herein, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest on either its Capital Account or its Capital Contributions. No Capital Contribution that has not been returned shall constitute a liability of the Company or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

3.9	Reserve Accounts; Withdrawal of GM Letters of Credit.

The Company shall cause its applicable Subsidiaries to comply with all of the terms and obligations under the DOE Loan, the Accounts Agreement, the DOE ASA and each other applicable Transaction Document (as defined in the DOE Loan). While any amount of the GM Letters of Credit remains outstanding, the Company shall cause the Subsidiary Borrower to fund the DOE Reserve Accounts with any of the cash of the Subsidiary Borrower available to be used for such purpose, including any of the cash in the Restricted Payment Suspense Account (as defined in the DOE Loan), so that the cash deposited in each of the applicable DOE Reserve Accounts that requires funding pursuant to the Accounts Agreement is equal to the Reserve Account Requirement (as defined in the DOE Loan) for such DOE Reserve Account, until the face amount of the GM Letters of Credit is reduced to $0. On a quarterly basis (once applicable), the Company shall, and shall cause the Subsidiary Borrower to, where applicable, request that the DOE allow for the withdrawal of the GM Letters of Credit in accordance with Section 2.04(c) of the DOE ASA and Section 2.03(f) of the Accounts Agreement. For the avoidance of doubt, the Company shall ensure that the Subsidiary Borrower does not distribute any cash to the Company, and the Company in turn does not make any distribution to Members pursuant to Sections 9.1 and 9.2, until all the GM Letters of Credit are completely withdrawn and the face amount of the GM Letters of Credit are reduced to $0. Notwithstanding the foregoing, the GM Letters of Credit shall be withdrawn no later than three (3) Business Days after notice of the Release Date, as set forth in Section 3.2(a). For the avoidance of doubt, once the face amount under any of the outstanding GM Letters of Credit is reduced, the face amount under the GM Letters of Credit shall not be increased.

ARTICLE IV

UNITS; MEMBERS

4.1	Units.

The Board of Directors shall have the authority to issue, on behalf of the Company, an unlimited number of Units, subject to compliance with Sections 3.3, 3.5 and 4.6. Units may be issued, and the Persons to whom such Units are issued, if not already Members, may be admitted as additional Members only after, in each case (a) Board Approval thereof, (b) Supermajority Approval and/or Specified Approval, if required pursuant to this Agreement, and (c) such Person executes a Joinder and any other agreements and instruments in form and substance as the Board of Directors may deem necessary or desirable to effect such admission. Notwithstanding anything herein to the contrary, the Company may not issue Units or any Equity Securities of the Company to any Restricted Party. The Units shall include the non-voting Units to be issued upon exercise of the JV Warrant in accordance with the terms set forth therein (the “Non-Voting Units”). Except for the right to receive distributions in accordance with Article IX or as expressly set forth herein, a holder of Non-Voting Units shall have no rights pursuant to this Agreement, including without limitation voting rights or rights to consent to or approve any action or matter. For the avoidance of doubt and notwithstanding anything to the contrary herein, a Member holding exclusively Non-Voting Units (and no other Units) shall not be entitled to exercise any of the rights of a Member under Sections 4.5 (Meetings), 4.6 (Matters Requiring Additional Approval), 5.2 (Board of Directors), 5.4 (Related Party Matters), 7.7 (Books, Records and Access), or 10.3 (Right of First Offer).

4.2	Unit Certificates.

Units may be (but need not be) represented by certificates in such form as the Board of Directors shall from time to time approve, but shall be recorded in a register thereof maintained by the Company. If the Board of Directors elects to certificate the Units and a mutilated Unit certificate is surrendered to the Company or if a Member claims and submits an affidavit or other evidence, satisfactory to the Board of Directors, to the effect that the Unit certificate has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Unit certificate if the requirements of the Board of Directors are met. If required by the Board of Directors, such Member must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Board of Directors to protect the Company against any loss which may be suffered. The Company may charge such Member for its reasonable out-of-pocket expenses in replacing a Unit certificate which has been mutilated, lost, destroyed or wrongfully taken. Units issued as of the Effective Date are not certificated.

4.3	Tax Treatment of the JV Warrant.

The Company and each Member agree (a) that for U.S. federal (and applicable state and local) income tax purposes, the holder of the JV Warrant will be treated as currently owning the Non-Voting Units, and accordingly, the DOE will (i) be treated as a “partner” of the Company for U.S. federal (and applicable state and local) income tax purposes, (ii) have a Capital Account established and maintained in accordance with Section 4.1 of Schedule “E” and references to “Member” within such section shall be deemed to include the DOE in respect of holding the JV Warrants, and (iii) be subject to allocations under Article III of “Schedule E” and references to “Member” within such article shall be deemed to include the DOE in respect of holding the JV Warrants, and (b) to file all tax returns in a manner consistent with such treatment unless otherwise required by applicable Law.

4.4	Limited Liability.

The liability of each Member shall be limited as provided by the Act. No Member shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Member.

4.5	Meetings; Written Consent.

(a)

Any Member may call a special meeting of the Members on not less than five (5) Business Days’ notice to the other Members. In case of emergency, reasonable notice of a special meeting shall suffice. Meetings of the Members shall be held by teleconference or at the principal office of the Company or at such other location as agreed by the Members. The Members may hold meetings without complying with the above notice requirements if all Members are present at a meeting and waive the applicable notice requirements.

(b)

There shall be a quorum at a Members’ meeting if Members holding at least 75% of the outstanding Units (excluding Non-Voting Units) are present at the meeting. If a quorum is not present within 30 minutes following the time at which the meeting is scheduled to take place, any Member present may adjourn the meeting to the same day in the immediately following week (or, if that day is not a Business Day, the next following Business Day) at the same time and place. The Member adjourning the meeting shall make a good faith effort to give notice to the other Members of the rescheduled meeting but otherwise shall be under no obligation to give the other Members notice thereof. Only those items included on the agenda for the original meeting may be acted upon at such a rescheduled meeting, but any additional matters may be considered with the consent of all Members; provided, that no such items may include any matter set forth in Section 4.6 without the applicable approval required pursuant to Section 4.6.

(c)

A Member may, upon notice provided to the other Members, invite a reasonably limited number of other persons who have a reasonable business purpose for being present, to attend the relevant portion of any meeting of the Members; provided that each other Member consents, which consent need not be in writing, may be given by acquiescence and may not be unreasonably withheld. If personnel employed by the Company Group are required to attend a Member meeting, reasonable costs incurred in connection with such attendance shall be paid for by the Company. All other costs in respect of invited persons shall be paid for by the Member who extended the invitation.

(d)

Each notice of a meeting shall include an itemized agenda prepared by the Member responsible for calling the meeting, but any additional matters may be considered with the consent of all Members; provided, that no matter set forth in Section 4.6 may be considered without the applicable approval required pursuant to Section 4.6. The Manager shall prepare minutes of the applicable meeting, including a rescheduled meeting, and shall distribute a copy of such minutes to the Members within ten (10) days after the meeting. The minutes must be signed by the Members in attendance. The minutes shall be the official record of the decisions made by the Members and shall be binding on the Company, and the Members.

(e)

Members may attend meetings of the Members by telephone or by video conference as long as all participants are able to hear and speak to each other and decisions are confirmed in writing by the Members. Meetings of the Members shall not be required for any purpose. Any action required or permitted to be taken by Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by the requisite Members.

4.6	Matters Requiring Additional Approval.

(a)

Supermajority Approval. The Company, the Manager and the Board of Directors shall not (and shall cause the Company’s Subsidiaries not to) take any of the following actions unless Supermajority Approval is first obtained:

(i)	effecting the sale and transfer of all or substantially all of the assets of the Company (other than as part of a Drag-Along Sale);

(ii)	effecting the surrender or abandonment of any material part or parts of the Properties, including the area contemplated by Phase 1 and Phase 2;

(iii)	changing the business purpose of the Company;

(iv)	electing to permanently terminate the operations of the Project or to suspend operations or place the Project on care and maintenance; and

(v)	effecting any liquidation, insolvency, bankruptcy, creditors’ protection or any other Insolvency Event.

(b)

Specified Approval. The Company, the Manager and the Board of Directors shall not (and shall cause the Company’s Subsidiaries not to) take any of the following actions unless Specified Approval is first obtained:

(i)	changing the size or composition of the Board of Directors of the Company, subject to Sections 5.2(a)(i) and 5.2(a)(ii);

(ii)

authorizing, creating or issuing any Units or other Equity Securities, or reclassifying any outstanding Units into any limited liability company interest or other equity security, that is in either case senior to the Units as to rights and privileges with respect to distributions, liquidation or redemption;

(iii)	amending this Agreement, the Articles or any other organizational document of the Company;

(iv)

any change in the production process that is reasonably likely to result in a change to the specifications of the lithium product produced by the Project and provided to GM under any Offtake Agreements, unless GM is no longer utilizing its offtake rights under the applicable agreement evidencing such rights;

(v)

effecting the sale and transfer of assets of the Company Group having an aggregate value of greater than $5,000,000, other than (A) a Drag-Along Sale, (B) any sale of lithium in the ordinary course of business or (C) any sale of an asset that is a non-productive asset with a book value after reflecting depreciation of not greater than $10,000,000;

(vi)

incurring debt for borrowed money (excluding the DOE Loan) by the Company Group in excess of $10,000,000 on an individual basis or $30,000,000 in the aggregate, or making any material and adverse change to the terms of any such borrowed money debt;

(vii)	entering into or making material amendments to any Affiliate Contracts;

(viii)	amending the distribution policy set forth in Section 9.1;

(ix)

entering into or making any material amendments to any contract on behalf of the Company or Subsidiary which contemplates (i) aggregate payments or receipts in excess of $10,000,000 in any twelve (12) month period or (ii) a term greater than three (3) years, other than (A) any Specified Offtake Agreement, (B) any purchase order of lithium conducted on a spot basis, which, for avoidance of doubt, means at a single point in time such that only a single exchange of product takes place, so long as the price per unit within such purchase order is equal to or greater than market price, or (C) any contract in connection with a Drag-Along Sale;

(x)	effecting the settlement of any material claim or dispute that involves payment of more than $1,000,000 or that would require Specified Approval in accordance with the Human Rights Plan;

(xi)	electing to pursue the development and construction of Phase 2;

(xii)	effecting the acquisition of a material business or assets outside of the ordinary course of business;

(xiii)

effecting the approval or amendment of an Approved Program and Budget, in each case that would increase the expenses, in the aggregate, by more than 10% as compared to the expenses as set forth in the prior Approved Program and Budget;

(xiv)	effecting the termination or cancellation of an Approved Program and Budget;

(xv)

making any material amendment to the DOE Loan, including any amendment that increases the amounts required under the Construction Contingency Reserve Account or the Ramp-Up Reserve Account, reduces any of the information provided pursuant to Section 7.7(e) or requires consent for any matter or action otherwise contemplated by this Agreement;

(xvi)

taking any action under the Employee Incentive Plan, including in relation to the economic terms thereof or the participants therein, if and to the extent such action would result in the Company being obligated to reimburse Incentive Plan Costs in any given year of an amount greater than the Incentive Plan Costs set forth in the then current Approved Program and Budget;

(xvii)	any determination subject to Specified Approval as set forth in Schedule “E”;

(xviii)

making any expenditures that would result in the aggregate expenditures of the Company Group exceeding the aggregate expenditures set forth in the current Approved Program and Budget by more than 10% (other than Sustaining Expenses); and

(xix)	authorizing, consenting to or otherwise permitting any Transfer of the JV Warrant by the DOE or any subsequent transferee thereof.

(c)

GM Approval. Notwithstanding anything in this Agreement to the contrary, for so long as GM and its Affiliates hold 10% or more of the issued and outstanding Units (excluding Non-Voting Units), the Company, the Manager and the Board of Directors shall not (and shall cause the Company’s Subsidiaries not to), unless the written consent of GM is first obtained, (i) effect any material tax change that could reasonably be expected to have an adverse effect in any material respect on GM or its Affiliates, (ii) eliminate the Human Rights Committee, (iii) alter the composition of the Human Rights Committee such that no GM Designee is a member, (iv) alter the general scope, objectives, or procedures of the Human Rights Committee, (v) amend the Human Rights Plan, (vi) permit any member of the Company Group to enter into any contract that would require the consent of a Third Party for the Transfer of any Units by GM or otherwise restrict any of GM’s Transfer rights under this Agreement (including GM’s put rights under Sections 7.9 and 10.6), (vii) waive any limitations with respect to the maximum number of Non-Voting Units a Member that holds only Non-Voting Units may purchase under Section 3.4 or Section 3.5, or (viii) waive any restrictions on the Transfer of Non-Voting Units pursuant to clause (x) of Section 10.1; provided, that, entering into any contract that contains a restriction on the change of Control of the Company shall not require GM’s approval under this Section 4.6(c).

(d)

LAC Approval. Notwithstanding anything in this Agreement to the contrary, for so long as LAC and its Affiliates hold 10% or more of the issued and outstanding Units (excluding Non-Voting Units), the Company, the Manager and the Board of Directors shall not (and shall cause the Company’s Subsidiaries not to) effect any material tax change that could reasonably be expected to have an adverse effect in any material respect on LAC or its Affiliates unless the written consent of LAC is first obtained.

4.7	No Member Fees.

No Member shall be entitled to compensation for attendance at Member meetings or for time spent in its capacity as a Member.

4.8	No State Law Partnership.

The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Director be a partner or joint venturer of any other Member, Manager or Director or any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

4.9	Business Opportunities.

Each of the Company and the Members (in their own name and in the name and on behalf of the Company and its Subsidiaries) acknowledges and agrees that the Company (on behalf of itself and its Subsidiaries) hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any of the Members participates or desires to participate and that involves any aspect related to the business or affairs of any of the Company and its Subsidiaries (each, a “Renounced Business Opportunity”). None of the Members shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company, its Subsidiaries or any Member thereof and may pursue any Renounced Business Opportunity solely for its own account. Notwithstanding the foregoing, or anything to the contrary in this Agreement, LAC hereby covenants and agrees, and the Company hereby acknowledges and agrees, that any business opportunity, transaction or other matter in which LAC or any of its Affiliates participates or desires to participate that involves any aspect of the Business shall solely be conducted by and through the Company and its Subsidiaries, provided, for the avoidance of doubt, nothing herein shall restrict any financing or fundraising activities of LAC and its Affiliates (excluding the Company Group) that do not involve directly the conduct of the Business or otherwise seek to circumvent the protections set forth in this Section 4.9.

4.10	No Fiduciary Duties.

To the fullest extent permitted by the Act, a Member, in exercising any of its approval rights under this Agreement, shall (i) represent its own interests and (ii) be entitled to act or omit to act considering only such factors, including its own separate interests, as such Member chooses to consider. Notwithstanding anything to the contrary, any action of a Member or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and the other Members, on the one hand, and such Member, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Act or any other applicable law, rule or regulation) on the part of such Member. To the fullest extent permitted by the Act, each Member, in its capacity as such, shall not owe any fiduciary duties to the Company or any of the other Members.

ARTICLE V

COMPANY MANAGEMENT

5.1	Management.

(a)

The business and affairs of the Company shall be managed by or under the direction of a board of directors (the “Board of Directors”), to whom, subject to the limitations set forth in this Agreement and as otherwise required by the Act, the Members hereby delegate, and in which is vested, the full, exclusive and complete power, authority and discretion to manage and control the administration, affairs and operations of the Company. Unless otherwise provided in this Agreement, all actions, determinations, elections, judgments, approvals, considerations, amendments, calls or designations taken or omitted to be taken by the Board of Directors pursuant to this Agreement (whether to the Board of Directors’ satisfaction, sole discretion or otherwise) shall be taken or omitted to be taken only with Board Approval and, to the extent applicable, Supermajority Approval and/or Specified Approval.

(b)

To the fullest extent permitted by the Act, a Person, in performing their duties and obligations as a Director under this Agreement, shall (i) serve in such capacity to represent the interests of the Member that designated such Director and (ii) be entitled to act or omit to act at the direction of the Members that designated such Person to serve on the Board of Directors, considering only such factors, including the separate interests of the Member that designated such Director and factors specified by such Member, as such Director chooses to consider. Notwithstanding anything to the contrary, any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and the other Members, on the one hand, and the Director or the Member designating such Director, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Act or any other applicable law, rule or regulation) on the part of such Director or such designating Member or any other Director or Member. To the fullest extent permitted by the Act, none of the Directors shall owe any fiduciary duties to the Company or any of the Members; provided, however, that the Board of Directors shall act in accordance with the implied contractual covenant of good faith and fair dealing consistent with the terms of this Agreement.

(c)

Unless explicitly provided otherwise in this Agreement, including Section 4.6, the Board of Directors shall have the power, right and authority on behalf and in the name of the Company and its Subsidiaries to carry out any and all of the objects and purposes of the Company and its Subsidiaries and to perform all acts which the Board of Directors, in its sole discretion, may deem necessary or desirable.

(d)

The Company is solely responsible for the operation, maintenance and control of the Company’s assets and facilities. Nothing herein shall be taken to impose any duties, responsibilities or obligations, express or implied, on the Members or their respective Affiliates (other than the Company) in connection with, or relating to, compliance with, or liability under, applicable laws relating, in full or in part, to the protection of the environment, natural resources or human health or safety, including those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, treatment, release and disposal of hazardous substances or petroleum or any fraction thereof. Notwithstanding the foregoing, the Manager in its capacity as such shall have such duties, responsibilities and obligations as set forth in the Management Services Agreement.

(e)

Pursuant to the Management Services Agreement, the Board of Directors and the Members have delegated to the Manager the authority to perform the Services (as defined in the Management Services Agreement) and, subject to the terms of the Management Services Agreement and this Agreement (including any matter requiring Board Approval, Supermajority Approval, or Specified Approval), no additional delegation of authority or approval of the Board of Directors, the Members, or any other Person shall be required for the Manager to perform the Services in the manner required or contemplated by the Management Services Agreement.

5.2	Board of Directors.

(a)

Organization and Composition. The Board of Directors shall initially consist of five Directors, three of whom shall be appointed by LAC (the “LAC Designees”) and two of whom shall be appointed by GM (the “GM Designees”), subject to adjustment as set forth pursuant to Sections 5.2(a)(i) and 5.2(a)(ii) below.

(i)

For so long as any Member holds a majority of the Proportionate Interests, such Member shall be entitled to appoint such number of Directors that would result in the minimum number of Directors necessary for such Member to hold a majority of the Board of Directors. Neither LAC nor GM shall be entitled to appoint a Director if the aggregate of the Proportionate Interest held by such Member together with any of its Permitted Transferees is less than 10%.

(ii)

Each Member admitted after the funding of the Initial Capital Contributions with a Proportionate Interest equal to or greater than 20% shall be entitled to appoint one Director. No such Member shall be entitled to appoint a Director if the aggregate of the Proportionate Interest held by such Member together with any of its Permitted Transferees is less than 20%.

(iii)

If at any time a Member’s Proportionate Interest decreases such that the number of such Member’s appointees then in office as Directors exceeds the number of Directors that such Member is entitled to appoint, a sufficient number of Directors appointed by it shall be automatically removed as a Director so that the number of Directors appointed by that Member equals the number of Directors that such Member is entitled to appoint.

(iv)

Each Member may remove any Director appointed by it at any time with or without cause, effective upon written notice to Company by the appointing Member and, following any such removal, the appointing Member may appoint another Director (to the extent such appointing Member is otherwise entitled to do so in accordance with this Section 5.2).

(v)	The Company and Members may not appoint or remove Directors except in accordance with the appointment rights provided by this Section 5.2.

(vi)

Each Director appointed pursuant to this Section 5.2 shall be an individual who is an employee of its appointing Member or such Member’s Controlled Affiliates and is qualified to act as a Director under all applicable Legal Requirements, but shall not be required to be a Member of the Company.

(vii)	Each Director may provide its appointing Member with any information acquired by the Director in their capacity as a Director of the Company.

(b)

Voting. For purposes of determining whether the voting thresholds referenced in this Agreement have been satisfied, (i) the vote of all Directors who were appointed by the same Member shall be cast in the same manner (either for or against a measure, or otherwise) and (ii) any single Director may exercise all of the voting power of the Directors appointed by the same Member. In the event that there are two Members, each Director shall have one vote. In the event that there are three or more Members, each Director shall have the number of votes equal to the Proportionate Interest of the Member who appointed such Director (and if a Member is entitled to appoint multiple Directors, then the collective vote of the Directors who were appointed by the same Member shall be equal to the Proportionate Interest of the Member who appointed such Directors as of the time of the applicable vote).

(c)

Meetings. Meetings of the Board of Directors shall be held at least quarterly, at such times and at such place outside of Canada as the Board of Directors shall determine. The Manager, on behalf of the Board of Directors, shall give not less than ten (10) Business Days’ notice to the Directors of such regular meetings. In addition to regularly scheduled meetings, any Director may call a special meeting of the Board of Directors upon five (5) Business Days’ notice. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one Director appointed by each designating Member is present; provided that a majority of Directors may constitute a quorum without at least one Director appointed by each Member if all Directors received proper notice of such meeting in accordance with this Section 5.2(c); provided further, that notwithstanding any such majority quorum, matters set forth in Section 4.6(a) or 4.6(b) may not be considered without the presence of Directors that may provide Supermajority Approval or Specified Approval, as applicable. Each notice of a special meeting shall include an agenda or statement of the purpose of the meeting prepared by the Director calling the meeting, but any matters may be considered at the meeting; provided, matters set forth in Section 4.6(a) or 4.6(b) may not be considered without the presence of Directors that may provide Supermajority Approval or Specified Approval, as applicable. If a quorum is not present within 30 minutes following the time at which the meeting is scheduled to take place, the meeting shall be adjourned to the same day in the immediately following week (or, if that day is not a Business Day, the next following Business Day) at the same time and place. The Manager, on behalf of the Board of Directors, shall give notice to the Directors of the rescheduled meeting. Only those items included on the agenda for the original meeting may be acted upon at such a rescheduled meeting, but any additional matters may be considered with the consent of all Directors; provided, matters set forth in Section 4.6(a) or 4.6(b) may not be considered without the presence of Directors that may provide Supermajority Approval or Specified Approval, as applicable. For the avoidance of doubt, in no event shall any matter requiring Supermajority Approval or Specified Approval be voted on at a meeting where the requisite Directors are not present. Attendance of a Director at any meeting of the Board of Directors (including by telephone) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Directors at such meeting of such purpose.

(d)

Reliance on Books, Reports and Records. Each Director shall, in the performance of their duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its Officers, the Manager, or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board of Directors, or in relying in good faith upon other records of the Company. Furthermore, each Director (in such Person’s capacity as a Director) may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Director engaged in bad faith, fraud or willful or intentional misconduct or criminal wrongdoing.

(e)

Costs and Expenses. The Company shall pay or reimburse the reasonable and documented out-of-pocket expenses of the Directors in connection with the participation of the Directors in meetings of the Board of Directors (and committees thereof).

(f)	Conduct of Meetings.

(i)

Meetings of the Board of Directors may be held by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting.

(ii)

A Director may, upon notice provided to the other Directors, invite a reasonably limited number of other persons who have a reasonable business purpose for being present, to attend the relevant portion of any meeting of the Board of Directors; provided that the Director(s) representing the other Member(s) consent, which consent need not be in writing, may be given by acquiescence and may not be unreasonably withheld. If personnel employed by the Company Group are required to attend a meeting of the Board of Directors, reasonable costs incurred in connection with such attendance shall be paid for by the Company. All other costs in respect of invited persons shall be paid for by the Member whose appointed Director extended the invitation.

(g)

Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken and signed by Directors representing the requisite number of votes that would be required to take the applicable action at a meeting of the Board of Directors and, when so signed, such written consent shall constitute Board Approval, Supermajority Approval and/or Specified Approval, as applicable, of such action, and notice of any such action taken shall be provided to those Directors who have not consented in writing promptly following the taking of such action.

5.3	Officers.

The Board of Directors may appoint such officers of the Company, including the chief executive officer of the Company, as the Board of Directors may deem necessary or advisable (collectively, the “Officers”), and such Officers shall have the power, authority and duties delegated herein or otherwise in writing by the Board of Directors. Officers may be given titles or may be designated as “authorized persons.” To the extent authorized by the Board of Directors, any Officer may act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company and its Subsidiaries, in each case, consistent with Approved Program and Budget and subject to Section 4.6. Each Officer (in such Person’s capacity as an Officer) shall have such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware.

5.4	Related Party Matters.

(a)

Related Party Matters. “Related Party Matters” shall include any member of the Company Group, on the one hand, entering into any Affiliate Contract with any Member or Affiliate of such Member (in its capacity as counterparty to the applicable Affiliate Contract, arrangement or dealing, a “Related Party”, and any Member who is, or whose Affiliate is, the Related Party, the “Conflicted Member”), on the other hand, and any decision or action by a Company Group member to:

(i)	amend any Affiliate Contract with any Related Party;

(ii)	affirmatively waive or release any of its rights or remedies in respect of a breach of, or a failure by any Related Party to comply with the terms of such Affiliate Contract;

(iii)	affirmatively waive or release any of its rights or remedies in respect of any liabilities owed to the Company Group under such Affiliate Contract;

(iv)

declare a default or exercise remedies after a default under such Affiliate Contract or exercise remedies of the Company Group member under such Affiliate Contract, or terminate, give notice to terminate or extend any such Affiliate Contract;

(v)	defend any claim brought against a Company Group member by a Related Party under any such Affiliate Contract; or

(vi)	bring any claim in respect of a breach or otherwise against a Related Party under any such Affiliate Contract.

(b)

Approval Required. Neither the Company nor any Subsidiary of the Company shall take any action in respect of, and neither the Board of Directors nor any Member shall approve, a Related Party Matter without the prior approval of each Member that is not a Conflicted Member (each, a “Non-Conflicted Member”) and that holds, together with its Affiliates, a Proportionate Interest of at least 10%.

(c)	Process in Respect of Related Party Matters.

(i)

If this Agreement provides, or the Company Group (or any Member) identifies, that a Related Party Matter has arisen or a course of action with respect to a Related Party Matter needs to be decided upon, the Board of Directors (through the Manager, acting on behalf of the Company) or the relevant Member becoming aware of the same shall promptly give a notice in writing to the other Members. Any such notice shall identify and explain the nature of the Related Party Matter and the proposed course of action, together with reasonable supporting documents, materials or information to enable the Non-Conflicted Member(s) to develop an informed view of such Related Party Matter and a proposed course of action for such Related Party Matter.

(ii)

The Members shall cooperate in good faith to agree on the course of action to be taken by the Company Group with respect to the relevant Related Party Matter no later than fifteen (15) Business Days after the date on which notice was served on the Members in accordance with Section 5.4(c)(i).

(iii)

Notwithstanding anything to the contrary in this Agreement, (i) any Related Party Matter shall not require the consent, authorization or approval of any Conflicted Member or the Board of Directors, and (ii) the Non-Conflicted Member(s) may conduct or cause to be conducted any such Related Party Matter on behalf of the Company; provided that the Non-Conflicted Member(s) act in good faith and in the best interest of the Company.

(iv)

If there are two or more Non-Conflicted Members, and such Non-Conflicted Members are unable to agree on a course of action pursuant to Section 5.4(c)(ii) in a manner that would satisfy Section 5.4(b), then any Non-Conflicted Member may refer the matter to an Independent Expert. Each such Non-Conflicted Member shall propose a course of action (solely with respect to the Related Party Matter) to the Independent Expert, who shall determine which proposed course of action is in the best interests of the Company, and the Company shall implement such action or course of action.

(v)

Prior to a Non-Conflicted Member exercising its rights under Section 5.4(c)(iii) with respect to any Related Party Matter, all Non-Conflicted Members must agree on the applicable action pursuant to Section 5.4(c)(ii) or such Non-Conflicted Member must follow the course of action determined by the Independent Expert in accordance with Section 5.4(c)(iv). Any Non-Conflicted Member so taking any action with respect to any Related Party Matter, such Non-Conflicted Member shall provide written notice to the Company, and the Company shall have ten (10) days to take, or cause the applicable Subsidiary to take, such action.

5.5

Company Employees. By no later than April 30, 2027, LAC shall, and shall cause the Company to, implement a roles and responsibilities organizational chart that has all employees of the Company Group reporting, directly or indirectly, to the General Manager.

5.6

DOE Board Observer. For so long as the JV Warrant remains outstanding and the DOE remains the holder thereof or the DOE holds Non-Voting Units, the DOE shall be entitled to designate one (1) of its employees or an employee of one of its outside consultants as an observer (the “Board Observer”) to the Board of Directors who, subject to execution by such Board Observer who is not a DOE employee of a confidentiality agreement in form reasonably satisfactory to the Board of Directors and DOE, shall have the right to attend all meetings of the Board of Directors and committees thereof; provided, however, that (a) if, and to the extent, an issue is to be discussed or otherwise arises at any meeting of the

Board of Directors or any committee thereof which, in the reasonable good faith judgment of such Board of Directors or such committee, as applicable, could constitute a conflict of interest, a waiver of attorney-client privilege or attorney work-product privilege, then in each case to the extent a discussion of such issue could cause such a conflict of interest or could result in a waiver of such attorney-client privilege or attorney work-product privilege, such issue may be discussed without the Board Observer present, and the Board Observer may be excluded from distribution of applicable portions of related materials or related draft resolutions or consents and (b) for the avoidance of doubt, the Board Observer shall not be entitled to vote on, consent to or otherwise approve any action or policy taken or adopted by the Board of Directors or any committee thereof. The Board Observer (x) shall be given notice of all meetings of the Board of Directors (or any committees thereof) in the same manner as the Board of Directors (or appliable committee thereof) and (y) shall be entitled to receive copies of all materials provided to any Director in connection with a meeting, at the same time and in the same manner as such information is delivered to the Board of Directors (or applicable committee thereof), subject to the restrictions on distributions of materials set forth in this Section 5.6; provided that all materials provided to the Board Observer shall be marked with the following legend: “Confidential Commercial Information – Exempt from Disclosure Under 5 USC 552(b)(4)”.

ARTICLE VI

INDEMNIFICATION

6.1	Power to Indemnify in Actions, Suits or Proceedings.

The Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is a Covered Person (each, a “Proceeding”), against any and all losses, claims, expenses (including attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such Proceeding; provided, however, that such Covered Person shall not be indemnified by the Company if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Covered Person is seeking indemnification hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person committed bad faith, fraud or willful or intentional misconduct or criminal wrongdoing or, in the case of an Officer (in such Person’s capacity as such), such Officer did not meet the applicable standard of conduct under Section 6.8. Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company (including available insurance coverage, if any), as an expense of the Company and, accordingly, no Covered Person shall be subject to personal liability by reason of these indemnification provisions.

6.2	Authorization of Indemnification.

Except as provided in Section 6.3, any indemnification under this Article VI (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of a Covered Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.1. The determination of whether a Covered Person has met the standard of conduct that entitled it to indemnification hereunder shall be made by the Board of Directors. To the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 6.1, or in defense of any claim, issue or matter therein, he, she or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection therewith, without the necessity of authorization in the specific case.

6.3	Expenses Payable in Advance.

Upon written request by a Covered Person, the Company shall pay reasonable expenses incurred (or reasonably expected to be incurred) by such Covered Person in defending or investigating a Proceeding in advance of (a) the final disposition of such Proceeding and (b) the determination of whether such Covered Person has met the standard of conduct that entitles such Covered Person to indemnification hereunder; provided, however, prior to payment (or advancement) by the Company of any such expenses, the Covered Person shall provide an unsecured undertaking to the Company to repay all such amounts if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article VI; provided, further, that in no event shall the Company be required to pay or advance to any Covered Person that is not an employee, director or officer of LAC or its Affiliates any amounts in connection with a Proceeding initiated by (i) such Covered Person or (ii) the Company or any of its Subsidiaries.

6.4	Non-Exclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, a vote of Members or Board of Directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the Persons specified in Section 6.1 shall be made to the fullest extent permitted by applicable law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any Person who is not specified in Section 6.1, but whom the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.

6.5	Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of a Covered Person. Any amendment, modification or repeal of this Section 6.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of any past, present or future Covered Person, under and in accordance with the provisions of this Article VI as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.6	Indemnification of Employees and Agents.

The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and the advancement of expenses to employees and agents of the Company Group similar to those conferred in this Article VI to Covered Persons.

6.7	Severability.

The provisions of this Article VI are intended to comply with the Act. To the extent that any provision of this Article VI authorizes or requires indemnification or the advancement of expenses contrary to the Act or the Articles, the Company’s power to indemnify or advance expenses under such provision shall be limited to that permitted by the Act and the Articles and any limitation required by the Act or the Articles shall not affect the validity of any other provision of this Article VI.

6.8	Limitation of Liability.

(a)

Each Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Covered Person committed bad faith, fraud or willful or intentional misconduct or criminal wrongdoing.

(b)

To the maximum extent permitted by applicable law, no Covered Person shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Covered Person, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person engaged in bad faith, fraud or willful or intentional misconduct or criminal wrongdoing.

(c)

To the maximum extent permitted by applicable law, no Officer (in such Person’s capacity as such) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Officer (in such Person’s capacity as such), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Officer (in such Person’s capacity as such) would have had such liability for such act or omission that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware.

(d)

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NO MEMBER (IN THEIR CAPACITY AS A MEMBER) OR DIRECTOR (IN THEIR CAPACITY AS A DIRECTOR) SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY OR ANY OF ITS CONTROLLED AFFILIATES, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH MEMBER HEREBY RELEASE EACH OTHER MEMBER (IN THEIR CAPACITY AS A MEMBER) AND DIRECTOR (IN THEIR CAPACITY AS A DIRECTOR) FOR ANY SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE LIMITATIONS SET FORTH IN THIS SECTION 6.8(D) SHALL NOT APPLY WITH RESPECT TO DAMAGES ARISING FROM ANY FAILURE BY A MEMBER TO MAKE ANY CAPITAL CONTRIBUTION REQUIRED TO BE MADE IN ACCORDANCE WITH SECTION 3.2(a).

(e)

Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.8 shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse the Company, any Member or any other Person may have against any Member, Director or Officer for a breach of contract claim relating to any binding agreement, including this Agreement.

6.9	Indemnitor of First Resort.

As a result of agreements or obligations arising outside of this Agreement, it may be the case that certain of the Covered Persons have certain rights to indemnification, advancement of expenses or insurance provided by a Member and/or certain of its Affiliates (collectively, the “Member Indemnitors”). However, regardless of whether or not there are any such rights to indemnification, advancement of expenses or insurance provided by any Member Indemnitor, (a) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Covered Persons are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Covered Persons are secondary), (b) the Company shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and the Covered Persons) and (c) the Company hereby irrevocably waives, relinquishes and releases each of the Member Indemnitors from any and all claims against any of the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Regardless of any advancement or payment by the Member Indemnitors on behalf of any Covered Person with respect to any claim for which a Covered Person has sought indemnification from the Company, (i) the foregoing shall not be affected and (ii) the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company.

ARTICLE VII

PROGRAMS AND BUDGETS; ADDITIONAL COVENANTS

7.1	Initial Approved Program and Budget.

The initial Approved Program and Budget set forth on Schedule “G” hereto and covering (a) the Budget Period from the Prior Agreement Date until December 31, 2024; provided, that, if the Prior Agreement Date is not on the first day of a calendar month, the Approved Program and Budget for the first calendar month shall be divided by the number of days in such calendar month, and such amount shall be multiplied by the number of remaining days in such calendar month; provided further that, for the avoidance of doubt, nothing in this Section 7.1 shall impact (a) the Budget Period from April 1, 2025, until Total Plant Transfer and (b) the Budget Period from Total Plant Transfer until 12 months thereafter is hereby approved for such applicable Budget Period (and solely for such Budget Period). For the avoidance of doubt, following the date the Total Plant Transfer occurs, only the Program and Budget set forth in Section 7.1(b) shall be considered the then Approved Program and Budget.

7.2	Operations Under Programs and Budgets.

Except as otherwise provided in Sections 7.4 and 7.6, the operations of the Company Group shall be conducted, expenses shall be incurred, and Assets shall be acquired consistent with Approved Programs and Budgets. For clarity, subject to Sections 4.6(a) and 4.6(b), the Board of Directors has sole and final approval of Programs and Budgets, and any such approved Program and Budget shall be deemed to be an “Approved Program and Budget” for the purposes of this Agreement. Each Program and Budget shall be for a Budget Period of a calendar year and shall provide for: (a) accrual of reasonably anticipated Environmental Compliance expenses for all Company Group operations contemplated under the Program and Budget; (b) in reasonable detail, the scope, direction and nature of Company Group operations to be undertaken in respect of such period; (c) payment of all obligations of the Company under Underlying Agreements; and (d) in reasonable detail, the coverage and terms of the applicable insurance policies for the Company Group. The Manager shall send to the Members each Approved Program and Budget. The Manager shall have the right to spend such amounts notwithstanding such Approved Program and Budget within the parameters provided for in Section 7.4 and Section 7.6.

7.3	Presentation of Proposed Programs and Budgets.

(a)

Not later than sixty (60) days before the expiration of the then current Approved Program and Budget, the Manager shall prepare a proposed Program and Budget for the succeeding calendar year or longer such period approved by the Board of Directors, and submit the proposed Program and Budget for such calendar year or other period to the Board of Directors and, if applicable, the Members, for review. The proposed Program and Budget shall be accompanied by a notice of the date and time of the meeting to be held by the Board of Directors and, if applicable, the Members to consider the proposed Program and Budget, which date shall not be less than ten (10) days after the submission of the proposed Program and Budget to Board of Directors and, if applicable, the Members. The Directors and, if applicable, the Members may approve the proposed Program and Budget, propose modifications to the proposed Program and Budget or reject the proposed Program and Budget. If the Board of Directors with Specified Approval or the Members with Specified Approval approve such proposed Program and Budget, then such proposed Program and Budget shall be the Approved Program and Budget for such period. If such proposed Program and Budget is not so approved, for the next following ten (10) days, the Manager shall negotiate in good faith with the Board of Directors to derive a revised Program and Budget. At the end of such negotiation period, the Manager shall submit a revised Program and Budget for such calendar year or other period to the Board of Directors and, if applicable, the Members for review. The revised Program and Budget shall be accompanied by a notice of the date and time of the meeting to be held by the Board of Directors and, if applicable, the Members to consider the proposed Program and Budget, which date shall not be less than ten (10) days after the submission of the proposed Program and Budget to Board of Directors and, if applicable, the Members.

(b)

In the event that Specified Approval is not obtained for any revised Program and Budget or any increase in the Management Fees (as defined in the Management Services Agreement) following the negotiation period set forth in Section 7.3(a), and the submission of such revised Program and Budget in accordance with Section 7.3(a), (i) with respect to all items other than the Management Fees, (A) if such revised Program and Budget would not increase the expenses, in the aggregate, by more than 10% as compared to the expenses as set forth in the prior Approved Program and Budget, the Board of Directors may approve such amended Program and Budget by Board Approval other than the Management Fees, and (B) if such revised Program and Budget would increase the expenses, in the aggregate, by more than 10% as compared to the expenses as set forth in the prior Approved Program and Budget, until the required Specified Approval is obtained, the Manager shall, and shall cause the Company Group to, continue to operate under the prior Approved Program and Budget (increased by CPI), which shall be deemed to be the Approved Program and Budget under this Agreement until a new Approved Program and Budget is adopted in accordance with this Agreement, and (ii) with respect to any increase in the Management Fees, until the required Specified Approval is obtained, the Manager shall, and shall cause the Company Group to, continue to operate under the prior Approved Program and Budget’s Management

Fees (increased by CPI), which shall be deemed to be the Approved Management Fee (as defined in the Management Services Agreement) under the Management Services Agreement until a new Approved Management Fee is adopted in accordance with this Agreement (it being understood and acknowledged that a modification of Incentive Plan Costs from a “non-cash” item in a Program and Budget to a “cash” item in a subsequent Program and Budget shall not be deemed to be an increase in expenses for the purposes of this Section 7.3(b), provided that any related payments are made in accordance with and subject to Section 7.14).

7.4	Sustaining Expense.

Notwithstanding anything to the contrary in this Agreement, the Manager shall be entitled to conduct such operations and to make such expenditures (on behalf of the Company) as are reasonably deemed by the Manager to be necessary (i) to respond to an Emergency, (ii) to comply with any change in Law or enforcement of such Law since the date of the last Approved Program and Budget, for which the Board of Directors reasonably determines spending cannot wait until completion of the amendment process set forth in Section 7.5 or the next budget approval process as set forth in Section 7.3, (iii) to make any indemnification payment required under any agreement that has been finally determined pursuant to such agreement (including, to the extent applicable, the receipt of Specified Approval for any applicable settlement) (x) to which the Company or any of its subsidiaries is a party and (y) is not an Affiliate Contract, in each case, so long as the Manager has acted in accordance with this Agreement and the Management Services Agreement, or (iv) in connection with a Default or Event of Default (in each case as defined pursuant to the DOE Loan) that has actually occurred or will occur imminently (as can be demonstrated to GM by reasonable supporting evidence), and such Default or Event of Default is related to a liquidity issue of the Subsidiary Borrower and is reasonably capable of being cured by a Capital Contribution (each of the foregoing, a “Sustaining Expense”). The Manager shall promptly notify the Board of Directors and the Members of each Sustaining Expense and shall use commercially reasonable efforts to continue to operate within the Approved Program and Budget, notwithstanding such Sustaining Expense, and to avoid issuing any Contribution Notice in respect of such Sustaining Expense.

7.5	Amendments.

During the applicable Budget Period, the Manager may propose amendments (the “Amendments”) to any currently Approved Program and Budget from time to time. If applicable, at the meeting to vote on the Amendment (taking into account any revisions made by the Manager during the negotiation period), the Members shall vote to either accept or reject the revised Amendment in accordance with Section 4.6(b)(xiii).

7.6	Budget Overruns; Program Changes.

During the applicable Budget Period, the Manager shall immediately notify the Board of Directors of any actual or anticipated material departure from an Approved Program and Budget. If the actual or anticipated departure from the Approved Program and Budget (a) results in less than a 10% increase, in the aggregate, of the expenses as compared to the then-current Approved Program and Budget and (b) is not an increase of the Management Fees paid pursuant to the

Management Services Agreement, the Manager can proceed with Board Approval and such budget overruns shall be charged to the Company. If the actual or anticipated departure from the Approved Program and Budget involves an increase (i) in the Management Fees paid pursuant to the Management Services Agreement or (ii) of more than 10%, in the aggregate, of the expenses as compared to the then-current Approved Program and Budget, the Manager can proceed with Specified Approval (as and to the extent set forth in such Specified Approval) and such budget overruns shall be charged to the Company. Notwithstanding the foregoing, the Manager shall be able to proceed with any overruns without approval to the extent such costs and expenses are directly caused by a Sustaining Expense.

7.7	Books, Records and Access.

(a)

The Company shall, and shall cause its Subsidiaries to, prepare and maintain proper, accurate and complete books and records of accounts, taxes, financial information and all matters pertaining to the Company (and its Subsidiaries) including all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operations of the Company, in each case to the extent required in accordance with U.S. GAAP (other than with respect to the 2024 fiscal year, for which IFRS Accounting Standards shall be applied (the “IFRS Accounting Year”)), and maintain a system of internal accounting controls over financial reporting which provides reasonable assurance that: (i) transactions are executed in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with U.S. GAAP (other than with respect to the 2024 fiscal year, for which IFRS Accounting Standards shall be applied) and to maintain accountability for its assets; and (iii) none of the Company Group maintains off-the-books accounts. The consolidated financial statements of the Company and its Subsidiaries shall be audited annually by a reputable firm of independent certified public accountants as shall be appointed from time to time by the Board of Directors, including to determine compliance with applicable Laws. The fact that such independent certified public accountants may audit the financial statements of one or more of the Members or their Affiliates shall not disqualify such accountants from auditing the Company’s and its Subsidiaries’ financial statements. Any related costs incurred by an auditor (other than pursuant to Section 7.7(g)) shall be borne by the Company.

(b)

At a minimum, the Company shall keep at its principal place of business the following records: (i) a current list of the full name and last known business, residence, or mailing address of each Member, Director and Officer (in each case both past and present); (ii) a copy of this Agreement, the organizational documents of the Company and each Subsidiary, and all amendments to any of the foregoing, together with executed copies of any powers of attorney pursuant to which any such document has been executed; (iii) copies of the income tax returns and reports of the Company and each Subsidiary, and all supporting work papers, if any, for ten (10) years after the due date for filing (including extensions) the Company’s or such Subsidiary’s annual or short period tax returns (and the Company shall provide each Member with an opportunity, at the expense of such Member, to obtain a complete set of such tax returns, and supporting workpapers, prior to their destruction and upon the dissolution of the Company); (iv) copies of the currently effective written agreements of the Company and each Subsidiary and copies of books and records of account and any financial statements of the Company and each Subsidiary for ten (10) years after the due date for filing (including extensions) the Company’s or such Subsidiary’s related SEC filing and reports (and the Company shall provide each Member with an opportunity, at the expense of such Member, to obtain a complete set of such files and records prior to their destruction and upon the dissolution of the Company); (v) minutes of every meeting of the Members; (vi) minutes of every meeting of the Board of Directors; (vii) any written consents obtained from the Members or the Board of Directors for actions taken by the Members or the Board of Directors without a meeting; and (viii) such other books and records as may be required by applicable Law.

(c)

The Members shall have the reasonable right (i) to consult from time to time with the Officers and the supervisors or independent certified public accountants of the Company (and its Subsidiaries) at their respective places of business regarding operating and financial matters and (ii) to visit and inspect any of the properties or assets of the Company or any of its Subsidiaries (no more than quarterly). The requesting Member shall use commercially reasonable efforts to prevent any such inspections from unreasonably interfering with Operations or the other business and operations of the Company.

(d)	The Company shall provide to each Member the following reports:

(i)

(x) within 120 days of the year-end for the year ending December 31, 2024, and (y) within ninety (90) days of the year-end for each year thereafter, audited consolidated financial statements of the Company Group audited by and certified by the Company’s independent certified public accountants, along with such auditor’s report (the Annual Audited Financial Statements) including:

(A)	the consolidated balance sheet of the Company Group as of the close of such year-end;

(B)	a consolidated statement of income of the Company Group for such year-end;

(C)	a consolidated statement of the Company Group’s cash flows for such year-end; and

(D)	a consolidated statement of the Company Group’s shareholder’s equity for such year-end; and

(E)	a disclosure of such Member’s Capital Account as of the close of such fiscal year, and changes therein during such year-end;

(ii)

within sixty (60) days of the end of any fiscal quarter, quarterly unaudited consolidated financial statements (balance sheets, statements of income, statement of cash flows, and statement of equity) of the Company Group for the previous quarter, certified by the Chief Financial Officer of the Company; provided, however, that in the event that, after the Commencement of Commercial Production (as defined in the GM Phase 1 Offtake Agreement), GM’s investment in the Company is deemed to be a “material investment” (as determined by GM in good faith pursuant to its accounting practices) (“GM Material Investment Determination”) and GM delivers written notice to the Company of such GM Material Investment Determination, then ninety (90) days after delivery of such written notice to the Company, (a) preliminary completed drafts of such quarterly unaudited consolidated financial statements, subject to final adjustments and incorporating all financial data and records the Company is aware of at the time, shall be delivered within thirty (30) days of the end of any fiscal quarter, and (b) final quarterly unaudited consolidated financial statements shall be delivered on the earlier of (x) promptly following the relevant information becoming available to the Company, and (y) prior to the applicable reporting deadline imposed on LAC under any applicable Securities Laws;

(iii)

within sixty (60) days of the end of each fiscal quarter during the IFRS Accounting Year, and within ninety (90) days of the end of the IFRS Accounting Year, an unaudited reconciliation of the Company Group’s quarterly unaudited consolidated financial statements with respect to such fiscal quarter and an audited reconciliation of the Company Group’s annually audited consolidated financial statements with respect to such fiscal year, in each case, to U.S. GAAP, if it was reasonably determined by GM in consultation with its auditor, that this information is necessary for GM financial reporting, accounting or tax purposes;

(iv)

within forty-five (45) days of the end of each month, unaudited monthly financial statements (balance sheets, statements of income, and cash flows) of the Company Group for the previous month; provided, however, in the event of a GM Material Investment Determination and GM delivers written notice to the Company of such GM Material Investment Determination, then ninety (90) days after delivery of such written notice to the Company, such unaudited monthly financial statements shall be delivered on the earlier of (a) promptly following the relevant information becoming available to the Company and (b) thirty (30) days following the end of each month; and

(v)

in the event of a GM Material Investment Determination and GM delivers written notice to the Company of such GM Material Investment Determination, then ninety (90) days after delivery of such written notice to the Company, no later than three (3) Business Days after the end of each quarter, an estimate of earnings of the Company Group in the form of a preliminary income statement.

(e)

For so long as a Member Group holds at least 10% of the outstanding Units (excluding Non-Voting Units) and the DOE Loan is outstanding, each Member in such Member Group shall have the right to receive:

(i)	within five (5) days after the same is provided to the DOE pursuant to Section 8.02(a) of the DOE Loan, the Omnibus Annual Report (as defined in the DOE Loan);

(ii)	within five (5) days after the same is provided to the DOE pursuant to Section 8.02(b) of the DOE Loan, each Quarterly Certificate (as defined in the DOE Loan);

(iii)	within five (5) days after the same is provided to the DOE pursuant to Section 8.02(c) of the DOE Loan, each Community Benefits Plan and Justice40 Annual Report (as defined in the DOE Loan);

(iv)	within five (5) days after the same is provided to the DOE, each environmental report provided to the DOE pursuant to Section 8.02(f) of the DOE Loan;

(v)	within five (5) days after the same is provided to the DOE, each monthly report provided to the DOE pursuant to Section 8.02(d) of the DOE Loan;

(vi)	within five (5) days after the same is provided to the DOE, each monthly update and monthly performance report provided to the DOE pursuant to Section 8.02(e) of the DOE Loan;

(f)	For so long as a Member Group holds at least 10% of the outstanding Units (excluding Non-Voting Units), each Member in such Member Group shall have the right to receive:

(i)

if the DOE Loan is no longer outstanding, promptly following internal preparation thereof, any reports produced by, or on behalf of the Company Group, with substantially similar information previously provided under Section 7.7(e)(i) through Section 7.7(e)(vi) and, if no such reports are so produced, such Member shall discuss in good faith with the Company and agree on the information, form, and cadence of the reports to be delivered to such Member by the Company Group;

(ii)	promptly upon request to the extent available, the then-current Approved Program and Budget;

(iii)

promptly following receipt thereof, a copy of any notice, letter, correspondence or other communication from a Governmental Authority or any litigation proceedings or filings involving the Company or any of its Subsidiaries, in each case, in respect of the Company’s potential, actual or alleged material violation of any and all Laws applicable to the business, affairs and operations of the Company and its Subsidiaries, and any responses by the Company; and

(iv)

such other financial statements, information and reports at such times and in such forms as any such Member may reasonably request in order to enable such Member or any of its Affiliates to prepare financial or other reports required by applicable Law.

(g)

For so long as a Member Group holds at least 10% of the outstanding Units (excluding Non-Voting Units), each Member in such Member Group shall have the right to visit the Properties, facilities, and Assets of the Company Group at its own expense and no more frequently than once during any calendar quarter, unless there has been an Emergency, then in such event, such Member in a Member Group shall have the additional right to visit the Properties, facilities, and Assets of the Company Group once for each Emergency during such calendar quarter, so long as the exercise of such right does not unreasonably interfere with the business and operations of the Company Group. In addition to the other rights specifically set forth in this Agreement, subject to Section 7.7(h) each such Member is entitled to, at its option and at its own expense, from time to time but no more frequently than once per calendar year, conduct internal audits of the books, records and accounts of the Company and the Subsidiaries, which audits may be conducted by employees or agents approved by the Board of Directors upon the reasonable request of any such Member at any reasonable time during normal business hours.

(h)

Notwithstanding anything in this Section 7.7 to the contrary, the Company shall not be required to provide any Member with access to, or to disclose any information to, a Member if such disclosure would reasonably be expected to result in the sharing of pricing and key sales terms of any purchasers of the offtake of the Project; provided, that such restriction shall not restrict a Member from receiving aggregate, de-identified sales numbers and financial statements otherwise required to be provided in this Section 7.7.

(i)

Provided that there is no conflict with any other agreement between the Company and any third Person, except to the extent set forth in Section 7.7(h), none of the Company, the Manager or the Board of Directors (on behalf of the Company) shall have the right to keep confidential from the Members any information that the Board of Directors would otherwise be permitted to keep confidential from the Members pursuant to Section 18-305(c) of the Act.

(j)	The rights set forth in this Section 7.7 are intended to be the sole information rights of the Members as permitted by the Act.

7.8	Bank Accounts.

The Board of Directors shall cause the Company to establish and maintain one or more separate bank and investment accounts for Company funds in the Company’s name with such financial institutions and firms as the Board of Directors may select and designate signatories thereon. The Company may not commingle the Company’s funds with the funds of any other Person other than, as determined by the Board of Directors, the Company’s Subsidiaries.

7.9	Compliance Covenants.

For so long as GM or an Affiliate thereof is a Member, the Company shall, and shall cause each of its Subsidiaries to, comply with each of the policies attached as Schedule “H” (the “Compliance Covenants”). The Compliance Covenants may not be amended without GM’s consent. In the event of a breach by the Company of the Compliance Covenants that is not Cured or cannot be Cured and GM is not then a Defaulting Member, GM and its Affiliates shall have the right to, in its sole discretion, pursue one or more of the following remedies: (a) (i) for so long as the DOE Loan is outstanding, sell a portion or all of their Units to the Company (and the Company shall buy such Units) for an aggregate purchase price of up to $[***], or (ii) if the DOE Loan has been terminated, sell a portion or all of their Units to the Company (and the Company shall buy such Units) for a purchase price per Unit (the “Compliance Put Purchase Price”) equal to the highest of (1) the Fair Market Value of a Unit, (2) the book value of a Unit, and (3) the GM Aggregate Contribution Amount divided by the total number of Units held by GM and its transferees immediately prior to GM exercising any of its remedies under this Section 7.9, in each of clause (i) or (ii) by delivery of a written notice (the “Compliance Put Notice” and the date for such sale set forth therein the “Compliance Put Closing Date”) to the Company requesting such sale (provided that such Compliance Put Notice is delivered within 120 days following the date on which GM notifies the Company of such breach); provided that if the Company, in good faith, demonstrates that it cannot pay such price out of funds available to the Company in excess of an amount sufficient for the Company to continue as a going concern, without raising additional funds through debt or equity financing or selling any assets (“Available Funds”), then the Compliance Put Purchase Price shall be reduced to the maximum amount the Company is able to pay at such time out of Available Funds (as agreed between the Company and GM), (b) Transfer its Units to any Third Party without being required to comply with any of the restrictions or limitations set forth in this Agreement other than Sections 10.1(c), 10.1(d), 10.1(g)(i), 10.1(g)(ii) and, only with respect to material Governmental Authorizations, 10.1(g)(iv); or (c) pursue any other remedy available to it pursuant to Section 13.11, and in each of clause (a) or (b) any outstanding and undrawn GM Letters of Credit shall be withdrawn. By way of example, GM may elect to put to the Company a portion of its Units and Transfer the remainder of GM’s Units to a Third Party. The Company shall, and shall cause its Subsidiaries to, comply with the GM Supply Chain Policy, the Company shall incorporate, and shall cause its Subsidiaries to incorporate, and shall require each third-party service provider to incorporate, to the extent applicable, the GM Supply Chain Policy in its or its Subsidiaries’ contract for goods or services, unless the Company determines in good faith, after receiving advice from counsel, that (x) a third-party service provider maintains its own code of conduct and/or other supply chain policy(s) and (y) such code and/or other policy(s) are substantially similar in all material respects to the applicable portions of the GM Supply Chain Policy.

7.10	GM Phase 2 Offtake Agreement.

Upon the Prior Agreement Date, the Company and GM (or an Affiliate thereof) entered into an additional offtake agreement (or agreements) in substantially the form of Schedule “I” (as amended from time to time, the “GM Phase 2 Offtake Agreement”).

7.11	GM Life of Mine Rights.

Following the expiry of the (a) GM Phase 1 Offtake Agreement, with respect to the volumes from Phase 1 of the Project, and (b) GM Phase 2 Offtake Agreement, with respect to the volumes from Phase 2 of the Project, in each case, GM shall have life of mine offtake rights, at market price, for a percentage of all volumes from Phase 1 and Phase 2 of the Project, as applicable, equal to GM’s Proportionate Interest as of the applicable date of determination in accordance with the process and procedures set forth on Schedule “K” (“Life-of-Mine Rights”). For the avoidance of doubt, the Life-of-Mine Rights shall be transferrable (in whole or in part) to any transferee of Units from GM and shall be exercisable by any such transferee.

7.12	Stakeholder Engagement.

As of the Prior Agreement Date, the Members have established a committee (the “Human Rights Committee”), which includes at least one GM Designee and one LAC Designee, to oversee the Company’s engagement of relevant community stakeholders consistent with principles outlined in the United Nations Guiding Principles on Business and Human Rights, the United Nations Declaration on the Rights of Indigenous Peoples, and associated applicable Laws. The Company and the Members shall also implement and execute the agreed-upon plan for stakeholder engagement consistent with principles outlined in the United Nations Guiding Principles on Business and Human Rights, the United Nations Declaration on the Rights of Indigenous Peoples, and associated applicable Laws (the “Human Rights Plan”).

7.13	Employee Non-Solicit.

Each Member (other than any Member that is an Affiliate of LAC) hereby agrees, on behalf of itself and its Affiliates, that, without LAC’s prior written consent, such Member and its Affiliates shall not, for so long as such Member is a member of the Company, directly or indirectly solicit for employment or engagement, or employe or engage, any employee of LAC or its Affiliates (including Manager) who provides services to the Company Group; provided, however, that such Member and its Affiliates shall not be prohibited from: (a) employing or engaging any such Person who contacts such Member or its Affiliates on his or her own initiative and without any direct or indirect solicitation by such Member or its Affiliates; (b) conducting generalized solicitations for employees (which solicitations are not specifically targeted at employees of LAC or its Affiliates (including Manager) and employing or engaging any Person that responds to such solicitations); (c) soliciting for employment or employing any Person who (i) has been terminated by LAC or its Affiliates and has not been solicited for employment in breach of this Section 7.13 by such Member or its Affiliates prior to such termination or (ii) has not been employed or engaged by LAC or its Affiliates sixty (60) consecutive days, or (d) soliciting for employment or engagement any employee of LAC or its Affiliates with the express consent of LAC.

7.14	Employee Incentive Plan.

(a)

Following the Prior Agreement Date, LAC Parent may issue restricted stock units to employees of the Company Group (in addition to any such issuances that may exist as of the Prior Agreement Date) pursuant to the terms and conditions of its existing equity incentive plan, a copy of which is attached as Schedule “M” (the “Employee Incentive Plan”). Unless otherwise determined by LAC in its sole discretion, the Company shall reimburse LAC Parent for any costs of, and costs associated with, the issuance of restricted stock units under the Employee Incentive Plan to the extent recorded in the books and records of LAC Parent in accordance with U.S. GAAP (such costs, the “Incentive Plan Costs”); provided, that, any reductions to such costs associated with the termination of employees and the forfeiture of unvested restricted stock units (such reductions, “Incentive Plan Cost Reductions”), shall be offset against the Incentive Plan Costs incurred for that current calendar year (or if such Incentive Plan Cost Reduction happens in a subsequent calendar year, then shall reduce the Incentive Plan Costs for such calendar year).

(b)

Prior to Production Commencement, the Company shall not reimburse LAC Parent for any Incentive Plan Costs incurred, but such costs shall accrue, as adjusted for any Incentive Plan Cost Reductions (“Accrued Incentive Plan Costs”) and shall be paid in accordance with Section 9.1(a)(ii).

(c)

In the event of a material change to LAC Parent that results in the restricted stock units of LAC Parent issued under the Employee Incentive Plan no longer being a directly aligned incentive for performance by the employees of the Company Group, GM shall have the right to request that the Company revisit, amend, and/or terminate issuances of restricted stock units to employees of the Company Group under the Employee Incentive Plan and adopt an alternative employee incentive plan implemented solely by the Company, which shall be subject to Specified Approval.

7.15	Management Fees.

(a)

The Manager acknowledges and agrees that, (i) prior to Production Commencement, all Approved Management Fees and Approved Third Party Expenses (each as defined in the Management Services Agreement) shall not be paid in cash by the Company and (ii) in the event the Company does not have sufficient cash on hand to pay the Approved Management Fees or Approved Third Party Expenses as required under the Management Services Agreement, no Contribution Notice shall be submitted or delivered to the Members to request additional capital to be contributed to the Company in order to fund such costs, but, in each case, the Approved Management Fees or Approved Third Party Expenses shall instead accrue as an amount owed by the Company to the Manager (collectively, the “Accrued Management Costs”) and shall be paid in accordance with Section 9.1(a)(ii); provided, however, that in the event a Contribution Notice is delivered to the Members (x) in accordance with Section 3.3 and this Section

7.15 and (y) after the second anniversary of the Prior Agreement Date, then (A) each Member that is not an Affiliate of the Manager shall fund an additional amount of the capital contribution requested in the Contribution Notice, up to a maximum of the total amount requested in the Contribution Notice, equal to the amount of the Accrued Management Costs that is attributable to such Member’s Proportionate Interest in accordance with Section 3.3 (“Management Catch-up Amount”), and the Accrued Management Costs shall be decreased by an amount equal to the aggregate Management Catch-up Amount, divided by the percentage of the aggregate Proportionate Interests of the Members that are not an Affiliate of the Manager, and (B) the aggregate Management Catch-up Amount shall be deemed contributed by LAC (and for the avoidance of doubt, shall not be deemed contributed by the applicable Member making such contribution). As an illustrative example, if a Contribution Notice was properly delivered three (3) years after the Prior Agreement Date pursuant to Section 3.3 and this Section 7.15, with a request for $[***] of capital contributions from the Members (with GM and LAC being the only Members), and the Accrued Management Costs was $[***] in the aggregate, which would mean that GM’s portion of the Accrued Management Costs was $[***] and GM’s Management Catch-up Amount was $[***], then GM’s capital contribution under such Contribution Notice would be $8,800,000 (assuming that GM’s Proportionate Interest is 38% of the Company and with $[***] of such amount being deemed as contributed by LAC) and LAC’s capital contribution under such Contribution Notice would be $[***], and after such capital contributions were completed, the Accrued Management Costs would be $[***]. As an additional illustrative example, if a Contribution Notice was properly delivered three (3) years after the Prior Agreement Date pursuant to Section 3.3 and this Section 7.15, with a request for $[***] of capital contributions from the Members (with GM and LAC being the only Members), and the Accrued Management Costs was $[***] in the aggregate, which would mean that GM’s portion of the Accrued Management Costs was $[***] and GM’s Management Catch-up Amount would be $[***], then GM’s capital contribution under such Contribution Notice would be $[***] (assuming that GM’s Proportionate Interest is 38% of the Company and $[***] of such amount being deemed as contributed by LAC) and LAC’s capital contribution under such Contribution Notice would be $[***], and after such capital contributions were completed, the Accrued Management Costs would be decreased by $[***] in connection with such Contribution Notice (as calculated by $[***] divided by 0.38), and the remaining Accrued Management Costs would be $[***]. The calculations for such illustrative examples are set forth on Schedule “O” as Illustrative Examples #1 and #2 (and corresponding example calculations applicable after the exercise of the JV Warrants are shown in Illustrative Examples #1B and #2B). The sole and exclusive remedy of the Company or the Members for failure by a Member to fund the amount required to be funded by such Member pursuant to this Section 7.15 shall be the allocation of Units to be issued to each Member (or cancelled, as applicable) pursuant to this Section 7.15 based on the Members’ participation in any such capital call.

(b)	Subject to Section 7.15(c), in the event that, in connection with a Contribution Notice properly delivered pursuant to Section 3.3 and this Section 7.15:

(i)

(A) none of the Members that are not an Affiliate of the Manager contribute such Member’s entire Management Catch-up Amount and (B) the Members that are the Manager or Affiliates of the Manager make a Capital Contribution equal to at least its Proportionate Interest of the Contribution Notice amount, then, in addition to the amount of the Capital Contribution made by the Members that are the Manager or Affiliates of the Manager, LAC shall also be deemed to have made an additional Capital Contribution equal to (x) the difference between the aggregate Management Catch-Up Amount and the portion of the aggregate Management Catch-Up Amount contributed by the Members that are not Affiliates of the Manager, divided by (y) the percentage of the aggregate Proportionate Interests of the Members that are not an Affiliate of the Manager (and such deemed Capital Contribution shall be included for the purposes of acquiring Units in accordance with Section 3.3, and the Accrued Management Costs shall also be reduced by an amount equal to the aggregate Management Catch-Up Amount). Illustrative examples for such Capital Contributions are set forth in Schedule “O” as Illustrative Examples #3 through #6 (and a corresponding example calculation applicable after the exercise of the JV Warrants is shown in Illustrative Examples #3B).

(ii)

(A) (1) one or more Members that are not Affiliates of the Manager fail to contribute its entire Management Catch-up Amount (such Member, a “Non-Paying Member”) and (2) one or more Members that are not Affiliates of the Manager does contribute its entire Management Catch-up Amount and (B) the Members that are the Manager or Affiliates of the Manager make a Capital Contribution equal to at least the lesser of (1) its Proportionate Interest of the Contribution Notice amount and (2) the remaining amount of the amount required to be funded pursuant to the Contribution Notice after giving effect to clause (A), then, in addition to the amount of the Capital Contribution made by the Members that are the Manager or Affiliates of the Manager, (x) LAC shall also be deemed to have made an additional Capital Contribution equal to (1) the difference between the aggregate Management Catch-Up Amount and the portion of the aggregate Management Catch-Up Amount contributed by the Members that are not Affiliates of the Manager, divided by (2) the percentage of the aggregate Proportionate Interests of the Members that are not an Affiliate of the Manager (and such deemed Capital Contribution shall be included for the purposes of acquiring Units in accordance with Section 3.3, and the Accrued Management Costs shall also be reduced by an amount equal to the aggregate Management Catch-Up Amount), and (y) the Company shall cancel, for each Non-Paying Member, a number of Units with a Fair Market Value equal to (1) the difference between such Non-Paying Member’s Management Catch-Up Amount and the portion of the Management Catch-Up Amount contributed by such Non-Paying Member, divided by (2) the percentage of the aggregate Proportionate Interests of the Members that are not an Affiliate of the Manager. An illustrative example for such a Capital Contribution is set forth in Schedule “O” as Illustrative Example #4B.

(c)

In the event that, in connection with a Contribution Notice properly delivered pursuant to Section 3.3 and this Section 7.15, (i) any Member that is not an Affiliate of the Manager fails to fully contribute at least its Proportionate Interest of the Contribution Notice amount and (ii) subject to Section 7.15(d) the Members that are the Manager or Affiliates of the Manager do not make any Capital Contribution under the Contribution Notice, then (A) each Member that is not an Affiliate of the Manager shall be deemed to have contributed an amount equal to the actual amount such Member contributed multiplied by its respective Proportionate Interest, (B) LAC shall be deemed to have contributed the difference between actual amount contributed by such other Members, in the aggregate, and the amount deemed contributed pursuant to clause (A), and (C) the Accrued Management Costs shall be reduced by an amount equal to (x) the amount deemed contributed pursuant to clause (B) divided by (y) the collective Proportionate Interest of the Members that are not Affiliates of the Manager. Illustrative examples for such Capital Contributions are set forth in Schedule “O” as Illustrative Example #7.

(d)

In the event that, in connection with a Contribution Notice properly delivered pursuant to Section 3.3 and this Section 7.15, any Member that is not an Affiliate of the Manager fails to fully contribute at least its Proportionate Interest of the Contribution Notice amount, LAC shall have five (5) Business Days to make a Capital Contribution following the deadline for such Capital Contribution set forth in such Contribution Notice.

7.16	Insurance.

The Company shall, directly or indirectly, maintain the appropriate insurance coverage as required under the DOE Loan during the term of the DOE Loan. Upon the termination of the DOE Loan, the Members shall discuss in good faith and agree upon the appropriate insurance coverage necessary for the Company moving forward, and the Company shall maintain such agreed upon insurance coverage as agreed upon by the Members.

ARTICLE VIII

DEFAULTS AND REMEDIES

8.1	Defaults.

The occurrence of any one or more of the following shall, so long as it subsists, constitute an “Event of Default” by a Member (the “Defaulting Member” and each of the other Members shall be referred to as a “Non-Defaulting Member”), but only it its capacity as a Member:

(a)	a Member suffering an Insolvency Event;

(b)	any breach by a Member of Section 3.2(a);

(c)	a Member breaching any of the Transfer restrictions set forth in Article IX; and

(d)

a Member taking any action requiring Supermajority Approval or Specified Approval hereunder without such required approval that is not Cured or cannot be Cured; provided that any action taken by or at the express direction of the Manager shall be deemed to be an action taken by the Member that is an Affiliate of the Manager for purposes of this Section 8.1(d).

8.2	Notice of Default.

The Company shall give the Defaulting Member a written notice of default (a “Notice of Default”), which shall describe the default in reasonable detail.

8.3	Defaulting Member Right to Contest.

Contemporaneously with the delivery of the Notice of Default, the Non-Defaulting Member shall have the rights specified in Section 8.6. If the Defaulting Member in good faith contests whether the alleged default has in fact occurred, the Defaulting Member shall give notice thereof to the Non-Defaulting Member and the provisions of Section 13.2 shall then be applicable (except as otherwise provided herein) and pending such dispute resolution by agreement or a final ruling, Section 8.6 shall not be operative. If the ruling confirms that a default has occurred or there is agreement of the Parties, Section 8.6 shall be operative.

8.4	Rights Upon Default.

The Company, after providing a Notice of Default, shall have the right (but not the duty) to exercise any remedy available to it at law or equity.

8.5	No Penalty.

The Members acknowledge and agree that the rights and remedies conferred by this Article VIII do not constitute a penalty, unlawful forfeiture or penalty interest rates, and that such rights and remedies are necessary to ensure that the interests of the Members are appropriately balanced. Each Member covenants that it shall not raise any prohibition against penalty clauses as a defense to the dilution contemplated by Section 3.2.

8.6	Suspension of Rights While a Defaulting Member.

In addition to the remedies set forth above or available at applicable Law, if an Event of Default subject to the provisions of Section 8.3 occurs and is continuing, the Defaulting Member’s:

(a)	voting rights in the Company will be suspended and quorum for Member meetings will be adjusted to not require the attendance of the Defaulting Member;

(b)

Directors designed by the Defaulting Member will not be entitled to vote and quorum and voting thresholds for meetings of the Board of Directors will be proportionally adjusted to not require attendance of such Directors;

(c)	rights to Transfer its Units will be suspended; and

(d)	rights to receive distributions will be suspended.

ARTICLE IX

DISTRIBUTIONS

9.1	Distributions.

(a)

Regular Distributions. Except with the Specified Approval of the Members, subject to Section 8.6(d) and Section 9.1(c), and in compliance with the terms of the DOE Loan, all Available Cash of the Company shall be distributed to the Members on a quarterly basis (within fifteen (15) Business Days following the commencement of each calendar quarter), or at such additional time or times as the Board of Directors determines, as follows:

(i)

first, in the event that any amount (A) under any GM Letter of Credit is drawn, to GM until such time as GM has received aggregate distributions equal to such drawn amount (and such distributions shall reduce the drawn amount thereunder) or (B) under any LAC Guarantee is called and paid by LAC, and (1) if no amount under any GM Letter of Credit has been drawn and remains outstanding, to LAC until such time as LAC has received aggregate distributions equal to (x) such called and paid amount, multiplied by (y) the Proportionate Interests of Members other than LAC and its Affiliates or (2) if both amounts under a LAC Guarantee have been called and paid and amounts under the GM Letter of Credit have been drawn and such amounts are outstanding, to LAC and GM pro rata in proportion to the amounts required to be paid to LAC and GM until such time as both LAC and GM have received aggregate distributions equal to such respective amounts (and with respect to such distributions to GM, shall reduce the drawn amount under the GM Letter of Credit);

(ii)	second, to LAC until LAC has received an amount equal to the Accrued Incentive Plan Costs and Accrued Management Costs, if any;

(iii)

third, only if such distribution is for the last calendar quarter of the calendar year, to LAC, an amount equal to the Net Incentive Plan Costs for such calendar year; provided, however, that in the event that there is not sufficient Available Cash to distribute an amount to LAC equal to the Net Incentive Plan Costs for such calendar year, the remainder of such Net Incentive Plan Costs shall be deemed to be Accrued Incentive Plan Costs in the immediately subsequent quarter for purposes of this Section 9.1(a); and

(iv)	thereafter, any remaining amount of Available Cash shall be distributed pro rata in proportion to their respective Proportionate Interests (subject to Section 3.6).

(b)

Tax Distributions. Subject to Section 9.1(a)(i) and 9.1(c), and in compliance with the terms of the DOE Loan, Available Cash shall be distributed to each Member with respect to each fiscal year in an amount equal to any federal, state or local income taxes payable by such Member (or the direct or indirect owners of such Member) with respect to the taxable income allocated by the Company to such Member for federal, state and local income tax purposes for such fiscal year (net of losses allocated by the Company to such Member for federal, state or local income tax purposes in prior fiscal years that have not been offset by prior allocations of taxable income, to the extent such prior losses would be available to offset such taxable income allocated to such Member in such fiscal year) pursuant to Section 3.3 and Section 3.4 of Schedule “E”, assuming that the taxable income (and loss) allocated by the Company to such Member were the only items of taxable income and loss recognized by such Member and based on the highest applicable combined federal and state income tax rate applicable to a corporation resident in New York, New York (such amount, a Member’s “Tax Distribution”); provided, that, in the event that any amount was paid by LAC under a LAC Guarantee or any amount was drawn on a GM Letter of Credit, all Available Cash shall be distributed to LAC and GM under Section 9.1(a)(i), until such time LAC and GM, as applicable, have received aggregate distributions equal to such respective amounts. The Company shall make quarterly distributions based on estimates of the required Tax Distribution to each Member in a manner sufficient to allow such Member to timely satisfy its quarterly estimated tax payment obligations, with a true-up to the amount of such Tax Distribution to be made to such Member on or before the due date for the payment of tax for such fiscal year. In the event the Company does not have sufficient Available Cash to make a Tax Distribution to a Member, the unpaid amount will be carried forward and added to the amount of Tax Distribution owed to such Member in the succeeding fiscal year. Any distributions made to a Member pursuant to this Section 9.1(b) shall be treated as an advance against, and shall reduce on a dollar-for-dollar basis, the next succeeding distribution otherwise payable by the Company to such Member pursuant to Section 9.1(a)(iv).

(c)

No Distributions In Kind. During the existence of the Company, no Member shall be entitled or required to receive as distributions from the Company of any asset other than cash unless otherwise determined by the Board of Directors.

9.2	Liquidating Distributions.

Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Board of Directors, who shall have full power and authority to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:

(a)

first, to the creditors of the Company, including creditors who are Members, in the order of priority provided by applicable law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(b)	thereafter, to the Members in accordance with Section 9.1.

ARTICLE X

TRANSFERS AND ENCUMBRANCES OF UNITS

10.1	Restrictions on Transfer.

(a)

No Member shall, or shall permit their Affiliates to, and no Member shall Transfer, directly or indirectly, its Units except, subject to Section 7.9, in full compliance with the provisions of this Article X. Without limiting the generality of the foregoing, the Members acknowledge and agree that an Indirect Transfer of an equity interest in a Member (including through any change of Control of such Member (including through any change of Control of any parent company of such Member) other than a Parent Change of Control) (the “Indirect Interest”) is a Transfer and is subject to the provisions of this Article X. For the avoidance of doubt, nothing in this Agreement restricts in any manner any Parent Change of Control. Notwithstanding the foregoing or anything to the contrary in this Article X, the DOE (x) may only Transfer Non-Voting Units in accordance with the terms and conditions of the Put, Call and Exchange Agreement, and (y) shall not have any of the rights of a Member under Sections 10.2 (Transfers to Affiliates), 10.3 (Right of First Offer) or 10.5 (Tag-Along Sale) (and for the avoidance of doubt, references to “Members” and “Units” in Sections 10.3 and 10.5 shall be interpreted to exclude the DOE and any Non-Voting Units held by the DOE).

(b)	Any purported Transfer in violation of this Article X shall be void ab initio and of no force or effect.

(c)

No Transfer shall be effective and no transferee of a Member’s Units shall have the rights of such Member hereunder unless (i) the Transfer was completed in compliance herewith; (ii) the transferor Member has provided to the other Members a minimum of five (5) Business Days notice of such intended Transfer; and (iii) the transferee, as of the effective date of the Transfer, has executed a Joinder. With respect to an Indirect Transfer, the transferee shall confirm the Joinder.

(d)

Except as set forth in Section 7.9, the transferor Member and the transferee of any Units (as well as any Indirect Interests) shall be responsible for payment of any taxes, fees, levies or other governmental charges payable under applicable Law in respect of the Transfer and shall indemnify and hold harmless the other Members and the Company in respect thereof.

(e)

The Members agree to ensure that the Company will not cause or permit, and the Company agrees not to permit or effect, the Transfer of Units to be made on its books unless the Transfer is permitted or required by the provisions of this Agreement.

(f)

The Members shall take, or shall cause the Company to take, any actions as may be required to approve any Transfers of Units that are authorized in accordance with Section 7.9 or the provisions of this Article X.

(g)

Except as set forth in Section 7.9, no Member shall complete a Transfer (i) to a Restricted Party, (ii) that would violate or is prohibited (A) by any Law or (B) by the terms of any agreement or other instrument affecting the Company Group or the Assets (x) pursuant to Section 10.01 of the DOE Loan or (y) that was expressly approved by (A) Specified Approval, (B) GM pursuant to Section 4.6(c) or (C) prior written consent of GM pursuant to Section 6.2(e) of the Investment Agreement, (iii) that would result in the assignment or termination of a GM Letter of Credit, unless such transferee delivers one or more replacement letters of credit acceptable to the DOE and at no cost to the Company, (iv) that would result in the cancellation of any Governmental Authorization applicable to the Company or the Assets, (v) to any Person that is not Creditworthy or (vi) in the event that LAC is the transferor Member, unless (x) LAC continues to Control the Company or (y) the transferee of the Units is a Qualified Operator and such transferee, upon consummation of such Transfer, will Control the Company; provided, that if in connection with any such Transfer, the transferee or its Affiliate is bound by the Management Services Agreement, and such party is reasonably capable of performing the services contemplated thereby in substantially the same manner, and at substantially the same price, as during the preceding twelve (12) months, then such transferee shall be deemed to satisfy clauses (a) and (b) of the definition of Qualified Operator. For the avoidance of doubt, (A) GM and its Affiliates shall be permitted to Transfer to any GM Competitor and (B) LAC and its Affiliates shall be permitted to Transfer to any LAC Competitor.

10.2	Transfers to Affiliates.

Each Member may Transfer its Units to an Affiliate, provided that:

(a)	such Affiliate is wholly owned by (i) such Member, (ii) in the case of GM, GM Parent or (iii) in the case of LAC, LAC Parent;

(b)	such Affiliate shall assume the obligations of the Member and become a Party to this Agreement by signing a Joinder; and

(c)

such Affiliate shall covenant and agree (A) to remain an Affiliate of the transferring Member for so long as it continues to hold any Units; and (B) that, prior to ceasing to be an Affiliate of such Member, it will Transfer all of its Units to the Member or another Affiliate of such transferring Member.

10.3	Right of First Offer.

(a)

ROFO Offer. Subject to Section 10.1, if any Member (a “Selling Member”) desires to Transfer all or a portion of its Units (the “Subject Units”), then the Selling Member shall first provide written notice to each other Member (the “ROFO Members”) and the Company (such notice, a “ROFO Notice”) of its intent to Transfer the Subject Units and specifying the amount of the Subject Units and the material terms and conditions pursuant to which the Selling Member proposes to Transfer the Subject Units, including the price at which the Selling Member is willing to Transfer the Subject Units (the “Seller’s Price”).

(b)

Exercise. During the 45-day period following the receipt of a ROFO Notice by the Company and the ROFO Members (the “Offer Period”), each ROFO Member shall have the right, at its option and at any time prior to the expiration of the Offer Period, to deliver to the Selling Member an offer (a “Purchase Offer”) to purchase for cash (payable at closing) all (but not less than all) of the Subject Units on the terms and conditions set forth in such Purchase Offer. The delivery of a Purchase Offer by a ROFO Member shall constitute an irrevocable commitment by such ROFO Member for a 30-day period (the “ROFO Period”) to purchase the Subject Units on the terms and conditions set forth in such Purchase Offer upon acceptance by the Selling Member. Prior to the end of the ROFO Period, the Selling Member shall have the right to accept the offer set forth in a Purchase Offer by delivering written notice (the “Acceptance Notice”) of such acceptance to the applicable ROFO Member; provided that, if two (2) or more ROFO Members deliver Purchase Offers, the Selling Member may only accept the offer with the greatest aggregate purchase price; provided further that, if two (2) or more ROFO Members deliver Purchase Offers offering the same aggregate purchase price and the Selling Member accepts such offer, the ROFO Members shall each be allocated their proportionate share of the Subject Units (calculated based on the number of Units owned by each such ROFO Member at the time of the proposed Transfer relative to the number of Units owned by all such ROFO Members who delivered Purchase Offers offering the same aggregate purchase price); provided further that, the Selling Member shall be required to accept any Purchase Offer at a price equal to or greater than the Seller’s Price. The Selling Member and the applicable ROFO Members shall use commercially reasonable efforts to complete the Transfer within thirty (30) days of delivery of the Acceptance Notice, subject to reasonable extension for the parties to obtain any regulatory approvals required in connection with such Transfer. If the Selling Member fails to elect to accept the offer set forth in any Purchase Offer within the applicable ROFO Period, such Selling Member shall be deemed to have declined such offer. If the Selling Member accepts a Purchase Offer, Selling Member and the applicable ROFO Members shall use commercially reasonable efforts to complete the Transfer within thirty (30) days of delivery of the Acceptance Notice, subject to reasonable extension for the parties to obtain any regulatory approvals required in connection with such Transfer.

(c)

Sale to a Third Party. If (i) no ROFO Member delivers a Purchase Offer within the Offer Period, or (ii) the Selling Member does not accept any of the offers set forth in the Purchase Offers within the ROFO Period, then, subject to Section 10.1 the Selling Member may Transfer the Subject Units to a Third Party (the “Third-Party Purchaser”); provided, however, that (w) such Transfer must be consummated within 3 months after the expiration of the Offer Period; (x) if a Purchase Offer was timely delivered, the aggregate purchase price at which the Subject Units are Transferred must be equal to at least the highest aggregate purchase price set forth in any Purchase Offer that was timely delivered; (y) if a Purchase Offer was not timely made, the aggregate purchase price at which the Subject Units are Transferred must be equal to at least the Seller’s Price; and (z) the Transfer must be for cash and the other terms and conditions of such Transfer shall not be more favorable to the Third-Party Purchaser, taken as a whole, than the terms and conditions set forth in the ROFO Notice. If the Selling Member shall fail to complete a transaction with a Third-Party Purchaser within the time period set forth in this Section 10.3(c) above, the Selling Member shall again be required to comply with all the provisions of this Agreement, including Section 10.1 and this Section 10.3 with respect to any proposed Transfer; provided, that a Selling Member and its Affiliates shall not be permitted to deliver more than one (1) ROFO Notice in any six (6)-month period.

10.4	Drag-Along Right.

(a)

Drag-Along Sale. If at any time, a Member Group holding an aggregate of 85% or more of the issued and outstanding Units (excluding the Non-Voting Units) receive a bona fide offer from a Third Party or group of Third Parties acting in concert (collectively, a “Drag-Along Transferee”) to acquire all of the Units of the Members (or to acquire all or substantially all of the assets of the Company) (a “Drag-Along Sale”), then, subject to Board Approval, such Members (the “Initiating Drag Members”) may require the Company to send a written notice to the other Members (the “Drag Along Right Exercise Notice”) requiring each other Member (a “Drag-Along Member”) to participate in such Drag-Along Sale in the manner set forth in this Section 10.4. For purposes of this Section 10.4, the holder of the JV Warrant will be treated as owning the applicable Non-Voting Units (as if the JV Warrant had been fully-exercised), and accordingly, references to “Member” within this section shall be deemed to include the holder of the JV Warrant, and references to “Units” within this section shall be deemed to include all Non-Voting Units issued or issuable upon exercise of the JV Warrant in full, except where otherwise noted.

(b)

Drag-Along Notice. The Drag Along Right Exercise Notice shall be delivered to each Drag-Along Member at least thirty (30) days prior to the date on which the Initiating Drag Members expect to consummate the Drag-Along Sale. The Drag Along Right Exercise Notice shall set forth: (i) the name of the Drag-Along Transferee, (ii) the proposed amount and form of consideration and material terms and conditions of payment offered by the Drag-Along Transferee in connection with the Drag-Along Sale, (iii) all other material terms of the Drag-Along Sale, including the expected closing date of the transaction, and (iv) a copy of any form of agreement proposed to be executed by the Company or the Drag-Along Members in connection with the Drag-Along Sale.

(c)	Units to be Sold. Subject to Section 10.5(d):

(i)

notwithstanding anything herein to the contrary, if the Drag-Along Sale requires Member approval or Board approval (including pursuant to Section 4.6), each Drag-Along Member shall, or shall cause its appointed Managers to, vote in favor of such Drag-Along Sale with respect to all Units that such Drag-Along Member owns and shall waive any dissenters’ rights, appraisal rights or similar rights it may have in connection with such Drag-Along Sale;

(ii)

each Drag-Along Member shall execute and deliver all related transaction agreements and take such other action in support of the Drag-Along Sale as shall reasonably be requested by the Company or the Initiating Drag Members in order to consummate such Drag-Along Sale in accordance with the terms, and subject to the conditions, set forth in this Section 10.4, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, and any similar or related documents.

(iii)

Each Drag-Along Member agrees to refrain from asserting any claim or commencing any suit or other legal challenge with respect to such Drag-Along Sale or alleging any breach of fiduciary duty of the Initiating Drag Members or the Board of Directors in connection with the evaluation, negotiation, and entry into such Drag-Along Sale.

(d)

Conditions of Sale. The consideration to be received by a Drag-Along Member shall be the same form and amount of consideration to be received by the Initiating Drag Members (or, if the Initiating Drag Members are given an option as to the form and amount of consideration to be received, the same option shall be given) with the aggregate consideration payable in such Drag-Along Sale allocated among the Initiating Drag Members and the Drag-Along Members based on the amount such Member would have received if the aggregate proceeds of such Drag-Along Sale to be paid to the Members were distributed pursuant to Section 9.1, and the terms and conditions of such sale shall, except as otherwise provided in the immediately succeeding sentence, be the same as those applicable to the Initiating Drag Members. Each Drag-Along Member shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Initiating Drag Members make or provide in connection with the Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to an Initiating Drag Member, each Drag-Along Member shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by each Initiating Drag Members and each Drag-Along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by each Initiating Drag Member and each Drag-Along Member (other than any indemnification obligation pertaining specifically to an Initiating Drag Member or a Drag-Along Member, which obligation shall be the sole obligation of such Initiating Drag Member or Drag-Along Member), in each case in an amount not to exceed the aggregate proceeds received by each such Initiating Drag Member and Drag-Along Member in connection with the Drag-Along Sale. Each Drag-Along Member shall not be required to agree to any restrictive covenant in connection with the Drag-Along Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Drag-Along Sale) or any release of claims other than a release in customary form of claims arising solely in such Member’s capacity as a member of the Company.

(e)

GM Conditions of Sale. If GM is not an Initiating Drag Member, then as additional conditions to the Drag-Along Sale, (i) GM shall retain its right to receive the Life of Mine Rights equal to its ownership percentage immediately prior to the Drag-Along Sale and (ii) GM shall not be required to, in connection with its participation in the Drag-Along Sale, amend or terminate any existing offtake or similar agreement between GM or its Affiliates, on the one hand, and the Company or its Affiliates, on the other hand.

(f)

Expenses. The fees and expenses of the Initiating Drag Members incurred in connection with a Drag-Along Sale and for the benefit of all Members, to the extent not paid or reimbursed by the Company or the Drag-Along Transferee, shall be shared by the Initiating Drag Members on a pro rata basis, based on the consideration received by each such Initiating Drag Member.

(g)

Cooperation. Each Member shall take all actions as may be reasonably necessary to consummate the Drag-Along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Initiating Drag Members.

(h)

Application of Transfer Restrictions. If the Initiating Drag Members exercise their rights under this Section 10.4, the Drag-Along Members shall not be entitled to exercise their rights under Section 10.5 with respect to such Drag-Along Sale.

10.5	Tag-Along Rights.

(a)

Tag Along Sale. If, at any time, a Member Group, with an aggregate Proportionate Interest of 70% or more elects to, with respect to 70% or more of the outstanding Units (excluding Non-Voting Units) held by such Member Group, Transfer such Units to any Third Party or any group of Third Parties acting in concert (collectively, a “Tag-Along Transferee”) in a bona fide arm’s-length transaction or series of related transactions (a “Tag-Along Sale”), then, subject to (i) the other provisions of this Section 10.5, and (ii) the Tag-Along Transferee’s agreement to consummate such Tag-Along Sale, each other Member (each, a “Tag-Along Member”) shall be entitled to Transfer all or any portion of its Units (excluding, for the avoidance of doubt, any Non-Voting Units) pursuant to such Tag-Along Sale in the manner set forth in this Section 10.5.

(b)

Tag-Along Sale Notice. Prior to the consummation of any Tag-Along Sale, the Selling Member shall promptly give written notice of such Tag-Along Sale (the “Tag-Along Notice”) to each Tag-Along Member at least thirty (30) days prior to the date on which the Selling Member expects to consummate the Tag-Along Sale. The Tag-Along Notice shall set forth: (i) the name of the Tag-Along Transferee, (ii) the number of Units to be sold by the Selling Member, (iii) the proposed amount and form of consideration and material terms and conditions of payment offered by the Tag-Along Transferee in connection with the Tag-Along Sale (the consideration per Unit being the “Tag-Along Unit Price”), (iv) all other material terms of the Tag-Along Sale, including the expected closing date of the transaction, and (v) a copy of any form of agreement to be executed by the Tag-Along Members in connection with the Tag-Along Sale.

(c)

Exercise by Tag-Along Member. Each Tag-Along Member shall have the right to Transfer in a Tag-Along Sale all or any portion of its Units in connection with the Tag-Along Sale, exercisable by notice within thirty (30) days following its receipt of the Tag-Along Notice, to notify the Selling Member of its election to participate in such Tag-Along Sale (each such electing Tag-Along Member, a “Participating Tag-Along Member”) and specifying the number of Units it desires to Transfer in such Tag-Along Sale. With respect to any Tag-Along Sale, each Participating Tag-Along Member shall Transfer its applicable Units in such Tag-Along Sale free and clear of all Encumbrances (other than those arising under applicable securities laws or this Agreement or those that will be released on or prior to consummation of the Tag-Along Sale). If any applicable Tag-Along Member fails to elect to participate in any Tag-Along Sale following receipt of a Tag-Along Notice within the applicable time period specified in this Section 10.5(c), such Tag-Along Member shall be deemed to have elected not to participate in such Tag-Along Sale.

(d)

Conditions of Sale. The consideration to be received by a Participating Tag- Along Member shall be the same form and amount of consideration to be received by the Selling Member (or, if the Selling Member is given an option as to the form and amount of consideration to be received the same option shall be given) with the aggregate consideration payable in such Tag-Along Sale allocated among the Selling Member and the Participating Tag-Along Members pro rata in proportion to the number of Units sold in such Tag-Along Sale by each such Member, with the price per Unit received by the Selling Members and each Participating Tag-Along Member being no less than the Tag-Along Unit Price, and the terms and conditions of such sale shall, except as otherwise provided in the immediately succeeding sentence, be the same as those applicable to the Selling Member. Each Participating Tag-Along Member shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Selling Member makes or provides in connection with the Tag-Along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to the Selling Member, each Participating Tag-Along Member shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by the Selling Member and each Participating Tag-Along

Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Member and each Participating Tag-Along Member (other than any indemnification obligation pertaining specifically to the Selling Member or a Participating Tag-Along Member, which obligation shall be the sole obligation of the Selling Member or such Participating Tag-Along Member), in each case in an amount not to exceed the aggregate proceeds received by the Selling Member and each such Participating Tag-Along Member in connection with the Tag-Along Sale.

(e)

GM Conditions of Sale. If GM is a Participating Tag-Along Member as additional conditions to such Tag-Along Sale, (i) if any other Member retains any offtake or similar rights in connection with a Tag-Along Sale, then GM shall be entitled to retain or receive, as applicable, a proportionate amount of substantially comparable offtake or similar rights as the rights retained by such other Member and (ii) GM shall not be required to, in connection with its participation in the Tag-Along Sale, amend or terminate any existing offtake or similar agreement between GM or its Affiliates, on the one hand, and the Company or its Affiliates, on the other hand.

(f)

Expenses. The fees and expenses of the Selling Member incurred in connection with a Tag-Along Sale and for the benefit of the Selling Member and all Participating Tag-Along Members, to the extent not paid or reimbursed by the Company or the Tag-Along Transferee, shall be shared by the Selling Member and all of the Participating Tag-Along Members on a pro rata basis, based on the consideration received by each such Member.

(g)

Cooperation. The Selling Member and each Participating Tag-Along Member shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Member.

(h)

Application of Transfer Restrictions. This Section 10.5 shall only apply to Transfers in which (i) the Members have not exercised their rights in full under Section 10.3 to purchase all of the Selling Member’s Units, and (ii) the Selling Members have not, or are not able to, exercise their rights under Section 10.4.

10.6	GM Put Rights.

Any purchase by the Company in relation to a Compliance Put Notice will be on an “as is, where is” basis (except that GM shall make customary title representations with the respect to the Units, including the absence of any encumbrances thereon), without any representations or warranties of any kind regarding the Company or any of its Subsidiaries and without any conditions to consummating such purchase and sale other than the receipt of (a) any material Governmental Authority approvals required under applicable Law to consummate such purchase and sale and (b) any contractual consent required by a material contract the was the subject of Specified Approval or was entered into when GM or its Affiliate Controlled the Company, or (c) as otherwise required pursuant to Section 7.9. The Put Closing Date shall be extended to the extent necessary for the Company to secure any material Governmental Authority approval or consent required to consummate such purchase and sale to a date five (5) days following receipt of such approval or consent so long as such the Company is using commercially reasonable efforts to pursue the approval or consent and every thirty (30) days during the extension delivers to the other Members a certificate that such approval is being so pursued. On the Put Closing Date, (x) GM and its Affiliates shall assign to the Company all right, title and interest in their Units (including any Non-Voting Units, if applicable), free and clear of all encumbrances, by executing such documents as may be necessary to effect the sale, and (y) the Put Purchase Price shall be paid by the Company by wire transfer of immediately available funds. In addition, on the DOE Put Closing Date only, GM shall execute such documents as may be necessary to surrender its rights to Phase 2 offtake. Each Member and the Manager hereby agrees to cooperate with, to take all actions as may be reasonably necessary to consummate and to not take any action that would reasonably be expected to delay, the closing of the sale.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

11.1	Liquidation.

(a)	Dissolution. The Company shall be dissolved upon Specified Approval.

(b)

Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and a certificate of cancellation of the Company under the Act has been filed with the Secretary of State of the State of Delaware.

(c)	Liquidation Upon Dissolution. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in accordance with Section 9.2.

(d)

Negative Capital Accounts. No Member shall be liable to the Company or to any other Member for any negative balance outstanding in each such Member’s Capital Account, whether such negative Capital Account results from the allocation of losses or other items of deduction and loss to such Member or from distributions to such Member, and such Member shall not have any obligation to make any contribution to the capital of the Company with respect to such deficit and such deficit shall not be considered a debt owed to the Company or, except as required by the Act, to any other Person for any purpose whatsoever.

11.2	Termination.

The winding up of the Company shall be completed when all of its debts, liabilities and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members (or have otherwise been abandoned). Upon the completion of the winding up of the Company, a certificate of cancellation of the Company shall be filed with the Secretary of State of the State of Delaware.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

12.1	Member Representations and Warranties.

Each Member (other than the DOE, if the DOE is a Member) hereby represents and warrants to the Company and each other Member as of the date hereof, or as of the date such Member becomes a party to or otherwise becomes bound by this Agreement, that:

(a)

if such Member is a corporation, limited liability company, partnership or other entity, such Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, organization or formation; and such Member has full corporate, limited liability company, partnership or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by its board of directors, stockholders, managers, members, partners, trustees, beneficiaries or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;

(b)

such Member has duly executed and delivered this Agreement and the other documents contemplated herein, and, assuming due execution by the other parties hereto and thereto, such documents constitute the legal, valid and binding obligation of such Member enforceable against such Member in accordance with the terms of each such document (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(c)

such Member’s authorization, execution, delivery and performance of this Agreement does not and shall not (A) conflict with, or result in a breach, default or violation of, (x) the organizational documents of such Member, (y) any contract, obligation or agreement to which such Member is a party or is otherwise subject or (z) any law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject; or (B) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied; and

(d)	Such Member is not described in Section 45X(d)(4)(A) of the Code.

12.2	Survival.

The representations and warranties contained in Section 12.1 shall survive the execution of this Agreement and shall continue in full force and effect for a period of two years from the date of this Agreement,

ARTICLE XIII

MISCELLANEOUS

13.1	Confidentiality.

(a)

Subject to Section 13.1(d), each Member (other than the DOE, to the extent it is a Member) shall keep confidential and not use, reveal, provide or transfer to any third Person any Confidential Information that it obtains or has obtained concerning the Company Group or the other Members without the prior written consent of the applicable other Member, which consent shall not be unreasonably withheld or delayed, except (i) to the extent that disclosure to a third Person is required by Law or pursuant to any stock exchange or securities commission rule or disclosure requirement of the SEC, (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications, and (iii) information that was in the disclosing party’s possession before the Prior Agreement Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company or the other Members.

(b)

Notwithstanding Section 13.1(a), Confidential Information may be disclosed without consent to (i) a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information, (ii) any third Person to whom the disclosing Member contemplates a Transfer of all or any part of its Units (or Indirect Interest), (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or an investment in the disclosing Member or the Company, or (iv) in connection with a press release or public announcement under Section 13.2.

(c)

As to any disclosure under clause (i), (ii) or (iii) of Section 13.1(a), (i) the disclosing Member shall give notice to the other Members concurrently with the making of the disclosure, (ii) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed, (iii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members are obligated under this Section 13.1, and (iv) the disclosing Member shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Member.

(d)

A Member shall continue to be bound by the applicable provisions of this Section 13.1 until the earlier of the date that is two (2) years after the resignation or deemed resignation of such Member or the Transfer by such Member of all of its Units; provided that with respect to any Confidential Information that constitutes “trade secrets” or a Member of the Company under the Uniform Trade Secrets Act or similar applicable Laws, the provisions of this Section 13.1 shall survive indefinitely.

13.2	Public Announcements.

Except for the DOE, which shall not be subject to this Section 13.2, no Member shall, alone or in concert with others, without the prior written consent of the Company or as otherwise expressly permitted under this Agreement, make, publish, issue or release (and each Member shall procure that none of its relevant Affiliates and use reasonable best efforts to procure that none of its or such Affiliates’ representatives shall make, publish, issue or release) any press release or other similar public announcement in connection with this Agreement or the transactions contemplated hereby, except as may be required by applicable Law or pursuant to any stock exchange or securities commission rule or disclosure requirement of the SEC (based upon the reasonable advice of counsel), court process or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system; provided that, the disclosing Person shall provide prior notice to each Member of any public disclosure that it proposes to make which includes the name of the Company, such Member or any of its Affiliates, together with a draft copy of such disclosure; provided further that, except as required by applicable Law (based upon the reasonable advice of counsel), in no circumstances shall any public disclosure of the Company or any of its Affiliates include the name of a Member or any of its Affiliates without such Member’s prior written consent, in its sole discretion. The restrictions contained in this Section 13.2 shall survive any termination of the membership of any Member in the Company or of this Agreement. Each Member acknowledges that damages may not be an adequate remedy for breach of this Section 13.2 and that injunctive relief may be an appropriate remedy.

13.3	Notices.

Any notice or other communication that is required or permitted to be given hereunder shall be sent to or made at the Company’s principal office or the addresses set forth in Schedule “C”. All notices shall be in writing and shall be given (i) by personal delivery or overnight courier, (ii) by electronic communication; or (iii) by registered mail. All notices shall be effective and shall be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by registered mail, on the Business Day after actual receipt. A Member may change its address by written notice to the other Members.

13.4	Headings.

The subject headings of the Articles, Sections and subsections of this Agreement and the Schedules to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

13.5	Waiver.

Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Member to be charged with the waiver. The failure of a Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement shall not constitute a waiver of any provision of this Agreement or limit the Member’s rights thereafter to enforce any provision or exercise any right.

13.6	Amendment.

Except for administrative updates to the Schedules by the Company to reflect the accurate nature of such Schedules, notwithstanding the definition of “limited liability company agreement” contained in the Act or any other contrary provision of the Act, no amendment, restatement, modification, or supplement of or to this Agreement shall be valid or shall constitute part of the “limited liability company agreement” of the Company unless it is made in a writing duly executed by each Member with Specified Approval, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement. Notwithstanding the foregoing, this Agreement shall not be amended or modified in a manner that is disproportionate and adverse to a Member in its capacity as a holder of a class of Units relative to the other Members holding the same class of Units without the consent of the Member disproportionately and adversely affected (other than in connection with the issuance of additional Units approved in accordance with this Agreement).

13.7	Severability.

If at any time any covenant or provision contained in this Agreement is deemed in a final, non-appealable ruling of an arbitrator or to the extent applicable a court of competent jurisdiction, to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such arbitrator has held to be valid and enforceable. Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

13.8	Rules of Construction.

Each Member acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement or the acquisition of its Units or other interest in the Company. Each Member therefore waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

13.9	Governing Law.

This Agreement, and the rights and liabilities of the Members under this Agreement, shall be governed by and interpreted in accordance with the Laws of the State of Delaware, except for its rules as to conflicts of Laws that would apply the Laws of another state.

13.10	Independent Expert.

(a)

Disputes with respect to Fair Market Value (including pursuant to Section 3.6), and any matter described in Section 5.4(c)(iv) shall be referred to an Independent Expert for resolution. If a Member wishes to refer any of the foregoing matters to an Independent Expert for resolution in accordance with the terms of this Agreement, such Member shall give written notice to the other Members of such intention.

(b)

Within thirty (30) days after a written notice has been served by any Member pursuant to Section 13.10(a) notifying the other Members of its decision to refer a matter to an Independent Expert, the Members shall use reasonable efforts to jointly select and retain an appropriate Independent Expert mutually acceptable to the Members.

(c)

Each Member shall (A) reasonably cooperate with the Independent Expert, (B) have the opportunity to make presentations and provide supporting material to the Independent Expert in defense of its positions (which supporting material shall also be provided to the other Members), in a manner established by the Independent Expert in consultation with the Members, (C) subject to customary confidentiality and indemnity agreements, provide the Independent Expert with access to their (and their applicable Affiliates’) respective, and cause the Company Group to provide access to their, books, records, and representatives, and such other information, in each case as the Independent Expert may reasonably request in order to render its determination, and (D) not engage in ex parte communications with the Independent Expert. The Independent Expert shall be instructed to resolve any dispute within twenty (20) Business Days after its engagement on such dispute (provided that such twenty (20) Business Day period may be extended by the Independent Expert with the consent of the Members, and the failure of the Independent Expert to deliver its resolution of the dispute within a required period of time shall not be grounds to object to the confirmation or enforcement of such resolution).

(d)

The resolution of any dispute by the Independent Expert (A) shall be set forth in writing and (B) shall be final and binding upon the Members, the Company and each Subsidiary of the Company, except in the case of fraud, bad faith, manifest error, or if it is later determined that the Independent Expert had a conflict of interest.

(e)	The Independent Expert shall act as an expert and not as an arbitrator.

(f)

For any disputes related to the determination of Fair Market Value, the disputing parties shall bear and pay the fees and expenses of the Independent Expert in inverse proportion as they may prevail on disputed matters resolved by the Independent Expert, which proportionate allocations shall be determined by the Independent Expert at the time the determination is rendered. For any disputes related to Related Party Matters, the Independent Expert shall apportion the fees and expenses among the disputing parties.

(g)

All aspects of any dispute resolution conducted pursuant to this Section 13.10, including the underlying dispute, the existence of resolution proceedings with an Independent Expert, the merits of the resolution proceedings with the Independent Expert and the determination by the Independent Expert, shall, in each case, be considered Confidential Information. Any documentation or information provided to, or received by any Member from, the Independent Expert shall also be considered Confidential Information.

13.11	Arbitration of Disputes.

Each of the Members shall use commercially reasonable efforts to resolve any dispute among the Members that relates to this Agreement and to settle any such dispute through joint cooperation and consultation. Subject to Sections 13.10 (which shall apply to any dispute hereunder relating to Related Party Matters or Fair Market Value and this Section 13.11 shall not apply to such matters) and 13.18, any dispute whatsoever among any of the Members with respect to the interpretation of, or relating to any alleged breach of, this Agreement that the Members are unable to settle within thirty (30) days, as set forth in the preceding sentence, shall be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules, before a panel of three (3) arbitrators. Any such arbitration shall be held in New York, New York unless another location is mutually agreed upon by the parties to such arbitration. Such arbitration shall be the exclusive remedy hereunder with respect to any dispute relating to this Agreement; provided, however, that nothing contained in this Section 13.11 shall limit any Member’s right to bring (a) post-arbitration actions seeking to enforce an arbitration award or (b) actions seeking emergency or temporary injunctive or other similar temporary relief (pending the resolution of the arbitration contemplated herein) in the event of a breach or threatened breach of any of the provisions of this Agreement. If this Section 13.11 is for any reason held to be invalid or otherwise inapplicable with respect to any dispute, then any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the state or U.S. federal courts in the State of Delaware. With respect to any action or proceeding that a successful party to the arbitration may wish to bring to enforce any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the non-exclusive jurisdiction of the courts of the United States and the State of Delaware; (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum; (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including from suit, judgment, attachment before judgment or otherwise, execution or other enforcement); (iv) waives any right of immunity which it has or its assets may have at any time; and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including the making, enforcement or execution of any order or judgment against any of its property. Each Member shall use best efforts to cause any proceeding conducted pursuant to this Section 13.11 to be held in confidence by the International Centre for Dispute Resolution, the arbitrators and each of the parties to such proceeding and their respective Affiliates, and all information relating to or disclosed by any party thereto in connection with such proceeding shall be treated by the parties thereto, their respective Affiliates and the arbitrators as confidential business information and no disclosure of such information shall be made by any party thereto, its Affiliates or the arbitrator without the prior written consent of the party thereto furnishing such information in connection with the arbitration proceeding, except as required by applicable law or to enforce any award of the arbitrators. The party whom the arbitrators determine is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees incurred with respect to such arbitration.

13.12	Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO TRIAL BY JURY IN ANY LITIGATION INVOLVING OR IN ANY WAY RELATING TO A DISPUTE ARISING HEREUNDER.

13.13	Further Assurances.

Each Member agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

13.14	Survival.

(a)

Resignation, Relinquishment, Redemption and Transfer. After the resignation or deemed resignation of a Member, the relinquishment or redemption of a Member’s Units, or the Transfer by a Member of all of its equity interests in the Company, such former Member shall have no further rights or obligations as a Member of the Company relating to periods after the date of the resignation, deemed resignation, relinquishment, redemption or Transfer; provided, that after such resignation, deemed resignation, relinquishment, redemption or Transfer, such former Member shall not be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, unless each other Member agrees in writing to any such release.

(b)

Dissolution, Liquidation and Termination. After the dissolution, liquidation and termination of the Company, each Person that was a Member as of the date of the dissolution, liquidation or termination of the Company shall be entitled to copies of all information acquired by or on behalf of the Company on or before the date of dissolution, liquidation or termination and not previously furnished to such Person.

(c)

Survival of Provisions. The provisions of this Agreement shall survive any event described in Section 13.14(a) and (b) to the fullest extent necessary for the enforcement of such provisions and the protection of the Members, the Manager or other Persons in whose favor such provisions run.

13.15	No Third Party Beneficiaries.

Except to the extent specifically provided in this Agreement with respect to Covered Persons (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Members and no other Person (including any creditor of the Company) is intended to be a beneficiary of this Agreement or shall have any rights under this Agreement. Except as specifically provided in this Agreement, no Person (including any named third-party beneficiary) shall have a right to approve any amendment or modification, or waiver under, this Agreement.

13.16	Entire Agreement.

This Agreement contains the entire understanding of the Members with respect to the Company and supersedes all prior agreements, understandings and negotiations relating to the subject matter of this Agreement.

13.17	Parties in Interest.

This Agreement shall inure to the benefit of the permitted successors and permitted assigns of the Members and shall be binding upon the successors and permitted assigns of the Members.

13.18	Specific Performance.

Each Member agrees that the other Members would be damaged irreparably and would have no adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Member shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Members and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedies to which such Member is entitled at law or in equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. Each Member agrees not to dispute or resist any such application for relief on the basis that another Member has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.

13.19	Counterparts.

This Agreement may be executed in multiple counterparts, including by electronic signature and all such counterparts taken together shall constitute the same document.

[Signatures on Next Page]

The Parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS: GENERAL MOTORS HOLDINGS LLC

By:	/s/ Zach Kirkman
Name:	Zach Kirkman
Title:	Deputy CFO, Corporate Development, Treasury, and Ventures
Date:	January 30, 2026

The Parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS: LAC US CORP.

By:	/s/ Jonathan Evans
Name:	Jonathan Evans
Title:	President
Date:	January 30, 2026

SCHEDULE “A”

DEFINED TERMS

1. Defined Terms. As used in this Agreement, the following capitalized terms have the following meanings given:

“Acceptance Notice” has the meaning set forth in Section 10.3(b).

“Accounts Agreement” has the meaning set forth in the DOE Loan.

“Accrued Incentive Plan Costs” has the meaning set forth in Section 7.14(b).

“Accrued Management Costs” has the meaning set forth in Section 7.15.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person. Notwithstanding the previous sentence, the Company shall not be considered an Affiliate of either Member or any of their respective Affiliates.

“Affiliate Contract” shall mean any contract, agreement, lease, sublease, license, bid, tender, purchase order, consulting agreement, supply agreement, distribution contract, manufacturing contract, maintenance contract, commitment or undertaking, in each case that is legally binding, between a member of the Company Group, on one hand, and a Member or an Affiliate thereof (for clarity, not including a Company Group member, as applicable), on the other hand, including, for the avoidance of doubt, the Management Services Agreement.

“Amendments” has the meaning set forth in Section 7.5.

“Anti-Corruption Laws” means all applicable Laws related to the prevention of bribery, corruption (governmental or commercial), kickbacks, money laundering, or similar unlawful or unethical conduct including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) as amended and the U.K. Bribery Act.

“Anti-Money Laundering Laws” means the Patriot Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act, Proceeds of Crime (Money Laundering Act) and Terrorism Financing Act of 2001 (Canada), as amended, the regulations and rules promulgated under each of the foregoing and any other applicable Laws concerning or relating to terrorism financing or money laundering of the jurisdictions in which the Company or any of its Subsidiaries operate.

“Approved Program and Budget” means any Program and Budget that is approved in accordance with Section 7.2.

“Articles” has the meaning set forth in the Recitals.

“Assets” means the Products and all other real and personal property, tangible and intangible, including existing or after-acquired properties, and all contract rights and data, in each case held by the Company related to the Properties (for the avoidance of doubt, the Properties are not considered Assets of the Company).

“Available Cash” means, as of the date of determination with respect to the Company, the excess of cash on hand after payment of all current liabilities, including current debt service requirements and excluding any restricted cash, cash in PTC Proceeds Escrow Accounts or cash unavailable for distribution under any agreement, including any agreement evidencing indebtedness, to which the Company Group is a party, over the amount that the Board of Directors reasonably determines is required to be retained as a reserve to meet any liabilities or proposed expenditures of the Company and its Subsidiaries that are accrued or reasonably foreseeable with respect to (x) the next two calendar quarters consistent with the Approved Program and Budget, or (y) reserves for any reclamation or decommissioning costs required by applicable Laws.

“BIS” means the U.S. Bureau of Industry and Security.

“Board Approval” means the affirmative vote of, or written consent signed by, the Directors holding a majority of the number of votes of the Directors.

“Board Observer” has the meaning set forth in Section 5.6.

“Board of Directors” has the meaning set forth in Section 5.1(a).

“Budget” means a detailed estimate of all expenditures to be made by the Company during a Budget Period, including those made in performing a corresponding Program and as part of the Employee Incentive Plan.

“Budget Period” means the time period covered by a Budget.

“Business” means the development, construction, start-up, ownership and operation of the Project, including the processing, distribution, marketing or sale of lithium products produced by the Project.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Detroit, Michigan, Reno, Nevada or Vancouver, British Columbia are authorized or required by Law to be closed.

“Capital Account” means the capital account maintained for each Member in accordance with Treasury Regulations section 1.704-1(b)(2)(iv).

“Capital Contribution” means, with respect to a Member, the Fair Market Value of any contribution by the Member to the capital of the Company.

“Care and Maintenance Reserve Account” has the meaning set forth in the Accounts Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Lithium Nevada Ventures LLC, a Delaware limited liability company.

“Company Group” means the Company and its Subsidiaries.

“Compliance Covenants” has the meaning set forth in Section 7.9.

“Compliance Put Closing Date” has the meaning set forth in Section 7.9.

“Compliance Put Notice” has the meaning set forth in Section 7.9.

“Compliance Put Purchase Price” has the meaning set forth in Section 7.9.

“Confidential Information” means all information, data, knowledge and know-how (including formulas, patterns, compilations, programs, devices, methods, techniques and processes) provided by the Company, a Member or the Manager, any of their respective Affiliates, or any of their respective employees or agents, to any of the foregoing that either (a) derive independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third Persons and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, or (b) that are designated by the providing Person as confidential, in each case including all analyses, interpretations, compilations, studies and evaluations based on the information, data, knowledge and know-how that are generated or prepared by or on behalf of the recipient of the information, data, knowledge or know-how.

“Conflicted Member” has the meaning set forth in Section 5.4(a).

“Construction Contingency Reserve Account” has the meaning set forth in the DOE Loan.

“Contributing Member” has the meaning set forth in Section 3.4(a).

“Contribution Notice” has the meaning set forth in Section 3.3.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting shares, interests or securities, or by contract, voting trust or otherwise; and “Controlled” and “Controlling” shall have corresponding meanings.

“Covered Person” means (a) each current and former (i) Member and each of its Affiliates (excluding, for purposes of this definition, the Company and its Subsidiaries), and its and their respective officers, directors, partners, stockholders, managers, members and employees, (ii) Director (solely in such Person’s capacity as a Director), and (iii) Officer (solely in such Person’s capacity as an Officer) and (b) each Person not identified in clause (a) of this definition who is a current or former manager, director or officer of any Subsidiary of the Company or who served in such a capacity (in each case, solely in such Person’s capacity as such) for any other entity or enterprise at the request of the Company and whom the Board of Directors expressly designates as a Covered Person in a written resolution, in each case of clause (a) or (b) of this definition, whether or not such Person continues to have the applicable status.

“CPI” means the percentage equal to the “Percent Change from 12 months ago” set forth in the “Avg” column for the last fully completed year in the “Consumer Price Index – All Urban Consumers, U.S. city average, All items, Base period 1982-84 = 100, not seasonally adjusted” as reported by the United States Bureau of Labor Statistics.

“Creditworthy” shall mean, with respect to any Person as of any date of determination, that such Person has (i) a long-term credit rating of at least “BBB-” by Standard & Poor’s, “BBB-” by Fitch or “Baa3” by Moody’s; provided if such Person has more than one long-term credit rating, the lowest such rating shall be considered for purposes of this definition or (ii) bona fide unpaid capital commitments (other than the unpaid commitments of any defaulting partner or Person whose commitment could not be unconditionally called) and Fair Market Value of investments or other assets over which such Person, directly or indirectly, has beneficial ownership, in the aggregate, in excess of $2,000,000,000.

“Cure” means (i) curing or correcting an incident of non-compliance in all material respects within thirty (30) days of the earlier of the Company’s receipt of notice or knowledge of same, or (ii) if such incident of non-compliance (A) is not material, (B) is solely related to non-compliance with Section 1.1(c), Section 1.2(a)(ii) or Section 1.3(b) of the Compliance Covenants and (C) was not subject to a cure period under applicable Law but cannot be reasonably cured within such 30 day period, (x) the preparation and adoption by the Company of a bona fide plan within such 30 day period to cure such incident of non-compliance as soon as reasonably practicable and (y) the curing of such incident of non-compliance is within sixty (60) days of the earlier of the Company’s receipt of notice or knowledge of same.

“DSCR Shortfall Reserve Account” has the meaning set forth in the Accounts Agreement.

“Debt Service Reserve Account” has the meaning set forth in the DOE Loan.

“Defaulting Member” has the meaning set forth in Section 8.1.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including pre-stripping, stripping and the construction or installation of a mill, leach facilities, or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, and all related Environmental Compliance.

“Dilution Model” has the meaning set forth in Section 3.2(b).

“Dispute Notification Period” has the meaning set forth in Section 3.6(b).

“DOE” means the U.S. Department of Energy, an agency of the United States of America.

“DOE ASA” means that certain Affiliate Support, Share Retention and Subordination Agreement, dated as of October 28, 2024, by and among LAC Parent, 1339480 B.C. Ltd., Lithium Nevada Corp., KV Project LLC, the DOE, and Citibank, N.A., as collateral agent for the Secured Parties, as amended by the DOE Loan Amendment and as further amended by the Second DOE Loan Amendment.

“DOE Loan” means that certain Loan Arrangement and Reimbursement Agreement, dated as of October 28, 2024, by and between Lithium Nevada Corp. and the DOE, as amended by the DOE Loan Amendment and as further amended by the Second DOE Loan Amendment and as further amended, supplemented and otherwise modified from time to time.

“DOE Loan Amendment” means that certain Omnibus Amendment and Termination Agreement, dated as of December 17, 2024, by and among Lithium Nevada Corp., the DOE, LAC Parent, 1339480 B.C. Ltd., the Company, Lithium Nevada Projects LLC, KV Project LLC, and Citibank, N.A., as collateral agent for the Secured Parties, as amended by that Joinder Agreement, dated as of December 20, 2024, by LAC US Corp.

“DOE Reserve Accounts” means, collectively, the Construction Contingency Reserve Account, the Ramp-Up Reserve Account, the Sustaining Capex Reserve Account, the Debt Service Reserve Account and the O&M Reserve Account.

“Emergency” means a condition, circumstance or situation that arises or occurs, or is reasonably likely imminently to arise or occur, with respect to the Project that: (a) presents, or is likely to present, a threat to: (i) the health, safety, or security of Persons; (ii) the material Properties or Assets of the Company; (iii) the security, integrity, or reliability of the Project; or (iv) the environment; or (b) results, or is likely to result, in a complete withdrawal, cancellation, suspension, revocation, or material restriction of any accreditation, authorization, certificate, clearance, consent, exemption, license, notarization, permit, permission, ruling, or other approval of, or from any Governmental Authority for the Project.

“Employee Incentive Plan” has the meaning set forth in Section 7.14(a).

“Encumbrance” means any lien, charge, hypothec, pledge, mortgage, title retention agreement, covenant, condition, lease, license, security interest of any nature, claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of-entry, matter capable of registration against title, option, assignment, right of pre-emption, royalty, right, privilege or any other encumbrance or title defect of any nature whatsoever, regardless of form, whether or not registered or registrable and whether or not consensual or arising by any Legal Requirement, and includes any contract to create any of the foregoing.

“Environmental Compliance” means actions performed by the Company Group to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; employee health and safety; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Equity Securities” means, with respect to any Person, (i) any shares of capital stock, member’s interests, partnership interests or other equity interests of such Person or any subsidiary of such Person or any securities convertible into or exchangeable or exercisable for any shares of capital stock, member’s interests, partnership interests or other equity interests in such Person or any subsidiary of such Person, (ii) any equity-based awards, contingent value rights, “phantom” stock warrants, calls, options or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interest of, or other securities or ownership interests in such Person or any subsidiary of such Person, or other rights to acquire from such Person or any subsidiary of such Person, or any other obligation or agreement of such Person or any subsidiary of such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any voting securities of, or other equity interests in, such Person or any subsidiary of such Person, or (iii) any other rights, arrangements or agreements to receive cash in respect of the value of equity interests in the such Person or any subsidiary of such Person.

“Event of Default” has the meaning set forth in Section 8.1.

“Excess Contribution” has the meaning set forth in Section 3.4(b).

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including drilling required after discovery of potentially commercial mineralization, and all related Environmental Compliance.

“Fair Market Value” means, with respect to any property, as of the time of determination, the then fair market value of such property as determined in good faith by the Board of Directors; provided that if there is a dispute with respect to Fair Market Value, such dispute shall be referred to an Independent Expert for resolution in accordance with Section 13.10.

“FEOC” means a (A) Person who is a “foreign entity of concern,” as such term is defined in Section 30D of the Code, as amended, or (B) a Person “linked to or subject to influence by hostile or non-likeminded regimes or states,” as such concept is used in the Policy Regarding Foreign Investments from State-Owned Enterprises in Critical Minerals under the Investment Canada Act, or, in each case, under any successor or similar policies promulgated by either the Canadian or United States government in respect of critical minerals policy.

“Final FMV” means the Fair Market Value of a Unit as (i) agreed by LAC and GM or (ii) determined pursuant to Section 3.6 and/or Section 13.10, as applicable.

“FMV Dispute Notice” has the meaning set forth in Section 3.6(b).

“General Manager” means the general manager of the Company, with such individual being employed by the Company (to be appointed by Specified Approval, such approval not to be unreasonably withheld, conditioned, or delayed by any applicable Member), and shall report directly to the Board of Directors.

“GM” means General Motors Holdings LLC, a Delaware limited liability company.

“GM Aggregate Contribution Amount” means an amount equal to (A) the sum of all Capital Contributions made by GM or any of its Affiliates (including the Initial Capital Contribution), plus (B) the sum of all loans made by GM or any of its Affiliates to the Company or any of its Subsidiaries that remain outstanding at such time (including any remaining amount drawn under any GM Letters of Credit issued in connection with the DOE Loan), minus (C) the sum of all distributions received by GM and its Affiliates prior to the Compliance Put Notice.

“GM Competitor” means any OEM (as defined in the Investment Agreement) or any Affiliate of any OEM.

“GM Designee” has the meaning set forth in Section 5.2(a).

“GM Letters of Credit” means, collectively, the letters of credit in an aggregate amount equal to $195,000,000, which, (i) as of the First Advance Date shall be allocated pursuant to separate letters of credit for each DOE Reserve Account as follows: (A) posted against the Construction Contingency Reserve Account in the amount of $127,391,304.35, and (B) posted against the Ramp-Up Reserve Account in the amount of $55,215,950.08, (ii) as of Total Plant Transfer, posted against the Sustaining Capex Reserve Account in the amount of $12,392,745.57, and (iii) upon the Project Completion Date, the letters of credit posted against the Construction Contingency Reserve Account and the Ramp-Up Reserve Account shall be transferred and (A) posted against the Debt Service Reserve Account in an amount equal to the (x) Reserve Account Requirement (as defined in the DOE Loan) as of the Project Completion Date or the First Principal Payment Date, whichever is earlier, minus (y) any cash already deposited into such account and (B) posted against the O&M Reserve Account in an amount equal to the (x) Reserve Account Requirement (as defined in the DOE Loan) minus (y) any cash already deposited into such account, in each case, delivered by GM (utilizing such issuing bank as GM shall select in its sole discretion so long as such bank is acceptable to the DOE and provided that the letters of credit meet the definition of Acceptable Letters of Credit in the DOE Loan) in favor of Citibank, N.A. as Collateral Agent under the DOE Loan.

“GM Material Investment Determination” has the meaning set forth in Section 7.7(d)(ii).

“GM Parent” means General Motors Company and its permitted successors and assigns.

“GM Phase 1 Offtake Agreement” means the lithium offtake agreement, dated as of February 16, 2023, by and between LAC and GM, as amended from time to time.

“GM Phase 2 Offtake Agreement” has the meaning set forth in Section 7.10.

“GM Supply Chain Policy” means the supply chain policy of GM attached hereto as Schedule “N”, as may be updated from time to time by GM upon written notice to the other Members and the Company.

“Government Official” means any official (elected or appointed), officer, or employee of a Governmental Authority or any department, agency or instrumentality thereof, including any employee, representative, or agent (paid or unpaid) of a state-owned or controlled entity, public international organization, political party or organization or candidate thereof, or any person acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, instrumentality, public international organization, political party, organization, or candidate.

“Governmental Authority” means any domestic or foreign national, federal, regional, state, provincial, tribal, municipal or local court, government, governmental department, commission, authority, central bank, board, bureau, agency, official, authority, tribunal, commission, commissioner, bureau, minister or ministry, board, body or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government, including any securities regulatory authorities and stock exchange.

“Governmental Authorization” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, transfer, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement to which the Company or the Properties is subject or which is required by the Company or the Properties.

“Human Rights Committee” has the meaning set forth in Section 7.12.

“Human Rights Plan” has the meaning set forth in Section 7.12.

“IFRS Accounting Standards” means the International Financial Reporting Standards adopted by the International Accounting Standards Board, as in effect from time to time.

“IFRS Accounting Year” has the meaning set forth in Section 7.7.

“Incentive Plan Costs” has the meaning set forth in Section 7.14(a).

“Incentive Plan Cost Reductions” has the meaning set forth in Section 7.14(a).

“Independent Expert” means a senior employee or partner at any independent, nationally recognized accounting, valuation or engineering firm, as applicable based on the nature of the relevant issue or issues, that is mutually acceptable to the Members; provided that if the Members cannot agree (a) on whether an accounting, valuation or engineering firm should be selected or (b) on the selection of such a senior employee or partner, any Member may request the American Arbitration Association sitting in New York, New York to appoint a senior employee or partner at any such accounting, engineering or other independent consultant firm to act as the Independent Expert, and such appointment will be conclusive and binding on the Members.

“Indirect Interest” has the meaning set forth in Section 10.1(a).

“Indirect Transfer” means, in respect of any Member, any indirect Transfer.

“Initial Capital Contribution” has the meaning set forth in Section 3.1(a).

“Insolvency Event” means, with respect to a Person, the occurrence of any of the following events: (a) a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Person’s assets is appointed and the appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or the appointment is consented to, requested by, or acquiesced in by the Person, (b) the Person commences a voluntary case, or consents to the entry of any order for relief in an involuntary case, under any applicable bankruptcy, insolvency or similar Law, (c) the Person consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets, (d) the Person makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due, or (e) entry is made against the Person of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law.

“Investment Agreement” means the Investment Agreement, dated as of October 15, 2024, by and among LAC Parent, the Company and GM.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of October 3, 2023, by and between LAC and GM, as may be amended, superseded or replaced.

“Issuance Notice” has the meaning set forth in Section 3.6(a).

“Joinder” means a joinder in the form attached hereto as Schedule “D”.

“JV Warrant” means that certain Warrant to Purchase Non-Voting Units issued by the Company to Lithium Nevada LLC and subsequently transferred to the DOE as of the Effective Date.

“LAC” means LAC US Corp., a Nevada corporation.

“LAC Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of the exploration, development or operation of lithium mines, provided that the Members and their respective Affiliates will not in any event be deemed a LAC Competitor.

“LAC Guarantee” means any obligation of LAC and its Affiliates in connection with the Affiliate Guarantees (as defined in the DOE ASA).

“LAC Parent” means Lithium Americas Corp., a corporation existing under the Business Corporation Act (British Columbia) and its permitted successors and assigns.

“Law” means all applicable federal, state, local, municipal, tribal and foreign laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Authority, and the terms of any Governmental Authorization.

“Life of Mine Rights” has the meaning set forth in Section 7.11.

“Management Catch-up Amount” has the meaning set forth in Section 7.15.

“Management Services Agreement” means the Management Services Agreement dated as of the Prior Agreement Date, by and between LAC and the Company.

“Manager” means (a) as of the Effective Date, LAC, and (b) any replacement Person appointed to serve as the manager of the Company in accordance with this Agreement.

“Member” and “Members” mean GM and LAC and any other Person admitted as a transferee Member or additional Member of the Company under this Agreement. The term “Member” also includes a former Member, but only to the extent of any rights or obligations under this Agreement that expressly survive the resignation of the Member, the Transfer of the Member’s Units or the dissolution, termination and liquidation of the Company.

“Member Group” means, collective, all Members who are Affiliates.

“Member Indemnitor” has the meaning set forth in Section 6.9.

“Net Incentive Plan Costs” means, for any given calendar year, the Incentive Plan Costs for such calendar year, minus the Incentive Plan Cost Reductions recognized in such calendar year.

“Non-Conflicted Member” has the meaning set forth in Section 5.4(b).

“Non-Contributing Member” has the meaning set forth in Section 3.4(a).

“Non-Contribution Notice” has the meaning set forth in Section 3.4(b).

“Non-Defaulting Member” has the meaning set forth in Section 8.1.

“Non-Paying Member” has the meaning set forth in Section 7.15(b)(ii).

“Non-Voting Units” has the meaning set forth in Section 4.1.

“Notice of Default” has the meaning set forth in Section 8.2.

“O&M Reserve Account” has the meaning set forth in the DOE Loan.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officers” has the meaning set forth in Section 5.3.

“Offtake Agreement” means the form of offtake agreement for the sale of Products by or on behalf of the Company.

“Operations” means the activities and operations of the Company.

“Original Agreement” has the meaning set forth in the Recitals.

“Parent Change of Control” means any Person or group of related Persons becoming the beneficial owner (as determined under Section 13(d) under the U.S. Securities Exchange Act of 1934), directly or indirectly, of Control of GM Parent, in respect of GM, or LAC Parent, in respect of LAC.

“Participating Tag-Along Member” has the meaning set forth in Section 10.5(c).

“Parties” means, collectively, LAC and GM and their respective successors and permitted assigns.

“Permitted Transferee” means (a) any Affiliate of a Member, (b) any transferee approved by the Members and not as a result of ROFO Notice to a Third-Party Purchaser pursuant to Section 10.3, a Drag-Along Sale pursuant to Section 10.4 or a Tag-Along Sale pursuant to Section 10.5 and (c) any transferee pursuant to an exercise of Section 7.9.

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or other entity.

“Phase 1” means phase 1 of the Project as described on Schedule “F”.

“Phase 2” means phase 2 of the Project as described on Schedule “F”.

“Preemptive Holder” has the meaning set forth in Section 3.5(a).

“Preemptive Offer” has the meaning set forth in Section 3.5(a).

“Preemptive Offer Period” has the meaning set forth in Section 3.5(a).

“Preemptive Securities” has the meaning set forth in Section 3.5(a).

“Prior Agreement” has the meaning set forth in the Recitals.

“Prior Agreement Date” means December 20, 2024.

“Proceeding” has the meaning set forth in Section 6.1.

“Production Commencement” means the date on which each of the Restricted Payment Conditions (as defined in the DOE Loan) have been satisfied.

“Products” means any ores, concentrates, precipitates, doré, cathodes, leach solutions or any other primary, intermediate or final products or any other product containing economically recoverable minerals obtained from ore mined and removed from the Properties or from ore leached in place in or on the Properties.

“Profit” means any item of income or gain of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of income or gain.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

“Project” means the Thacker Pass lithium project comprised of the Properties.

“Properties” means the interests described on Schedule “B”.

“Proportionate Interest” means, at any time, for a Member, the amount (expressed as a percentage and rounded to four decimals) determined by the formula (A/B), where:

“A” is the total amount of all Units held by such Member; and

“B” is the total amount of all Units issued and outstanding;

provided, that except for purposes of determining (x) a Member’s “Proportionate Interest” for purposes of Sections 3.1 (Initial Capital Contributions; Initial Unit Issuances), 3.3 (Additional Incremental Capital Contributions) and 7.15 (Management Fees), (y) a Member’s pro rata share of the Preemptive Securities pursuant to Section 3.5 (Preemptive Rights), or (z) allocation of distributions of Available Cash pursuant to Section 9.1(a)(iv) (Regular Distributions), in no event shall “A” or “B” include any Non-Voting Units.

The Parties acknowledge that a Member’s Proportionate Interest may be recalculated from time to time in accordance with Section 3.1(c).

“Public Company” means a company who issues its shares to the public and whose shares are listed for trading on a recognized stock exchange in any of Canada, the United States, the United Kingdom or Australia.

“Put, Call and Exchange Agreement” means that certain Put, Call and Exchange Agreement dated as of the Effective Date by and among the Company, LAC Parent, LAC, GM, and the DOE.

“Put Closing Date” means the Compliance Put Closing Date or DOE Put Closing Date, as applicable.

“Put Purchase Price” means the aggregate Compliance Put Purchase Price or DOE Put Purchase Price, as applicable.

“Qualified Operator” means an operator of mining facilities utilizing acid leaching recovery processes of a similar size, type and value as the Project (a) with a minimum of 10 years’ experience operating such facilities, (b) with the operational, technical, and management expertise, environmental and safety record, and general and regulatory experience reasonably necessary to manage and operate the Project in accordance with generally accepted industry standards, (c) that is legally authorized to function as the operator of the Project, (d) that is not a Sanctioned Person, FEOC or GM Competitor, (e) that is Creditworthy and (f) while the DOE Loan is outstanding, that is acceptable to the DOE.

“Ramp-Up Reserve Account” has the meaning set forth in the DOE Loan.

“Related Party” has the meaning set forth in Section 5.4(a).

“Related Party Matters” has the meaning set forth in Section 5.4(a).

“Renounced Business Opportunity” has the meaning set forth in Section 4.9.

“Reserve Account Capital Contribution” has the meaning set forth in Section 3.2(a).

“Restricted Party” means any (a) Sanctioned Person, (b) a FEOC, (c) other than in the context of a Transfer by GM or any of its Affiliates, a GM Competitor, or (d) other than in the context of a Transfer by LAC or any of its Affiliates, a LAC Competitor.

“Sanctioned Person” means any Person: (a) who is a restricted or prohibited Person as designated or included in any list of designated or restricted parties under any export control or economic sanctions Laws of the United States or any other applicable Sanctions Authority; (b) a Person domiciled, organized, or resident in, a Sanctioned Territory; or (c) an entity owned or controlled by any of the foregoing Persons in clauses (a) or (b) hereof.

“Sanctioned Territory” means at any time, a country or territory which is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctions” means the economic sanctions Laws, trade embargoes, export controls or restrictive measures administered, enacted or enforced by any Sanctions Authority.

“Sanctions Authority” means the United States government and any of its agencies (including, without limitation, OFAC, BIS, the U.S. State Department and the U.S. Department of Commerce), the European Union and each of its member states, the United Nations Security Council, the United Kingdom, the Canadian government, or any other Governmental Authority with jurisdiction over the parties to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Second DOE Loan Amendment” means that certain Omnibus Waiver, Consent Amendment No. 2, dated as of October 7, 2025, by and among Lithium Nevada LLC (formerly Lithium Nevada Corp.), LAC Parent, 1339480 B.C. Ltd., LAC, the Company, Lithium Nevada Projects LLC, Citibank, N.A., as collateral agent for the Secured Parties, and the DOE.

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated by the United States Securities and Exchange Commission under the statute.

“Securities Laws” means all applicable Laws promulgated by any securities regulatory authorities, including the SEC.

“Selling Member” has the meaning set forth in Section 10.3(a).

“Specified Approval” means Board Approval, and (i) for so long as GM and its Affiliates collectively hold at least 10% of the outstanding Units (excluding Non-Voting Units), either (a) the approval of at least one GM Designee, if any, as part of such Board Approval, or (b) if GM has not appointed any GM Designee but has the right to do so, the approval of GM as a Member, (ii) for so long as LAC and its Affiliates collectively hold at least 10% of the outstanding Units (excluding Non-Voting Units), either (a) the approval of at least one LAC Designee, if any, as part of such Board Approval, or (b) if LAC has not appointed any LAC Designee but has the right to do so, the approval of LAC as a Member, and (iii) for each other Member holding at least 25% of the outstanding Units (excluding Non-Voting Units), either (a) the approval of at least one Director appointed by such Member, if any, as part of such Board Approval or (b) if such Member has not appointed any Directors but has the right to do so, the approval of such Member as a Member.

“Specified Offtake Agreement” means any Offtake Agreement that (i) has pricing terms (including any discounts, rebates, floors, ceilings, credit terms, and any other term that affects net price) that, taken in the aggregate, results in a price payable that is greater than the price in any Offtake Agreement with GM or its Affiliates, (ii) does not involve any non-cash consideration being provided to the Company or any Subsidiary, (iii) has an aggregate term (including any renewal periods) that is less than ten (10) years, (iv) does not contain a “most favored nations” or substantially similar provision, (v) does not contain any provision that limits or restricts the ability of the Company Group to enter into or engage in any market or line of business, that establishes an exclusive sale or purchase obligation of the Company Group with respect to any product or service or any geographic location or that otherwise contains any covenant regarding non-competition or non-solicitation restricting the Company Group or (vi) (A) does not involve or is not entered into in connection with (1) any cash or other consideration being provided to LAC or any of its other Affiliates or (2) any other contract, agreement or transaction to which LAC or any of its Affiliates is a party or (B) is not entered into with a third party that is a counterparty to (or becoming a counterparty to) any other material contracts between LAC or any of its Affiliates, on the one hand, and such third party or any of its Affiliates, on the other hand.

“Subject Units” has the meaning set forth in Section 10.3(a).

“Subsidiary” means, with respect to any Person: (a) any corporation, partnership, limited liability company or other business entity of which a majority of the equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) are at the time owned or Controlled by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency); (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner; or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Subsidiary Borrower” means Lithium Nevada LLC.

“Supermajority Approval” means Board Approval, and (i) for so long as GM and its Affiliates collectively hold at least 10% of the outstanding Units (excluding Non-Voting Units), either (a) the approval of at least one GM Designee, if any, as part of such Board Approval, or (b) if GM has not appointed any GM Designee but has the right to do so, the approval of GM as a Member, (ii) for so long as LAC and its Affiliates collectively hold at least 10% of the outstanding Units (excluding Non-Voting Units), either (a) the approval of at least one LAC Designee, if any, as part of such Board Approval, or (b) if LAC has not appointed any LAC Designee but has the right to do so, the approval of LAC as a Member, and (iii) for each other Member holding at least 10% of the outstanding Units (excluding Non-Voting Units), either (a) the approval of at least one Director appointed by such Member, if any, as part of such Board Approval or (b) if such Member has not appointed any Directors but has the right to do so, the approval of such Member as a Member.

“Sustaining Capex Reserve Account” has the meaning set forth in the DOE Loan.

“Sustaining Expense” has the meaning set forth in Section 7.4.

“Tag-Along Member” has the meaning set forth in Section 10.5(a).

“Tag-Along Notice” has the meaning set forth in Section 10.5(b).

“Tag-Along Sale” has the meaning set forth in Section 10.5(a).

“Tag-Along Transferee” has the meaning set forth in Section 10.5(a).

“Tag-Along Unit Price” has the meaning set forth in Section 10.5(b).

“Third Party” has the meaning set forth in Section 10.3(c).

“Transfer” means any, direct or indirect, voluntary or involuntary, sale, assignment, transfer, conveyance, exchange, bequest, devise, gift, pledge, hypothecation or other encumbrance, or any other disposition or alienation (in each case, with or without consideration, by operation of law (including by merger or consolidation) or otherwise) of any rights, interests or obligations with respect to the Units held by a Member or the JV Warrant held by the Holder (as defined in the JV Warrant).

“Transferred” and “Transferring” shall have correlative meanings. Notwithstanding the foregoing, a Transfer of a Member’s Units due to the occurrence of a sale (whether by merger, amalgamation, consolidation, other similar business combination, purchase of equity interests or otherwise) of any Member’s Public Company Controlling parent, or the sale of all or substantially all of the assets of any Member’s Public Company Controlling parent, to a Third Party, shall not constitute a Transfer of such Units.

“Underfunded Amount” has the meaning set forth in Section 3.4(a).

“Underlying Agreement” means any agreement to which the Company Group is a party or which contain unperformed, ongoing or surviving obligations or liabilities of any party.

“Unit” means a membership interest in the Company representing a fractional part of the limited liability company interests in the Company of all the Members; provided, however, that any series or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement and the equity interest represented by such series or group of Units shall be determined in accordance with such relative rights, powers and duties set forth in this Agreement.

“U.S. GAAP” means the United States generally accepted accounting principles in effect from time to time.

SCHEDULE “B”

PROPERTIES

[***]

B-1

SCHEDULE “C”

MEMBERS

[See attached.]

C-1

SCHEDULE “D”

JOINDER TO THE LIMITED LIABILITY COMPANY AGREEMENT1

The undersigned hereby agrees to become a party to, as a Member, and agrees to be bound the terms of, the Second Amended and Restated Limited Liability Company Agreement, dated as of the 30th day of January, 2026 (the “Agreement”), by and among Lithium Nevada Ventures LLC, a Delaware limited liability company (the “Company”), and the Members of the Company and the undersigned hereby authorizes the Company (i) to attach this Counterpart Signature Page to such Agreement and (ii) to add the name of the undersigned to the books and records of the Company.

Dated as of: _____________

Print Name of Member

Signature of Member

If Member is an entity:

Print Name of Authorized Person Signing

Title of Authorized Person Signing

[1]

If there is a Transfer of Indirect Interests or a Transfer to a Wholly-Owned Subsidiary, this Joinder to be modified accordingly. Additionally, if there is a new Manager who is not a Member, this Joinder to be modified accordingly. If the name of the Company changes, this Joinder to be modified accordingly.

D-1

SCHEDULE “E”

TAX MATTERS

This Schedule “E” shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed in this Schedule “E”. Capitalized terms used but not defined herein shall have the meaning described in the Agreement. The following terms have the definitions hereinafter indicated whenever used in this Schedule “E”:

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member. The definition is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Allocation Period” means the period (a) commencing on the Prior Agreement Date or, for any Allocation Period other than the first Allocation Period, the day following the end of a prior Allocation Period, and (b) ending (i) on the last day of each fiscal year; (ii) the day preceding any day in which an adjustment to the Book Value of the Company’s properties pursuant to clauses (b)(i), (b)(ii), (b)(iii) or (b)(v) of the definition of Book Value occurs; (iii) immediately after any day in which an adjustment to the Book Value of the Company’s properties pursuant to clause (b)(iv) of the definition of Book Value occurs; or (iv) on any other date determined by the Board of Directors with Specified Approval.

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as of the date of such contribution.

(b) The Book Values of all properties shall be adjusted to equal their respective fair market values in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Board of Directors to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (b)(i), (b)(ii) and (b)(iv) above shall be made only if the Board of Directors reasonably determines with Specified Approval that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in clauses (b)(i) through (b)(v) above, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(c) The Book Value of property distributed to a Member shall be adjusted to equal the fair market value of such property as of the date of such distribution.

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Profits or Losses or Section 3.2(h); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (d) to the extent that the Board of Directors reasonably determines with Specified Approval an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e) If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits, Losses and other items allocated pursuant to Article III.

“Credit Transfer Document” means the definitive documentation of any Credit Transfer Transaction, including, but not limited to, any transfer election statement, credit transfer certificate and credit transfer agreement.

“Credit Transfer Member” means, with respect to PTCs transferred by the Company for a taxable year or Credit Transfer Proceeds received in exchange therefor, (i) GM in respect of a GM Credit Transfer Transaction, and (ii) LAC in respect of a LAC Credit Transfer Transaction.

“Credit Transfer Preliminary Agreement” means any non-disclosure agreement, exclusivity agreement, or other preliminary agreement entered into by the Company or the potential Credit Transfer Member and one or more potential Credit Transferees in contemplation of a Credit Transfer Transaction or non-disclosure agreement, participation agreement or other brokerage agreement entered into with any Person agreeing to help facilitate Credit Transfer Transactions by the Company.

“Credit Transfer Proceeds” means all proceeds received by the Company in consideration of the transfer of a portion of the PTCs of the Company pursuant to a Credit Transfer Transaction.

“Credit Transfer Transaction” means, as applicable, a GM Credit Transfer Transaction or an LAC Credit Transfer Transaction.

“Credit Transferee” means a Person to whom the Company elects to transfer a portion of the PTCs of the Company pursuant to a Credit Transfer Transaction who is eligible to be treated as a “transferee taxpayer” within the meaning of such term in Section 6418(a) of the Code.

“Depreciation” means, for each Allocation Period an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Allocation Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Sections 1.704-3(d)(2) and (b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Allocation Period is $0.00, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board of Directors.

“Direct Pay Distribution Amount” means an amount equal to the sum of (a) all proceeds received by the Company in connection with any payment from the IRS to the Company pursuant to Section 6417(c)(1)(A) of the Code and Treasury Regulations Section 1.6417-4(c)(1)(i) and (b) the amount of any reduction to any such payment referred to in the parenthetical in Treasury Regulations Section 1.6417-4(c)(1)(i).

“Direct Pay Election” means an election under Sections 6417(c)(1) and (d)(1)(D) of the Code and an elective payment election under Treasury Regulations Sections 1.6417-2(b) and 1.6417-3.

“Direct Pay Proceeds” means all proceeds received by the Company in connection with any payment from the IRS to the Company pursuant to Section 6417(c)(1)(A) of the Code and Treasury Regulations Section 1.6417-4(c)(1)(i).

“GM Credit Transfer Transaction” means a transaction pursuant to which GM, as the Credit Transfer Member, causes the Company to elect to transfer a portion of the PTCs of the Company to one or more transferees in exchange for cash pursuant to Section 6418 of the Code.

“GM’s Eligible Credit Amount” means, for any taxable year, the eligible credit amount arising from PTCs, for purposes of Treasury Regulations Section 1.6418-3(b)(2)(i), in respect of GM for such taxable year.

“GM PTC Proceeds Escrow Account” has the meaning set forth in Section 5.3(a).

“IRS” means the United States Internal Revenue Service. “LAC Credit Transfer Transaction” means a transaction pursuant to which LAC, as the Credit Transfer Member, causes the Company to elect to transfer a portion of the PTCs of the Company to one or more transferees in exchange for cash pursuant to Section 6418 of the Code.

“LAC’s Eligible Credit Amount” means, for any taxable year, the eligible credit amount arising from PTCs, for purposes of Treasury Regulations Section 1.6418-3(b)(2)(i), in respect of GM for such taxable year.

“LAC PTC Proceeds Escrow Account” has the meaning set forth in Section 5.3(a).

“Profits” or “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” or “Losses” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” or “Losses,” shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 3.2, be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items that are allocated pursuant to Section 3.2 shall not be taken into account in computing Profits and Losses, but the amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 3.2 will be determined by applying rules analogous to those set forth in clauses (a) through (g) above.

“PTC” means the advanced manufacturing production credit, as defined in Section 45X of the Code.

“PTC Proceeds Escrow Accounts” has the meaning set forth in Section 5.3(a).

“Release Date” has the meaning set forth in the DOE Loan.

“Required Minimum Documentation” has the meaning set forth in Treasury Regulations Section 1.6418-2(b)(5)(iv).

“Revenue Account” has the meaning set forth in the DOE Loan.

“Revocation Election” means any revocation election under Section 6417(d)(1)(D)(ii)(II) of the Code and Treasury Regulations Sections 1.6417-2(b)(4)(iii) and 1.6417-3(e)(3)(ii).

“Tax-Exempt Entity” shall mean (a) an organization that is exempt from tax imposed by chapter 1 of the Code; (b) the United States or any possession thereof, any State (including the District of Columbia) or political subdivision thereof, any international organization (as defined in Section 7701(a)(18) of the Code), or any agency or instrumentality of the foregoing; (c) any non-United States person or entity; (d) any Indian tribal government described in Section 7701(a)(40) of the Code; (e) any “tax-exempt controlled entity” as defined in Section 168(h)(6)(F)(iii) of the Code; and (f) any pass-through entity for U.S. federal income tax purposes whose direct or indirect owners are described in clause (a), (b), (c), (d) or (e); provided, however, that any such Person described in clauses (a) – (f) shall not be considered a Tax-Exempt Entity to the extent that (i) (A) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from the Company for that Person, or (B) the Person is described within clause (c) of this definition, and the exception under Section 168(h)(2)(B)(i) of the Code applies with respect to the income from the Company for that Person and (ii) the Board of Directors determines the exceptions described in clause (i) are permitted to be utilized in connection with the Project.

“Treasury Regulations” means the final or temporary regulations promulgated by the United States Department of the Treasury under the Code.

ARTICLE I

PARTNERSHIP REPRESENTATIVE

1.1 Designation. The Board of Directors shall appoint the Company’s partnership representative under Section 6223 of the Code (the “Partnership Representative”) and the following shall apply:

(a) The initial Partnership Representative shall be Manager. If the Partnership Representative is an entity, the Partnership Representative shall appoint a “designated individual” within the meaning of Treasury Regulation Section 301.6223-1 (the “Designated Individual”) to act on the entity’s behalf and such Designated Individual shall be entitled to exercise all rights and powers granted to the Partnership Representative under this Agreement.

(b) The Partnership Representative is hereby authorized to take such actions and to execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by Sections 6221 through 6241 of the Code (together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting such sections of the Code and any analogous provision of state, local or non-U.S. law), including a “push-out” election under Section 6226 of the Code or any analogous election under state, local or non-U.S. tax law or in connection with any other tax proceeding. The Partnership Representative shall inform Members as to the status of any material tax proceeding involving the Company. Each Member shall cooperate with the Partnership Representative and do or refrain from doing any or all things requested by the Partnership Representative and approved by the Manager (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. No Member shall have any claim against the Partnership Representative or the Company for any actions taken (or any failures to take action) by such Persons in good faith. All reasonable, documented costs and expenses incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

ARTICLE II

PARTNERSHIP TAX STATUS; TAX ELECTIONS AND RETURNS

2.1 Partnership Tax Status. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved by the Board of Directors with Specified Approval, neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law; provided, however, that nothing in this Agreement shall be deemed to create a partnership for any other purpose.

2.2	Tax Elections.

(a) Required Company Elections. On the appropriate forms or tax returns the Company shall:

(i) adopt the calendar year as the Company’s fiscal year, if permitted under the Code;

(ii) adopt the accrual method of accounting for U.S. federal income tax purposes; and

(iii) elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b).

(b) Other Company Elections. Elections required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Board of Directors; provided that, notwithstanding anything to the contrary contained in this Agreement, the following elections or actions with respect to the Company or any Subsidiary, as applicable, shall require Specified Approval: (i) the making of any election to treat the Company as an entity other than a “partnership” for U.S. federal, state or local income tax purposes or the taking of any other action that would cause the Company to be treated as an entity other than a “partnership” for U.S. federal, state or local income tax purposes; (ii) the making of any election to treat Subsidiaries formed or organized within the United States or any political subdivision thereof as not disregarded as separate from their owner; (iii) the adoption of a method of accounting which is not the accrual method of accounting or a change in any material method of accounting previously adopted, unless required by Law; (iv) the adoption of a taxable year, consistent with Section 706 of the Code; and (v) the making of any election to adopt a tax allocation method for purposes of Section 3.4 other than the traditional method under Section 1.704-3(b) of the Treasury Regulations with respect to property of the Company or any Subsidiary.

2.3 Tax Returns2.4 . The Company shall prepare and timely file all U.S. federal, state, local and foreign tax and information returns required to be filed by the Company. Unless otherwise determined by the Board of Directors, any income tax return of the Company shall be prepared by an independent certified public accounting firm selected by the Board of Directors. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall deliver to each Member as soon as applicable after the end of each calendar year, but in any event before August 31 of the subsequent year, an IRS Schedule K-1 together with such additional information as may be required by the Members (or their owners) in order to file their individual returns reflecting the Company’s operations. The Company shall also use commercially reasonable efforts to (a) provide the Members with an estimate of its share of the Company’s taxable income for each fiscal year by January 31 of the subsequent fiscal year, including an estimate of state and local apportionment information and (b) cause an estimated IRS Schedule K-1 or any successor form to be prepared and delivered to the Members for each fiscal year by March 31 of the subsequent fiscal year, including any appropriate state and local apportionment information. The Company shall bear the costs of the preparation and filing of such Company tax returns and forms.

ARTICLE III

ALLOCATIONS OF PROFITS AND LOSSES

3.1 Allocations of Profits and Losses. After giving effect to the allocations under Section 3.2, Profits and Losses (and to the extent determined necessary and appropriate by the Board of Directors to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for each Allocation Period shall be allocated among the Members during such Allocation Period, in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all allocations under Section 3.2 and all distributions through the end of such Allocation Period) to equal, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities) and all remaining or resulting cash were distributed to the Members under Section 8.1 of the Agreement, minus (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

3.2 Special Tax Allocations. The following allocations shall be made in the following order:

(a) Nonrecourse deductions within the meaning of Treasury Regulation Section 1.704-2(b)(1) (“Nonrecourse Deductions”) shall be allocated to the Members as determined by the Board of Directors, to the extent permitted by the Treasury Regulations.

(b) Partner nonrecourse deductions (within the meaning of Treasury Regulation Section 1.704-2(i)(1)) (“Member Nonrecourse Deductions”) attributable to Member Nonrecourse Debt (as defined below) shall be allocated to the Members bearing the economic risk of loss (within the meaning of Treasury Regulation Section 1.752-2(a)) for such member nonrecourse debt as determined under Treasury Regulation Section 1.704-2(b)(4) (“Member Nonrecourse Debt”). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 3.2(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision hereof to the contrary, if there is a net decrease in partnership minimum gain within the meaning of Treasury Regulation Section 1.704-2(b)(2) and 1.704-2(d) (“Minimum Gain”) for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 3.2(c)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 3.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any provision hereof to the contrary except Section 3.2(c) (dealing with Minimum Gain), if there is a net decrease in partnership nonrecourse debt minimum gain within the meaning of Treasury Regulation Section 1.704-2(i)(2) (“Member Nonrecourse Debt Minimum Gain”) for an Allocation Period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 3.2(d)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 3.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Sections 3.2(a) and 3.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 3.2(e) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account.

(f) Notwithstanding any provision hereof to the contrary except Sections 3.2(c) and 3.2(d), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible; provided, however, that an allocation pursuant to this Section 3.2(f) shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account balance after all other allocations provided for in this Article III have been tentatively made as if this Section 3.2(f) were not in this Agreement. This Section 3.2(f) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g) In the event that any Member has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company gross income and gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 3.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article III have been tentatively made as if Section 3.2(f) and this Section 3.2(g) were not in this Schedule “E”.

(h) To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s

Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i) Items of income, gain, loss, expense or credit resulting from a covered audit adjustment resulting in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law shall be allocated to the Members in accordance with the applicable provisions of Sections 6221 through 6241 of the Code (together with any Treasury Regulations, Revenue Rulings, and case law interpreting such sections of the Code and any analogous provision of state, local or non-U.S. law).

(j) To the extent there is a reduction in the total cost recovery deductions available to the Company in any fiscal year as a result of the application of Section 168(h) of the Code in connection with any Member that is a Tax-Exempt Entity, each Member that is not a Tax-Exempt Entity shall be specially allocated an amount of depreciation equal to the amount such Member would have received if Section 168(h) of the Code did not apply to the Company to the extent permitted by applicable Law.

3.3 Income Tax Allocations.

(a) All items of income, gain, loss and deduction for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Section 3.1 or 3.2, except as otherwise provided in this Section 3.3 or Section 3.4.

(b) In accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Book Values), income, gain, deduction and loss with respect to any Company property having a Book Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members in order to account for any such difference using the “traditional method” under Treasury Regulations Section 1.704-3(b) or such other method or methods as determined by the Board of Directors to be appropriate and in accordance with the applicable Treasury Regulations.

(c) Any (i) recapture of depreciation or any other item of deduction (including, to the extent applicable, recapture of exploration expenses under Section 617(b)(1)(A) of the Code and any disallowance of depletion under Section 617(b)(1)(B) of the Code) shall be allocated, in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable law.

(d) Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e) Allocations pursuant to this Section 3.3 are solely for purposes of U.S. federal, state and local taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(f) If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

3.4 Depletion Deductions. Excess percentage depletion deductions with respect to depletable property shall be allocated to the Members in accordance with the allocation of gross income from the property (as determined under Section 613(c) of the Code) from which such deductions are derived in accordance with Treasury Regulation Section 1.704-1(b)(4)(iii). The term “excess percentage depletion” shall mean the excess, if any, of deductions for percentage depletion as determined under Section 613 of the Code over the adjusted tax basis of the depletable property.

ARTICLE IV

CAPITAL ACCOUNTS

4.1 Capital Accounts. A separate Capital Account shall be established and maintained for each Member.

(a) Maintenance of Capital Accounts. Each Member’s Capital Account shall be maintained in accordance with the provisions of Treasury Regulation Section 1.704 1(b)(2)(iv). Each Member’s Capital Account (1) shall be increased by (a) the amount of money contributed by such Member to the Company, (b) the initial Book Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume, or take subject to, under Code Section 752), (c) allocations to such Member of Profits pursuant to Section 3.1 and any other items of income or gain allocated to such Member pursuant to Section 3.2, and (d) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv); and (2) shall be decreased by (a) the amount of money distributed to such Member by the Company, (b) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume, or take subject to, under Code Section 752), (c) allocations to such Member of Losses pursuant to Section 3.1 and any other items of loss or deduction allocated to such Member pursuant to Section 3.2, and (d) any other decreases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b) Transfer of Interest. If any interest in the Company is Transferred, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred interest in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(c) No Obligation to Restore. Except as otherwise required by applicable law, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

4.2 Fair Market Values. For purposes of this Schedule “E”, the fair market values of any Assets as of the time of determination shall be determined by the Board of Directors after consulting the Company’s independent certified public accountants or other valuation experts as chosen in the discretion of the Board of Directors.

4.3 Modifications. This Article IV and the other provisions of this Schedule “E” relating to the maintenance of Capital Accounts and allocations of items of Profits and Losses are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with those Treasury Regulations. If the Board of Directors determines that it is prudent to modify the manner in which Capital Accounts, or any increases or decreases to Capital Accounts, are computed in order to comply with such Treasury Regulations, then the Board of Directors may make such prudent modifications if the modifications are not likely to have a material effect on the amount distributable to any Member upon liquidation of the Company under Section 9.2 of the Agreement.

ARTICLE V

IRA TAX CREDITS

5.1 Credit Transfers.

(a) For each taxable year for which a Direct Pay Election has not been determined to be made or is no longer in effect for a particular facility pursuant to Section 5.2(a), but subject to Section 5.1(i), GM shall determine, in its sole discretion, the portion of GM’s Eligible Credit Amount to be transferred in a GM Credit Transfer Transaction, and the portion of GM’s Eligible Credit Amount to be retained and allocated to GM, pursuant to Treasury Regulation Section 1.6418-3(b)(2).

(b) For each taxable year for which a Direct Pay Election has not been determined to be made or is no longer in effect for a particular facility pursuant to Section 5.2(a), but subject to Section 5.1(i), LAC shall determine, in its sole discretion, the portion of LAC’s Eligible Credit Amount to be transferred in a LAC Credit Transfer Transaction and the portion to be retained and allocated to LAC, pursuant to Treasury Regulation Section 1.6418-3(b)(2).

(c) For each taxable year for which a Direct Pay Election has not been determined to be made or is no longer in effect for a particular facility pursuant to Section 5.2(a) and subject to Section 5.1(i), if any portion of the Company’s PTCs could be considered an eligible credit amount of the DOE under Treasury Regulation Section 1.6418-3(b)(2)(i), such amount will be deemed to constitute GM’s Eligible Credit Amount and LAC’s Eligible Credit Amount in proportion to GM’s Eligible Credit Amount and LAC’s Eligible Credit Amount determined without application of this Section 5.1(c).

(d) Notwithstanding any provision of this Agreement to the contrary and subject to Section 5.1(j), the Credit Transfer Member, in its sole discretion and at its own expense, shall have the authority to act on behalf of the Company and bind the Company (and cause the Company to bind any Subsidiary), without the need for approval by or any consent from any other Member, or the Board of Directors or Partnership Representative, with respect to all matters related to a Credit Transfer Transaction, including: (i) the decision as to whether to enter into any Credit Transfer Transaction, (ii) the selection of the Credit Transferee or Credit Transferees for any Credit Transfer Transaction; (iii) the determination of the amount of PTCs to transfer for any applicable year, subject to Sections 5.1(a) or (b), as applicable; (iv) all communications and negotiations regarding a potential Credit Transfer Transaction with any potential Credit Transferee or its affiliates or representatives; and (v) all decisions as to whether to enter into any Credit Transfer Preliminary Agreement, provided, that any potential Credit Transferee must agree to be bound by the terms of Section 13.1 of this Agreement (determined as if PTCs were assets of the Credit Transfer Member) prior to receiving any Confidential Information; (vi) the terms and drafting of any letter of intent, memorandum of understanding, term sheet, or other non-binding document transmitted to or entered into with one or more potential Credit Transferees in contemplation of a Credit Transfer Transaction; (vii) the terms of any Credit Transfer Transaction; (viii) the drafting of any Credit Transfer Document; (ix) all decisions as to whether to amend a Credit Transfer Preliminary Agreement or Credit Transfer Document following execution, and the terms and definitive documentation of any such amendment; (x) the obtainment of any tax opinion from the Credit Transfer Member’s counsel in connection with a Credit Transfer Transaction; (xi) the procurement of tax insurance coverage in favor of any Credit Transferee, Affiliate of a Credit Transferee, the Company or the Credit Transfer Member in connection with a Credit Transfer Transaction; (xii) in the case of GM, the establishment of the GM PTC Proceeds Escrow Account, as set forth in Section 5.3(a); (xiii) in the case of LAC, the establishment of the LAC PTC Proceeds Escrow Account, as set forth in Section 5.3(a); and (xiv) defending against any claims asserted against the Company or any Subsidiary arising from a Credit Transfer Transaction or Credit Transfer Preliminary Agreement.

(e) Notwithstanding any provision of this Agreement to the contrary, the Company (acting through the Partnership Representative, as required) shall take the following actions related to a Credit Transfer Transaction, in accordance with any direction provided by the Credit Transfer Member: (i) making any elections under Section 6418 of the Code, in accordance with the rules set forth in Treasury Regulations Section 1.6418-3(d); (ii) preparing and submitting all filings of any nature made to any Governmental Authority in connection with a Credit Transfer Transaction, in accordance with the rules set forth in Treasury Regulations Section 1.6418-3(d)(2), 1.6418-2(b), and 1.6418-4; (iii) keeping all records and documentation related to a Credit Transfer Transaction, including Required Minimum Documentation; (iv) providing all information requested by the Credit Transfer Member concerning the ownership of the Company by the other Members and their respective Affiliates for purposes of establishing whether a Credit Transferee is related to the Company for purposes of Section 6418(a) of the Code and Treasury Regulation Section 1.6418-1(m), and all other information reasonably requested by the Credit Transfer Member that is relevant to a potential or actual Credit Transfer Transaction; (v) providing Required Minimum Documentation to any Credit Transferee to the extent required by Treasury Regulation Section 1.6418-2(b)(5); (vi) maintaining tax insurance coverage in favor of any Credit Transferee, Affiliate of a Credit Transferee, the Company or the Credit Transfer Member in connection with a Credit Transfer Transaction; (vii) ensuring the compliance of the Company and each Subsidiary with the terms and conditions of a Credit Transfer Transaction; and (viii) enforcing compliance with the terms and conditions of a Credit Transfer Transaction by any Credit Transferee or other party to such transaction.

(f) Notwithstanding any provision of this Agreement to the contrary, neither the Company nor the Partnership Representative may take any action relating to the matters described in Section 5.1(d) or Section 5.1(e)(i) on behalf of the Company (and shall not cause any Subsidiary or Affiliate to take any action relating to such matters) without the direction or express approval of the Credit Transfer Member. The Company shall (and shall cause its Subsidiaries to) comply with the terms and obligations of any Credit Transfer Preliminary Agreement or Credit Transfer Document.

(g) Notwithstanding any provision of this Agreement to the contrary and subject to Section 5.1(j), in connection with the matters described in Section 5.1(d) and Section 5.1(e), the Credit Transfer Member shall have the authority to bind the Company (and to cause the Company to bind any Subsidiary) in making contracts and incurring obligations in the name of the Company or any Subsidiary, as applicable, without the need for approval by or any other consent from any other Member, or the Board of Directors or Partnership Representative. The Credit Transfer Member shall reimburse the Company or any Subsidiary, as applicable, for reasonable and documented costs and expenses incurred in connection with the matters described in Section 5.1(d) or Section 5.1(e).

(h) Subject to Section 5.1(j), immediately upon receipt, (i) all Credit Transfer Proceeds from a GM Credit Transfer Transaction shall be deposited into the GM PTC Proceeds Escrow Account and (ii) all Credit Transfer Proceeds from a LAC Credit Transfer Transaction shall be deposited into the LAC PTC Proceeds Escrow Account. All funds in the PTC Proceeds Escrow Accounts shall be distributed in accordance with Section 5.3(b)(i) or treated as an offset to a capital call obligation in accordance with Section 5.3(b)(ii).

(i) Notwithstanding anything to the contrary in this Agreement:

(i) Subject to Section 5.1(j), no Credit Transfer Proceeds may be used by the Company for any purpose other than for distribution to the Members in accordance with Section 5.3(b)(i) or for treatment as an offset to a capital call obligation by a member in accordance with Section 5.3(b)(ii). For the avoidance of doubt, except as provided in Section 5.1(j), no provisions of this Agreement that limit the ability of the Company to distribute certain amounts to one or more Members shall apply to the distribution of Credit Transfer Proceeds.

(ii) Until the Release Date, if the Company receives any indemnity payments or insurance proceeds (including any tax gross-up) that compensate for the loss of any Credit Transfer Proceeds from a Credit Transfer Transaction and that are not otherwise payable to the Credit Transferee, such indemnity payments or insurance proceeds (including any tax gross-up) shall be deposited into the Revenue Account, and the provisions of Section 5.1(j) shall apply to such amount. Except as provided in the preceding sentence, (A) if the Company receives any indemnity payments or insurance proceeds (including any tax gross-up) that compensate for the loss of any Credit Transfer Proceeds from a GM Credit Transfer Transaction, such indemnity proceeds or insurance proceeds (including any tax gross-up) shall be deposited into the GM PTC Proceeds Escrow Account, and the provisions of this Section 5.1(i) and Section 5.3 shall apply to such amount, and (B) if the Company receives any indemnity payments or insurance proceeds (including any tax gross-up) that compensate for the loss of any Credit Transfer Proceeds from a LAC Credit Transfer Transaction, such indemnity proceeds or insurance proceeds (including any tax gross-up) shall be deposited into the LAC PTC Proceeds Escrow Account, and the provisions of this Section 5.1(i) and Section 5.3 shall apply to such amount.

(iii) All costs incurred by the Company in connection with a Credit Transfer Transaction (including any costs incurred in indemnifying any Credit Transferee), whether related to an “excessive credit transfer” (as defined in Section 6418(g)(2)(C) of the Code) or otherwise, and all related reporting and administration costs (including all costs pursuant to the Company’s obligations under Section 5.1(e)), shall be reimbursed by (A) GM, to the extent such costs were incurred with respect to a GM Credit Transfer Transaction or (B) LAC, to the extent such costs were incurred with respect to an LAC Credit Transfer Transaction, within twenty (20) Business Days of written notice to GM or LAC, as applicable, of the costs incurred by the Company or any Subsidiary and each Credit Transfer Member shall indemnify and hold harmless the Company, any Subsidiary, and the other Members for any losses, liabilities, costs or expenses incurred in connection with such Credit Transfer Member’s Credit Transfer Transaction.

(j) Until the Release Date and subject to and in compliance with the terms of the DOE Loan, all PTCs will be monetized by the Company either pursuant to a Direct Pay Election or a Credit Transfer Transaction, and neither GM nor LAC will be permitted to specify any amount of PTCs to be retained by the Company and allocated to such Member. All amounts received with respect to any such PTC monetization transaction from the Prior Agreement Date until the Release Date will promptly be deposited into the Revenue Account. Any transfers from the Revenue Account will be distributed pursuant to Section 9.1(a) of this Agreement. For the avoidance of doubt, until the Release Date, the provisions of Section 5.3 of this Agreement shall not be applicable.

(k) For each taxable year for which a Direct Pay Election has not been determined to be made or is no longer in effect for a particular facility pursuant to Section 5.2(a), GM and LAC will consider jointly marketing the PTCs to maximize Credit Transfer Proceeds on the most favorable terms and conditions. Subject to Section 5.1(j), if GM and LAC cannot reach agreement on a joint marketing approach, GM will be permitted separately transact with respect to GM’s Eligible Credit Amount and LAC will be permitted to separately transact with respect to LAC’s Eligible Credit Amount.

5.2 Direct Pay.

(a) Notwithstanding anything to the contrary in this Agreement, for each taxable year, with Specified Approval, the Company (acting through the Partnership Representative, if required) shall make or forego making any election under Section 6417 of the Code or the Treasury Regulations promulgated thereunder, including any Direct Pay Election or any Revocation Election as so directed by such Specified Approval. Further, the applicable Members, and the DOE in respect of the JV Warrant if applicable, shall provide the written consent and direction pursuant to this Section 5.2(a) by April 30 of each taxable year. The Members acknowledge and agree that any determination to forego making a Direct Pay Election, or the absence of a determination to make a Direct Pay Election by April 30 of a taxable year, constitutes a determination by the Members, subject to Section 5.1(j), to pursue credit transfers or allocations in accordance with Section 5.1 with respect to such taxable year.

(b) Notwithstanding any provision of this Agreement to the contrary but consistent with the direction set forth in Section 5.2(a), the Partnership Representative, at the Company’s expense, shall have the authority to act on behalf of the Company and bind the Company (and cause the Company to bind any Subsidiary), without the need for approval by or consent from any other Member, or the Board of Directors, with respect to all matters related to a Direct Pay Election or a Revocation Election, including: (i) the obtainment of any tax opinion from counsel in connection with such Direct Pay Election or Revocation Election; (ii) the procurement of tax insurance coverage in favor of GM, LAC or the Company in connection with such Direct Pay Election or Revocation Election; and (iii) defending against any claims asserted against the Company or any Subsidiary arising from such Direct Pay Election or Revocation Election; provided, however, that (y) any Person whose consent would be required in connection with a Specified Approval shall be given a reasonable opportunity to review such tax opinion or insurance coverage prior to delivery or obtainment thereof, as applicable, and reasonably discuss such tax opinion or insurance policy, or any questions arising therefrom, with the counsel selected by the Partnership Representative to provide such opinion or review and present comments at the Company’s expense; and (z) the Company shall not, and shall cause any Subsidiary not to, settle, compromise, discharge, or withdraw any such claim without the prior written consent of any Person whose consent would be required in connection with a Specified Approval (not to be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding any provision of this Agreement to the contrary, the Company (acting through the Partnership Representative, as required) shall take the following actions related to a Direct Pay Election or a Revocation Election, in accordance with and consistent with the approval or consent of the Members: (i) completing pre-filing registration in accordance with the requirements set forth in Treasury Regulation Section 1.6417-5; (ii) making any elections under Section 6417 of the Code and the Treasury Regulations promulgated thereunder (to the extent otherwise consistent with Section 5.2(a)); (iii) preparing and submitting all filings of any nature made to any Governmental Authority in connection with such Direct Pay Election or Revocation Election (to the extent otherwise consistent with Section 5.2(a)); (iv) keeping all records and documentation related to such Direct Pay Election or Revocation Election; (v) providing all information reasonably requested by GM or LAC that is relevant to a potential or actual Direct Pay Election or Revocation Election; (vi) maintaining tax insurance coverage in favor of GM, LAC, or the Company in connection with such Direct Pay Election or Revocation Election (to the extent otherwise consistent with Section 5.2(a)); and (vii) ensuring the compliance of the Company and each Subsidiary with the terms and conditions of such Direct Pay Election or Revocation Election. The Company shall provide to each Member a copy of any filings made hereunder, including but not limited to the declared documentations such as Direct Pay Election and Revocation Election.

(d) Notwithstanding any provision of this Agreement to the contrary, neither the Company nor the Partnership Representative may take any action relating to the matters described in Section 5.2(b) or Section 5.2(c) on behalf of the Company (and shall not cause any Subsidiary to take any action relating to such matters) without the direction or express approval of any Person whose consent would be required in connection with a Specified Approval.

(e) Subject to Section 5.1(j), immediately upon receipt of Direct Pay Proceeds, the Direct Pay Distribution Amount shall be deposited into the GM PTC Proceeds Escrow Account and the LAC PTC Proceeds Escrow Account pro rata in accordance with such Member’s interest in the Company (with any Direct Pay Proceeds allocable to DOE’s interest in the Company divided between LAC and GM pro rata, based on their interests in the Company), taking into account as appropriate any variations in such Member’s interest in the Company for the year in which the PTCs were generated to which the Direct Pay Proceeds relate. All funds in the PTC Proceeds Escrow Accounts shall be distributed in accordance with Section 5.3(b)(i) or treated as an offset to a capital call obligation in accordance with Section 5.3(b)(ii).

(f) Notwithstanding anything to the contrary in this Agreement:

(i) Subject to Section 5.1(j), no Direct Pay Proceeds may be used by the Company for any purpose other than for distribution to the Members in accordance with Section 5.3(b)(i) or for treatment as an offset to a capital call obligation by a Member in accordance with Section 5.3(b)(ii). For the avoidance of doubt, except as provided in Section 5.1(j), no provisions of this Agreement that limit the ability of the Company to distribute certain amounts to one or Members shall apply to the distribution of Direct Pay Proceeds.

(ii) Until the Release Date, if the Company receives any indemnity payments or insurance proceeds (including any tax gross-up) that compensate for the loss of any Direct Pay Proceeds and that are not otherwise payable to the IRS, such proceeds shall be deposited in the Revenue Account, and the provisions of Section 5.1(j) shall apply to such amount. Except as provided in the preceding sentence, if the Company receives any indemnity payments or insurance proceeds (including any tax gross-up) that compensate for the loss of any Direct Pay Proceeds, such proceeds shall (A) first be deposited into the GM PTC Proceeds Escrow Account or LAC PTC Proceeds Escrow Account, as applicable, in proportion to the relevant Member’s tax liability (including penalties and interest) relating to the event giving rise to such indemnity payments or insurance proceeds (including any tax gross-up), but only to the extent of such tax liability, and (B) thereafter, pro rata in accordance with such Member’s interest in the Company, taking into account as appropriate any variations in such Member’s interest in the Company for the year in which the PTCs were generated to which the Direct Pay Proceeds relate, and the provisions of this Section 5.2(f) and Section 5.3 shall apply to such amounts.

(iii) For the avoidance of doubt, any Direct Pay Election made pursuant to this Section 5.2 with respect to any facility will apply to both GM’s Eligible Credit Amount and LAC’s Eligible Credit Amount arising from such facility and no elections shall be made pursuant to Section 5.1 with respect to either GM’s Eligible Credit Amount and LAC’s Eligible Credit Amount arising from such facility for any periods in which a Direct Pay Election is in effect with respect to that facility.

5.3 PTC Proceeds Escrow Accounts.

(a) After the Release Date, prior to any subsequent GM Credit Transfer Transaction or any Direct Pay Election, the Company shall establish an escrow account with terms and conditions (including with respect to the release of funds) satisfactory to GM in its sole discretion (the “GM PTC Proceeds Escrow Account”). After the Release Date, prior to any subsequent LAC Credit Transfer Transaction or any Direct Pay Election, the Company shall establish an escrow account with terms and conditions (including with respect to the release of funds) satisfactory to LAC in its sole discretion (the “LAC PTC Proceeds Escrow Account” and, together with the GM PTC Proceeds Escrow Account, the “PTC Proceeds Escrow Accounts”).

(b) Notwithstanding anything to the contrary in this Agreement:

(i) At the direction of GM, the Company shall distribute to GM any portion of the funds then available in the GM PTC Proceeds Escrow Account, retain any portion of such funds, or use such funds in the manner described in Section 5.3(b)(ii). At the direction of LAC, the Company shall distribute to LAC any portion of the funds then available in the LAC PTC Proceeds Escrow Account, retain any portion of such funds, or use such funds in the manner described in Section 5.3(b)(ii).

(ii) At the direction of GM, and in GM’s sole discretion, the Company shall treat any portion of the funds then available in the GM PTC Proceeds Escrow Account as an offset to an obligation for GM to make a Capital Contribution upon a capital call. For purposes of Section 3.2 or Section 3.3 of the Agreement, such amount shall be deemed contributed by GM. At the direction of LAC, and in LAC’s sole discretion, the Company shall treat any portion of the funds then available in the LAC PTC Proceeds Escrow Account as an offset to an obligation for LAC to make a Capital Contribution upon a capital call. For purposes of Section 3.2 or Section 3.3 of the Agreement, such amount shall be deemed contributed by LAC. For the avoidance of doubt, any amount distributed to a Credit Transfer Member pursuant to Section 5.3(b)(i) shall not be eligible to offset a capital call obligation pursuant to this Section 5.3(b)(ii). If a Member desires to distribute the PTCs by any other method, the Members shall discuss in good faith and not unreasonably withhold consent.

SCHEDULE “F”

PROJECT

[***]

F-1

SCHEDULE “G”

INITIAL APPROVED PROGRAM AND BUDGET

[***]

G-1

SCHEDULE “H”

COMPLIANCE COVENANTS

1.1	Anti-Bribery and Corruption Compliance

For so long as GM or an Affiliate thereof is a Member, and in connection with the Company carrying out its related responsibilities:

(a)	the Company shall cause its employees, directors, officers, and to the best of its ability, agents, and any Person acting on its behalf to comply, with applicable Anti-Corruption Laws;

(b)	neither the Company, the Subsidiaries, nor any of its or their employees, directors, officers, or to the knowledge of the Company, any agents, or any Person acting on its behalf shall:

(i)

give, promise to give, or offer to give, any payment, loan, gift, donation, or anything else of value (including a facilitation payment) directly or indirectly, whether in cash or in kind, to or for the benefit of, any Government Official or any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such Government Official or to any other Person for the purpose of: (A) improperly influencing any action or decision of any Government Official in their official capacity, including a decision to fail to perform official functions, (B) inducing any Government Official or other Person to act in violation of their lawful duty, (C) securing any improper advantage or (D) persuading any Government Official or other Person to use their influence with any Governmental Authority or any government-owned Person to effect or influence any act or decision of such Governmental Authority or government-owned Person;

(ii)

accept, receive, agree to accept, or authorize the acceptance of any contribution, payment, gift, entertainment, money, anything of value, or other advantage in violation of applicable Anti-Corruption Laws; and

(c)

the Company shall (and shall cause its Subsidiaries to) institute and maintain risk-based compliance program with policies, procedures, internal controls, training, monitoring, oversight with appropriate resourcing which is reasonably designed to ensure compliance with all applicable Anti-Corruption Laws following guidance provided by the U.S. Department of Justice including records of payments to third parties (including, without limitation, agents, consultants, representatives, and distributors) and Government Officials. As soon as practicable after the date of this Agreement, and in any event within thirty (30) days after the date on which the Company adopts an anti-corruption compliance policy, the Company shall provide a copy of such policy to the Members, together with the resolutions of the Board of Directors or other relevant official document evidencing the Company’s adoption of such policy. Upon reasonable request, the Company agrees to provide responsive information to a Member concerning its compliance with Anti-Corruption Laws. The Company shall promptly notify the Members if the Company becomes aware of any material violation of Anti-Corruption Laws.

1.2	Trade and Sanctions Compliance

(a)	For so long as GM or an Affiliate thereof is a Member, and in connection with the Company carrying out its related responsibilities:

(i)

the Company shall and shall cause its Subsidiaries and its and their respective employees, directors, officers, and to the best of its ability, its and their respective agents, and any Person acting on its or their behalf to comply with all applicable Sanctions;

(ii)

the Company shall (and shall cause its Subsidiaries to) maintain a risk-based compliance program to ensure compliance with Sanctions by itself, its Subsidiaries, and each of their respective directors, officers, and employees, and any other Person acting on their respective behalf. The compliance program shall include risk-based policies, procedures, controls, training, monitoring, oversight and appropriate resourcing following guidance provided by OFAC, BIS and any other relevant Sanctions Authority. As soon as practicable after the date of this Agreement, and in any event within thirty (30) days after the date on which the Company adopts such policy, the Company shall provide a copy of such policy to the Members, together with the resolutions of the Board of Directors or other relevant official document evidencing the Company’s adoption of such policy. Upon reasonable request, the Company agrees to provide responsive information to the Members concerning its compliance with Sanctions. The Company shall promptly notify the Members if the Company becomes aware of any material violation of Sanctions;

(iii)

the Company shall not, and shall cause its Subsidiaries and its and their respective employees, directors or officers not to conduct any business transaction or activity with a Sanctioned Person or Sanctioned Territory; and

(iv)

neither the Company, nor any of its Subsidiaries or their respective directors, officers, or employees: (i) shall be a Sanctioned Person; or (ii) to the best knowledge of the Company, shall act under the direction of, on behalf of, or for the benefit of a Sanctioned Person.

(b)	As of the date of this Agreement:

(i)

neither the Company, nor any of its Subsidiaries, or its or their respective employees, directors or officers conducts any business transaction or activity with a Sanctioned Person or Sanctioned Territory; and

(ii)

neither the Company, nor any of its Subsidiaries or their respective directors, officers, or employees, nor any direct or, to the knowledge of the Company, indirect owner of one percent (1%) or more interest in the Company as of the date of this Agreement, or any direct or, to the knowledge of the Company, indirect owner that may acquire five percent (5%) or more interest in the Company after the date of this Agreement: (i) is a Sanctioned Person; or (ii) to the best knowledge of the Company, acts under the direction of, on behalf of, or for the benefit of a Sanctioned Person.

(c)

This Section 6.2 shall not be interpreted or applied in relation to the Company to the extent that the representations made under this Section 6.2 violate, or would result in a breach of the Foreign Extraterritorial Measures Act (Canada).

1.3	Anti-Money Laundering Compliance

For so long as GM or an Affiliate thereof is a Member, and in connection with the Company carrying out its related responsibilities:

(a)

the Company shall, and shall cause its Subsidiaries to, and its and their respective employees, directors, officers, and to the best of its ability its agents, and any Person acting on its behalf to, comply with all applicable Anti-Money Laundering Laws; and

(b)

the Company shall (and shall cause its Subsidiaries to) maintain policies, procedures, and internal controls designed to ensure compliance with any applicable Anti-Money Laundering Laws by itself, its Subsidiaries’ and each of their respective directors, officers, and employees, and any other Person acting on their respective behalf.

1.4	Restrictions on Transactions with an FEOC.

For so long as GM or an Affiliate thereof is a Member, the Company shall not, and shall cause each of its Subsidiaries to not, and each other Member shall not, and shall cause each of its Affiliates to not, without GM’s prior written consent:

(a)	enter into any agreement in respect of, or otherwise support or recommend, a direct or indirect equity investment in the Company from, or any change of control to, a Sanctioned Person or a FEOC;

(b)

conduct any business transaction or activity with a FEOC to the extent such business transaction or activity would disqualify vehicles incorporating the offtake purchased by GM from the Company from being eligible for tax credits under the Inflation Reduction Act of 2022, as amended;

(c)	enter into any agreement in respect of, or otherwise support or recommend, any of the following transactions with a Sanctioned Person or FEOC:

(i)	a direct or indirect equity investment in an Affiliate of the Company that directly or indirectly owns the assets of the Project, including a joint venture with respect to the Project;

(ii)

the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of the Project; or

(iii)	the acquisition, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Project.

SCHEDULE “I”

GM PHASE 2 OFFTAKE AGREEMENT

[See attached.]

I-1

SCHEDULE “J”

DILUTION MODEL

[***]

J-1

SCHEDULE “K”

LIFE-OF-MINE RIGHTS

[***]

K-1

SCHEDULE “L”

SUMMARY OF FINALIZED SOURCES & USES

[***]

L-1

SCHEDULE “M”

EMPLOYEE INCENTIVE PLAN SUMMARY TERMS

[See attached.]

M-1

SCHEDULE “N”

GM SUPPLY CHAIN POLICY

[See attached.]

N-1

SCHEDULE “O”

ILLUSTRATIVE ACCRUED MANAGEMENT COSTS EXAMPLES

[***]

O-1